                                                                    EXHIBIT 10.1

                                                                  CONFORMED COPY



             PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT

                                by and between

                         MELLON FINANCIAL CORPORATION

                                      and

                        CITIZENS FINANCIAL GROUP, INC.

                                     as of

                                 July 16, 2001

                                                                  CONFORMED COPY

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I - DEFINITIONS...................................................   4
     1.1.  Definitions....................................................   4
     1.2.  Affiliates.....................................................  18

ARTICLE II - TERMS OF PURCHASE AND ASSUMPTION.............................  19
     2.1.  Purchase and Sale of Assets....................................  19
     2.2.  Assumption of Liabilities......................................  21
     2.3.  Purchase Price.................................................  22
     2.4.  Consideration for Assumption of Liabilities....................  23
     2.5.  Arrangements With Respect to IRAs and Keogh Plans..............  23
     2.6.  Adjustment for Expenses, Prepayments and Fees..................  23
     2.7.  Fair Market Value..............................................  24
     2.8.  Valuation of Derivatives.......................................  24
     2.9.  Overdraft Repurchases..........................................  25
     2.10. Potential Runoff Customers Payment.............................  25
     2.11. Illustrative Calculation of Purchase Price.....................  26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER....................  26
     3.1.  Organization and Related Matters...............................  26
     3.2.  Authorization; Good Title......................................  26
     3.3.  Compliance with Laws and Regulations...........................  27
     3.4.  Tenants; Leased Premises.......................................  27
     3.5.  Owned Real Premises............................................  28
     3.6.  No Breaches of Statute or Contract; Required Consents..........  29
     3.7.  Litigation and Related Matters.................................  30
     3.8.  Assumed Deposits...............................................  30
     3.9.  Personal Property..............................................  30
     3.10. Loans..........................................................  30
     3.11. Letters of Credit..............................................  34
     3.12. Contracts......................................................  34
     3.13. Other Assets...................................................  34
     3.14. Other Liabilities..............................................  34
     3.15. Absence of Certain Changes.....................................  35
     3.16. Intellectual Property Assets...................................  35
     3.17. Governmental Notices...........................................  35
     3.18. No Broker's or Finder's Fees...................................  36
     3.19. Community Reinvestment Act; Regulatory Matters.................  36
     3.20. Labor Contracts and Relations..................................  36
     3.21. Investment Products; Personnel.................................  36
     3.22. Employee Benefit Plans.........................................  36
     3.23. Properties and Assets..........................................  37

     3.24. Environmental Matters..........................................  37
     3.25. Derivative Transactions........................................  38
     3.26. Financial Information..........................................  39
     3.27. Taxes..........................................................  39
     3.28. Safe Deposit Boxes.............................................  39
     3.29. Historical Business............................................  39
     3.30. Employment Agreements..........................................  40
     3.31. Clair Odell....................................................  40
     3.32. Limitations on and Disclaimer of Representations and
           Warranties; Disclosures........................................  41

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER......................  42
     4.1.  Organization and Related Matters...............................  42
     4.2.  Authorization..................................................  42
     4.3.  No Breaches of Statute or Contract; Required Consents..........  42
     4.4.  Litigation and Related Matters.................................  42
     4.5.  Compliance with Laws and Regulations...........................  43
     4.6.  Governmental Notices...........................................  43
     4.7.  No Broker's or Finder's Fees...................................  43
     4.8.  Community Reinvestment Act; Regulatory Matters.................  43
     4.9.  Pension Plan Matters...........................................  43

ARTICLE V - UPDATING OF INFORMATION ON ASSETS AND LIABILITIES.............  44
     5.1.  Deposits.......................................................  44
     5.2.  Personal Property..............................................  44
     5.3.  Loans..........................................................  44
     5.4.  Letters of Credit..............................................  44
     5.5.  Contracts......................................................  45
     5.6.  Leased Premises................................................  45
     5.7.  Cash Management Services Agreements............................  45
     5.8.  Other Assets...................................................  45
     5.9.  Other Liabilities..............................................  45
     5.10. NDIP Accounts..................................................  46
     5.11. Derivative Transactions........................................  46
     5.12. Destruction of or Damage to Owned Real Premises or
           Leased Premises................................................  46
     5.13. Sweep Accounts; Repurchase Agreements..........................  46

ARTICLE VI - COVENANTS OF SELLER AND BUYER................................  46
     6.1.  Conduct of Business............................................  46
     6.2.  Deposits and Loans.............................................  48
     6.3.  Corporate and Other Consents...................................  48
     6.4.  Cooperation; Current Information...............................  49
     6.5.  Conditions to Closing..........................................  51
     6.6.  Covenants Not to Compete, Etc..................................  52
     6.7.  UCC-1 Assignment and Other Documents...........................  55
     6.8.  Employee Banking...............................................  55
     6.9.  Payment of Finder's Fee........................................  55

     6.10. Seller to Cooperate in Subsequent Sales of Student
           Loans by Buyer.................................................  55
     6.11. Lock Box Services..............................................  56
     6.12. Limitations on Assumed Deposits and Assigned Loans.............  56
     6.13. Clair Odell....................................................  56
     6.14. CDC Participation Loans........................................  56

ARTICLE VII - COVENANTS OF BUYER..........................................  57
     7.1.  Performance of Liabilities.....................................  57
     7.2.  Loans..........................................................  57
     7.3.  Safe Deposit Business..........................................  57
     7.4.  Conditions to Closing..........................................  57
     7.5.  Records........................................................  58
     7.6.  WARN Act.......................................................  58
     7.7.  Capitalization.................................................  58
     7.8.  Branch Closings................................................  58
     7.9.  ATMs...........................................................  58
     7.10. Interfere with Business; Solicitation of Accounts..............  58
     7.11. Treatment of Service Related to Transferred Pension Assets.....  59
     7.12. Conduct of Business............................................  59
     7.13. Broker's Fee...................................................  59
     7.14. Closing........................................................  59
     7.15. Excluded Material Agreements...................................  59

ARTICLE VIII - ADDITIONAL AGREEMENTS......................................  60
     8.1.  Regulatory Approvals...........................................  60
     8.2.  Further Assurances.............................................  60
     8.3.  Employees......................................................  60
     8.4.  Confidentiality................................................  67
     8.5.  Publicity; Notices.............................................  67
     8.6.  Tax Reporting..................................................  67
     8.7.  Interest Reporting.............................................  68
     8.8.  Withholding....................................................  68
     8.9.  Signs; Naming..................................................  69
     8.10. Banking Services for Seller's Employees........................  69
     8.11. Consent for Assigned Loans.....................................  69
     8.12. Assumption of Letter of Credit Obligations.....................  69
     8.13. Transfer of Economic Benefits..................................  69
     8.14. Letters of Credit and Derivative Contracts.....................  71
     8.15. Form of Transfer...............................................  71
     8.16. Sharing of Bank Facilities.....................................  71
     8.17. Office Leases..................................................  72
     8.18. HELOC Securitization...........................................  72
     8.19. PSFS Registration..............................................  73

ARTICLE IX - CONDITIONS TO OBLIGATION OF BUYER............................  73
     9.1.  No Injunctions or Restraints...................................  73
     9.2.  Conditions Performed...........................................  73

     9.3.   Representations................................................ 73
     9.4.   Documentation.................................................. 74
     9.5.   Material Adverse Effect........................................ 74
     9.6.   Lease Consents................................................. 74
     9.7.   Formation of New Bank.......................................... 74

ARTICLE X - CONDITIONS TO OBLIGATION OF SELLER............................. 74
     10.1.  No Injunctions or Restraints................................... 74
     10.2.  Conditions Performed........................................... 75
     10.3.  Representations................................................ 75
     10.4.  Documentation.................................................. 75

ARTICLE XI - CONDITIONS TO OBLIGATIONS OF BOTH PARTIES..................... 75
     11.1.  Governmental Actions........................................... 75
     11.2.  Governmental Approvals......................................... 75

ARTICLE XII - THE CLOSING.................................................. 76
     12.1.  Time and Place of Closing...................................... 76
     12.2.  Payment Due at Closing......................................... 76
     12.3.  Closing Documents to Be Delivered or Actions to Be Taken
            by Seller...................................................... 76
     12.4.  Closing Documents to Be Delivered or Actions to Be Taken
            by Buyer....................................................... 78
     12.5.  Post-Closing Adjustments....................................... 78

ARTICLE XIII - TRANSITION MATTERS.......................................... 80
     13.1.  Notices........................................................ 80
     13.2.  Post-Closing Transition........................................ 80
     13.3.  Effect of Transitional Action.................................. 80
     13.4.  Access to and Retention of Books and Records................... 80
     13.5.  Deposit Histories.............................................. 81
     13.6.  Construction of Inconsistent Provisions........................ 81

ARTICLE XIV - TERMINATION.................................................. 81
     14.1.  Events of Termination.......................................... 81
     14.2.  Manner of Termination.......................................... 82

ARTICLE XV - INDEMNIFICATION............................................... 82
     15.1.  Survival of Representations and Warranties and Covenants....... 82
     15.2.  Indemnification................................................ 82
     15.3.  Remedies Exclusive............................................. 84

ARTICLE XVI - REAL ESTATE INSPECTION....................................... 85
     16.1.  Inspection..................................................... 85
     16.2.  Environmental Matters.......................................... 86

ARTICLE XVII - MISCELLANEOUS............................................... 86
     17.1.  Taxes; Expenses................................................ 86
     17.2.  Notices........................................................ 87
     17.3.  Entire Agreement; Modifications; Waivers; Headings;
            Ambiguities.................................................... 88

     17.4.  No Third Party Beneficiaries................................... 88
     17.5.  Successors and Assigns......................................... 88
     17.6.  Counterparts................................................... 89
     17.7.  Governing Law.................................................. 89
     17.8.  Time is of the Essence......................................... 89
     17.9.  Remedies....................................................... 89
     17.10. Attorneys' Fees................................................ 89
     17.11. Severability................................................... 89
     17.12. Dispute Resolution; Waiver of Jury Trial....................... 90

                                                                  CONFORMED COPY


             PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT

     This Purchase of Assets and Liability Assumption Agreement (this "Agreement") is made and entered into as of July 16, 2001, by and between Mellon Financial Corporation, a Pennsylvania corporation ("Seller"), and Citizens Financial Group, Inc., a Delaware corporation ("Buyer").

                                   RECITALS

     WHEREAS, Seller and Buyer desire to enter into a transaction pursuant to which Seller will sell the Assets (as defined herein) to Buyer and Buyer will assume the Liabilities (as defined herein) from Seller, both relating to (a) Seller's regional retail banking operations, including Seller's consumer banking, business banking, commercial and industrial lending, portions of Seller's state and local government banking business and related lines of business (the "Regional Franchise"), and (b) Seller's out-of-footprint consumer lending, a portion of Seller's lower middle market lending and Seller's auto dealer floor plan lending lines of business (the "Other Businesses" and collectively with the Regional Franchise, the "Business") (it being understood that, among other Excluded Assets and Excluded Liabilities, Seller's interests in, and the business of, Private Banking (other than with respect to the Assumed Deposits listed in Schedule I), Mellon United National Bank and Mellon First
                   ----------
Business Bank are not included in the Business and constitute Excluded Assets and Excluded Liabilities);

     WHEREAS, Seller's Regional Franchise is comprised of the Assets and Liabilities (other than the Excluded Assets and Excluded Liabilities) that are a part of:

          (i) retail banking lending products (the "Retail Banking Lending Line"), including: student lending originated to in-footprint customers or students at in-footprint schools (the "In-Footprint Student Loans"); installment lending (the "Installment Loans"); personal credit loan and line of credit lending (the "Personal Credit Loans"); indirect automobile lending (the "Automobile Loans"); and consumer overdrafts (the "Consumer Overdrafts");

          (ii) the business banking lending businesses (the "Business Banking Lending Line"), including: commercial and industrial lending (the "C&I Loans"); commercial real estate lending (the "Commercial Real Estate Lending Loans"); business consumer lending (the "Business Consumer Lending Loans"); and business overdrafts (the "Business Overdrafts");

          (iii) all of the assets of Mellon Insurance Agency (the "Specialty Business Assets") and Seller's operations associated with the sale by individuals located in the facilities of the Regional Franchise to Regional Franchise customers of fixed annuity, life insurance, property and casualty insurance and credit insurance products and securities investment products (the "Specialty Business");

          (iv) the deposit base of the Regional Franchise (the "Regional Franchise Deposits"), which is comprised of: demand deposits ("Demand Deposit Base"); commercial deposits with interest ("CWI Deposit Base"); savings accounts (the "Savings Deposit Base"); money market deposit accounts (the "MMDA Deposit Base"); negotiable order of withdrawal accounts (the "NOW Deposit Base"); certificates of deposit (the "CD Deposit Base"); business investment accounts (the "BIA Deposit Base"); and Individual Retirement Account plan (the "IRA Plan") and Keogh plan ("Keogh Plan") accounts (the "IRA Plan and Keogh Plan Deposit Base"), but excluding Excluded Deposits (as defined herein);

          (v) the consumer and business banking operations in Pennsylvania, New Jersey and Delaware which support the Regional Franchise (the "Regional Franchise Distribution Network"), consisting of: (a) the stand-alone branches identified on Schedule D (the "Stand-Alone Branches"); (b) the in-store branches
              ----------
identified on Schedule D (the "In-Store Branches"); (c) the Business Banking
              ----------
Centers identified on Schedule C (the "Business Banking Centers"); the on- and
                      ----------
off-site ATMs (as defined herein) identified on Schedule B; and the call
                                                ----------
centers, operations centers and other facilities also identified on Schedule C
                                                                    ----------
(the "Other Regional Franchise Facilities");

          (vi) the Contracts as of the Closing Date with, and the related products and services provided as of the Closing Date to, transferred customers of the Regional Franchise receiving as of the Closing Date one (1) or more of the following products or services from the Regional Franchise (except for Excluded Assets and Excluded Liabilities): debit cards, cash management, foreign exchange, international trade, money desk products, safe deposits, repurchase and reverse repurchase, and derivative products (collectively, the "Regional Franchise Related Assets");

          (vii) Seller's state and local government deposits (the "Government Deposit Base"), state and local government lending (the "Government Loans") and ancillary products and services (including cash management) provided to state and local governments by the Regional Franchise in connection therewith (the "Regional Franchise Government Services");

          (viii) All the equity interest in Clair Odell Insurance Agency LLC, a Pennsylvania limited liability company (the "Clair Odell Interests");

     WHEREAS, Buyer desires to purchase and assume or, subject to Section 9.7, cause one or more of its Subsidiary banks, which will include one or more de novo bank Subsidiaries formed on or before the Closing Date (collectively, "New Bank" and, together with Buyer's existing bank Subsidiaries, "Buyer Bank Subsidiaries") to purchase and assume (to the extent included as Assets and Liabilities) the Assets and Liabilities comprising the Regional Franchise (other than the Excluded Assets and Excluded Liabilities);

     WHEREAS, Seller's Other Businesses are comprised of the Assets and Liabilities (other than the Excluded Assets and Excluded Liabilities) that are a part of:

          (i) Seller's out-of-footprint consumer loan portfolio (the "Consumer Loans");

          (ii) Seller's portfolio of student loans originated to out-of-footprint customers (the "Out-of-Footprint Student Loans" and together with the In-Footprint Student Loans, the "Student Loans");

          (iii) a portion of Seller's lower middle market loan portfolio, which is comprised of loans to borrowers with revenues for calendar year 2000 of $250 million or less located in Delaware, Maryland, Massachusetts, Southern New Jersey, Southeastern Ohio,

Pennsylvania, Rhode Island, Virginia or the District of Columbia and certain other middle market borrowers, all as identified on Schedule 3.10.13 (the
                                                    ----------------
"Covered Middle Market Loans"), along with the deposit base of the Covered Middle Market Loans customers and certain other middle market customers identified on Schedule 3.8 (the "CMMP Deposit Base" and together with the
              ------------
Covered Middle Market Loans, the "Covered Middle Market Business");

          (iv) Seller's auto dealer floor plan lending portfolio (the "DFS Loans"), along with the deposit base of the DFS Loans borrowers (the "DFS Deposit Base" and collectively with the DFS Loans, the "DFS Unit");

          (v) the facilities out of which the Other Businesses are conducted to the extent also identified on Schedule C (the "Other Business Facilities" and
                                 ----------
together with the Other Regional Franchise Facilities, the "Other Facilities");

          (vi) the nondeposit investment product accounts designated as that of the Transferred Employees (as defined herein) maintained at Dreyfus Investment Services Corporation ("DISC") in accordance with Seller's customary practices relating to the exercise by Business Employees of stock options granted by Seller (other than Seller's Share Success Program and its Employee Stock Purchase Plan), as well as any nondeposit investment product accounts of a customer of the Business with DISC, all as identified on Schedule 3.21
                                                         -------------
(collectively, the "NDIP Accounts"); and

          (vii) the Contracts as of the Closing Date with, and the related products and services provided as of the Closing Date to, transferred customers of the Other Businesses receiving as of the Closing Date one (1) or more of the following products or services from the Other Businesses (except for Excluded Assets and Excluded Liabilities); debit cards, cash management, foreign exchange, repurchase and reverse repurchase, international trade, money desk products, derivative products and safe deposits (collectively, the "Other Businesses' Related Assets," and together with the Regional Franchise Related Assets, the "Related Assets"); and

     WHEREAS, Buyer desires to purchase and assume the Assets and Liabilities comprising the Other Businesses (other than the Excluded Assets and Excluded Liabilities) and either transfer such Assets and Liabilities to Buyer Bank Subsidiaries or sell such Assets and Liabilities to a third party (it being understood and agreed, however, that subject to Section 9.7, Buyer's obligations hereunder are binding upon it irrespective of whether it succeeds in forming New Bank or selling such Assets and Liabilities);

     WHEREAS, Buyer desires to hire employees that primarily support the Regional Franchise (the "Regional Franchise Employees"), the Covered Middle Market Business (the "Covered Middle Market Employees"), the DFS Unit (the "DFS Unit Employees"), and the Regional Franchise Government Services (the "Regional Franchise Government Services Employees") (collectively, the Regional Franchise Employees, the Covered Middle Market Employees, the DFS Unit Employees, the Regional Franchise Government Services Employees and with employees of Clair Odell (the "Clair Odell Employees") being the "Business Employees"); and

     WHEREAS, as an integral component of the transaction contemplated hereby, in order to facilitate an orderly transition, Seller and Buyer have entered into a Conversion Implementation Agreement (as defined herein) and a Return Services Agreement (as defined herein);

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer hereby agree as follows:

                            ARTICLE I - DEFINITIONS
                            -----------------------

     1.1.  Definitions.

     "2001 Purchased Vacation Days" shall have the meaning set forth in Section 8.3(j).

     "Accrued Interest" shall mean with respect to the Assumed Deposits, the interest, dividends, fees, costs, and other charges that have been accrued on but not paid, credited or charged to the Assumed Deposits, all as set forth in Seller's general ledger.

     "Affiliate" shall mean any individual, partnership, corporation or other organization or entity directly or indirectly controlling, controlled by or under common control with the subject entity through the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract or otherwise.

     "Agency Agreement" shall have the meaning set forth in Section 2.5.

     "Agency Period" shall have the meaning set forth in Section 2.5.

     "Aggregate Future Deposit Balances" shall have the meaning set forth in
Section 2.10.

     "Aggregate Premium Cost" shall have the meaning set forth in Section
8.3(l).

     "Agreement" shall have the meaning set forth in the recitals.

     "Allocation Agreement" shall have the meaning set forth in Section 8.6.

     "Amount of the Premium" shall have the meaning set forth in Section 2.3(v).

     "Appraiser" shall have the meaning set forth in Section 2.7.

     "Assets" shall have the meaning set forth in Section 2.1(a).

     "Assigned Letters of Credit" means the Letters of Credit identified on
Schedule 3.11, together with any other Letters of Credit issued by Seller
-------------
through the Business in the ordinary course of business (and consistent with
Section 6.1 of this Agreement) from and including the last date as of which
Schedule 3.11 is updated under this Agreement through the Close of Business on
-------------
the Closing Date.

     "Assigned Loans" means all Loans identified on the schedules referred to in
Section 3.10 (including the Student Loans, Installment Loans, Personal Credit Loans, Automobile Loans, SBA Loans, Consumer Overdrafts, C&I Loans, Commercial Real Estate Lending Loans, Business Consumer Lending Loans, Business Overdrafts, Consumer Loans, Covered Middle Market Loans, DFS Loans, and Government Loans), and any such Loan that is not an Excluded Asset made by Seller through the Business in the ordinary course of business (and consistent with Section 6.1 of this Agreement) from and including the last date as of which the schedule identifying such Loans is updated under this Agreement through the Close of Business on the Closing Date, in each case together with all Contracts evidencing or executed and delivered in connection with such Loans and including all obligations to make additional extensions of credit thereunder.

     "Assumed Contracts" means the Leases, the leases and subleases set forth on
Schedule 3.4 and Schedule 3.5(g), the Assigned Loans, the Assigned Letters of
------------     ---------------
Credit, the Material Agreements and all Immaterial Agreements entered into by Seller in connection with the Business (other than any Contract that is an Excluded Asset).

     "Assumed Deposits" means the Regional Franchise Deposits (including the Demand Deposit Base, CWI Deposit Base, Savings Deposit Base, MMDA Deposit Base, NOW Deposit Base, CD Deposit Base, BIA Deposit Base, and IRA Plan and Keogh Deposit Base, the CMMP Deposit Base, the DFS Deposit Base, and the Government Deposit Base), in each case including, without limitation, any such deposits received by Seller from and after the date of this Agreement in the ordinary course of business (and consistent with Section 6.1 of this Agreement) through the Close of Business on the Closing Date. "Assumed Deposits" does not include any Excluded Deposit, any brokered deposits or amounts transferred to sweep accounts and shall not be reduced by any Consumer Overdraft or Business Overdraft.

     "ATMs" shall mean the automated teller machines being sold by Seller to Buyer, as listed on Schedule B.
                    ----------

     "Automobile Loans" shall have the meaning set forth in the recitals.

     "Banking Facility" shall have the meaning set forth in Section 6.6(a).

     "Benefit Changeover Date" shall have the meaning set forth in Section
8.3(l).

     "BIA Deposit Base" shall have the meaning set forth in the recitals.

     "Branches" shall mean the Stand-Alone Branches and In-Store Branches, separately listed on Schedule D.
                     ----------

     "Business" shall have the meaning set forth in the recitals.

     "Business Banking Centers" shall have the meaning set forth in the recitals.

     "Business Banking Lending Line" shall have the meaning set forth in the recitals.

     "Business Consumer Lending Loans" shall have the meaning set forth in the recitals.

     "Business Customer" shall mean any customer of the Business on the Closing Date or at any time prior thereto and after March 31, 2001, other than an Excluded Customer and an Excluded Lower Middle Market Customer.

     "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which national or Pennsylvania state-chartered banks are authorized or obligated by law or executive order to close.

     "Business Employees" shall have the meaning set forth in the recitals and be those individuals to be listed in Schedule G.
                                     ----------

     "Business Overdrafts" shall have the meaning set forth in the recitals.

     "Buyer" shall have the meaning set forth in the recitals.

     "Buyer Bank Subsidiaries" shall have the meaning set forth in the recitals.

     "Buyer DB Plan" shall have the meaning set forth in Section 8.3(g).

     "Buyer Indemnified Party" shall have the meaning set forth in Section 15.2(a).

     "C&I Loans" shall have the meaning set forth in the recitals.

     "Cash Management Agreements" shall have the meaning set forth in Section
5.7.

     "Cash on Hand" shall mean all cash on hand of the Business at the Close of Business on the Closing Date, including vault cash, ATM cash, tellers' cash and prepaid postage, as determined by a cash count to be mutually conducted by Seller and Buyer.

     "Cash Payment" shall have the meaning set forth in Section 12.2.

     "CDC" shall mean Mellon Bank Community Development Corporation.

     "CDC Participation Loans" shall mean the Loans identified on Schedules
                                                                  ---------
3.10.7 and 3.10.8 as to which CDC has acquired a participation interest.
------     ------

     "CD Deposit Base" shall have the meaning set forth in the recitals.

     "Clair Odell" shall mean Clair Odell Insurance Agency LLC, a Pennsylvania limited liability company.

     "Clair Odell Base Balance Sheet" shall have the meaning set forth in
Section 3.31(e).

     "Clair Odell Employees" shall have the meaning set forth in the recitals.

     "Clair Odell Financial Statements" shall have the meaning set forth in
Section 3.31(e).

     "Clair Odell Interests" shall have the meaning set forth in the recitals.

     "Clair Odell Material Agreements" shall mean the Material Agreements to which Clair Odell is a party.

     "Clair Odell Merger Agreement" shall mean the Agreement and Plan of Merger by and among The Clair Insurance Agency, Inc., the Shareholders of The Clair Insurance Agency, Inc. and Mellon Bank, N.A. dated as of May 27, 1998.

     "Close of Business" shall mean the local time that the Branches close to the public.

     "Closing" shall have the meaning set forth in Section 12.1.

     "Closing Date" shall have the meaning set forth in Section 12.1.

     "CMMP Deposit Base" shall have the meaning set forth in the recitals.

     "COBRA Coverage" shall have the meaning set forth in Section 8.3(c).

     "Code" shall have the meaning set forth in Section 2.5.

     "Commercial Real Estate Lending Loans" shall have the meaning set forth in the recitals.

     "Company" shall mean any corporation, partnership, bank, association, limited liability company or other organization.

     "Comparable Employment" shall have the meaning set forth in Section 8.3(h).

     "Confidentiality Agreement" shall have the meaning set forth in Section
17.3.

     "Consideration" shall have the meaning set forth in Section 8.6.

     "Consumer Loans" shall have the meaning set forth in the recitals.

     "Consumer Overdrafts" shall have the meaning set forth in the recitals.

     "Competing Business" shall have the meaning set forth in Section 6.6(e).

     "Contingent Liabilities" shall have the meaning set forth in Section
2.2(b).

     "Contract" means any written binding agreement, contract, arrangement, bond note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.

     "Conversion Date" shall mean the date when the Assigned Loans and the Assumed Deposits are converted from Seller's computer system to Buyer's computer system in accordance with the Conversion Implementation Agreement.

     "Conversion Implementation Agreement" shall mean the Conversion Implementation Agreement by and between Seller and Buyer, pursuant to which Seller agrees to provide certain deposit operations, cash management, loan accounting, and other services to Buyer or New Bank.

     "Covered Middle Market Business" shall have the meaning set forth in the recitals.

     "Covered Middle Market Employees" shall have the meaning set forth in the recitals.

     "Covered Middle Market Loans" shall have the meaning set forth in the recitals.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "CWI Deposit Base" shall have the meaning set forth in the recitals.

     "Dates of Hire" shall have the meaning set forth in Section 8.3(a).

     "Demand Deposit Base" shall have the meaning set forth in the recitals.

     "DFS Deposit Base" shall have the meaning set forth in the recitals.

     "DFS Loans" shall have the meaning set forth in the recitals.

     "DFS Unit" shall have the meaning set forth in the recitals.

     "DFS Unit Employees" shall have the meaning set forth in the recitals.

     "Derivative Contracts" shall have the meaning set forth in Section 3.25.

     "Derivative Transaction" shall mean any instruments, contracts or transactions involving interest rate or foreign currency forwards, swaps, caps, collars, floors, options or futures.

     "Disclosure Letter" shall have the meaning set forth in Section 1.2(b).

     "Disagreement" shall have the meaning set forth in Section 12.5(c).

     "Employee Plans" shall have the meaning set forth in Section 3.22(a).

     "Environment" means any soil, surface waters, wetlands, groundwaters, sediments, surface or subsurface strata, ambient air and any other environmental medium.

     "Environmental Law" shall mean any law, statute, regulation, rule, ordinance, by-law, order or other binding decision of any governmental entity, regarding health and safety as it relates to Hazardous Materials or to the Environment.

     "Environmental Survey" shall have the meaning set forth in Section 16.2(a).

     "ERISA" shall have the meaning set forth in Section 4.9.

     "Excluded Assets" shall have the meaning set forth in Section 2.1(c).

     "Excluded Branches" shall mean those Branches listed in Schedule E, which
                                                             ----------
shall include any of the Branches where operations have ceased on or prior to the Closing Date.

     "Excluded Customers" shall mean the businesses and individuals in the households listed in Schedule A, as well as the Interim Excluded Customers.
                     ----------

     "Excluded Deposits" shall mean the deposits of any Excluded Customer and Interim Excluded Customer or any other deposits listed in Schedule H that
                                                          ----------
otherwise would have been included with the Assumed Deposits if not expressly excluded, including all brokered deposits and similar accounts.

     "Excluded Liabilities" shall have the meaning set forth in Section 2.2(b).

     "Excluded Lower Middle Market Customers" shall mean those customers of Seller's lower middle market franchise which (a) are listed on Schedule
                                                               --------
2.1(c)(v) or (b) are parties to loans which are not acquired by Buyer because on
---------
the Closing Date they are either (i) fully charged off loans or (ii) Non-Performing Loans.

     "Excluded Material Agreements" shall mean any Material Agreement which is listed on Schedule 2.1(c)(v) under the heading "Excluded Material Agreements."
          ------------------

     "Excluded Personal Property" shall mean the personal property listed in
Schedule 2.1(c)(v).
------------------

     "Fair Market Value" shall have the meaning set forth in Section 2.7.

     "FAS 91 Fees" shall mean any fees received and deferred in accordance with Statement of Financial Accounting Standards No. 91, net of associated deferred costs.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Final Payment Amount" shall have the meaning set forth in Section 12.5(b).

     "Final Settlement Statement" shall have the meaning set forth in Section 12.5(b).

     "FRS" shall mean the Federal Reserve System.

     "Future Deposit Balances" shall have the meaning set forth in Section 2.10.

     "GAAP" shall have the meaning set forth in Section 3.26(a).

     "Government Deposit Base" shall have the meaning set forth in the recitals.

     "Government Entity" shall be defined to include all cities, towns, counties, agencies, state governments, and related entities in the states of Pennsylvania, Delaware, and New Jersey; provided, however, that such term shall not include the state governments and state-level agencies and entities of New Jersey, Delaware and Pennsylvania, joint authorities established by any two (2) or more of such states, the counties and county-level agencies and entities of Philadelphia and Allegheny, and the cities and city-level agencies and entities of Pittsburgh and

Philadelphia and the annual day loan arrangements to individual counties within the Commonwealth of Pennsylvania made pursuant to arrangements sponsored by the County Commissioners Association of Pennsylvania.

     "Government Loans" shall have the meaning set forth in the recitals.

     "Government Unit" shall have the meaning set forth in Section 6.6(a).

     "Guaranteed Student Loan" shall have the meaning set forth in Section 3.10(c)(i).

     "Guaranty" or "Guaranteed" shall mean, when used with respect to a Student
Loan: (i) the guaranty by a Guaranty Agency of seventy-five percent (75%) of more of the principal of and accrued interest on such Student Loan, and (ii) the coverage of such Student Loan by federal reimbursement contracts providing, among other things, for reimbursement to such Guaranty Agency for losses incurred by such Guaranty Agency on defaulted Student Loans guaranteed by such Guaranty Agency to the extent of at least eighty percent (80%) reimbursement.

     "Guaranty Agency" shall mean any eligible state or private non-profit loan guarantor, or any successors thereto, which have entered into federal reimbursement contracts.

     "Hazardous Material" shall mean any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste, or any oil, petroleum, petroleum product, asbestos, asbestos containing material, chemical, smoke, vapors or other irritants, including, without limitation, as any of the foregoing may be defined in or designated pursuant to any Environmental Law.

     "HELOC Borrowers" shall have the meaning set forth in Section 8.18.

     "HELOC Securitization" shall mean those transactions contemplated by that certain Sale and Servicing Agreement dated as of March 1, 2001 among Mellon Home Equity Line of Credit Trust 2001-1, J.P. Morgan Acceptance Corporation I, Depositor, Mellon Bank, N.A., as Seller and Servicer, and Wells Fargo Bank Minnesota, N.A., as Indenture Trustee.

     "HELOC Trust" shall have the meaning set forth in Section 8.18.

     "Higher Education Act" shall mean Title IV, Part B of the United States Higher Education Act of 1965, as amended or supplemented from time to time, and all regulations promulgated thereunder.

     "Immaterial Agreements" shall have the meaning set forth in Section 6.3(c); provided, however, that Immaterial Agreements shall not include any Contracts which are Excluded Assets.

     "Included CRA Loans" shall mean CRA Loans of Seller in an aggregate principal amount as of the Closing Date not to exceed $1 million; provided that in no event shall such Loans include any CRA Loan with flexible financing terms.

     "Indirect VC Loan Notice" shall have the meaning set forth in Section
6.6(e).

     "In-Footprint Student Loans" shall have the meaning set forth in the recitals.

     "Installment Loans" shall have the meaning set forth in the recitals.

     "In-Store Branches" shall have the meaning set forth in the recitals.

     "Insurance" or "Insured" or "Insuring" shall mean, when used with respect to a Student Loan, the insuring by the Secretary of Education of (i) if the Student Loan was originated before October 1, 1993, one hundred percent (100%) and (ii) if the Student Loan was originated on or after October 1, 1993, ninety-eight percent (98%) of the principal of and accrued interest on such Student Loan.

     "Insured Student Loan" shall mean a Student Loan that is Insured.

     "Intellectual Property Assets" shall have the meaning set forth in Section 3.16(a).

     "Interim Excluded Customers" shall mean customers of Seller who Seller has not listed in Schedule A as of the date hereof, but who Seller identifies as
              ----------
meeting the criteria of a Private Banking Prospect prior to the Closing, provided that, the number of such Interim Excluded Customers shall not exceed three hundred ninety (390), provided, further that the aggregate amount of either the deposits or Loans of such Interim Excluded Customers shall not exceed three percent (3%) of the aggregate respective amount of either the deposits or Loans of the customers listed in Schedule A.
                                 ----------

     "Interim Trademark License Agreement" shall have the meaning set forth in
Section 2.1(c)(iv).

     "IRA Plan" shall have the meaning set forth in the recitals.

     "IRA Plan and Keogh Plan Deposit Base" shall have the meaning set forth in the recitals.

     "IRS" shall mean the Internal Revenue Service.

     "Keogh Plan" shall have the meaning set forth in the recitals.

     "Knowledge" shall mean the actual knowledge as of the date, without further investigation, of any officers of Buyer or Seller (including for this purpose any Affiliates which are transferring or acquiring or assuming Assets or Liabilities pursuant to this Agreement, as the case may be) that hold the title of First Vice President or above and, in the case of Seller or such Affiliates, have responsibility with respect to the Business.

     "Landlord Consent" shall mean such consents of landlords under any Lease as shall be required pursuant to the terms of any such Lease to assign or sublease the Leased Premises to Buyer.

     "Latent Disability" shall have the meaning set forth in Section 8.3(b).

     "Lease" shall mean each real property lease, sublease, license or other Contract pursuant to which Seller leases the Leased Premises.

     "Leased Premises" shall mean those premises within the Business leased by Seller as lessee or sublessee, as described on Schedule F hereto.
                                               ----------

     "Letter of Credit" shall mean any letter of credit, including any standby letter of credit, issued by Seller in connection with the Business.

     "Letter of Credit Obligations" shall mean all obligations, liabilities and commitments arising in connection with the issuance of a Letter of Credit.

     "Liabilities" shall have the meaning set forth in Section 2.2(a).

     "Loan Loss Reserve" shall mean the reserves established by Seller in accordance with its customary practices with respect to the Assigned Loans as of the Closing Date.

     "Loans" shall mean all loans, or other extensions of credit, including, but not limited to, loans which have been partially or fully charged off, interests in loan participations and assignments, customer liabilities on bankers acceptances, as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit or similar arrangements), other than loans with Excluded Lower Middle Market Customers.

     "Loan Property" means any property securing an Assigned Loan in which Seller or any of the Affiliates of Seller holds a security interest.

     "Losses" shall mean any and all losses, liabilities, damages, expenses, penalties, fines and other costs, including court costs, costs of investigation and reasonable attorneys' fees and disbursements.

     "Mark-to-Market Value" shall have the meaning set forth in Section 2.8.

     "Master Equipment Leases" shall mean Contracts under or pursuant to which Seller leases personal property only a portion of which constitutes personal property located at the Facilities.

     "Material Adverse Effect" shall mean (i) any change in or effect on the Assets or the Liabilities that is materially adverse to the operation, results of operations or the financial condition of the Business, taken as a whole, or
(ii) a material adverse effect on the ability of Seller to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause
(i) "Material Adverse Effect" shall not include any change in or effect on the Business attributable to (a) changes in general economic, legal, regulatory or political conditions, affecting banks generally, (b) changes in prevailing interest rates, (c) changes in GAAP or (d) any other actions taken or omitted to be taken pursuant to the express terms of this Agreement.

     "Material Agreements" shall include each Contract to which Seller is a party relating to the operation of the Business that is being transferred to Buyer pursuant to this Agreement which provides for aggregate annual consideration to Seller or payable by Seller in excess of $100,000, together with (subject to Section 5.5) any other Contract which provides for aggregate consideration to Seller or payable by Seller in excess of such amount to which Seller is a party relating to the operation of the Business that was entered into by Seller through the Business in the ordinary course of business (and consistent with Section 6.1 of this Agreement) from and including the last date as of which Schedule 3.12 is updated under this Agreement through the Close of
            -------------
Business on the Closing Date; provided, that Material Agreements shall not include any Contract which has been listed as an Excluded Asset (including the Excluded Material Agreements).

     "Measurement Date" shall have the meaning set forth in Section 2.10.

     "Miscellaneous Assets" shall have the meaning set forth in Section 3.13.

     "Miscellaneous Liabilities" shall have the meaning set forth in Section
3.14.

     "MMDA Deposit Base" shall have the meaning set forth in the recitals.

     "NASD" shall have the meaning set forth in Section 3.21.

     "NDIP Accounts" shall have the meaning set forth in the recitals.

     "Net Book Value" shall mean the net book value as reflected in Seller's books and records, determined in accordance with GAAP consistently applied, except that the Net Book Value of Assumed Loans shall be adjusted by any FAS 91 Fees to the extent otherwise included in such Net Book Value but shall not be reduced by the Loan Loss Reserve.

     "New Bank" shall have the meaning set forth in the recitals.

     "Non-Compete Period" shall mean the period extending from the Closing Date to the fifth (5th) anniversary of the Closing Date.

     "Non-Performing Loan" shall mean any Covered Middle Market Loan that is (i) placed on a discretionary non-accrual basis by Seller, (ii) a "cash basis" Loan; or (iii) in the case of Assigned Loans, an Assigned Loan as to which full or partial loan payments are more than ninety (90) days past due from the originally scheduled due date without giving effect to grace periods, if any.

     "Notice of Disagreement" shall have the meaning set forth in Section
12.5(c).

     "NOW Deposit Base" shall have the meaning set forth in the recitals.

     "Other Business Facilities" shall have the meaning set forth in the recitals.

     "Other Businesses" shall have the meaning set forth in the recitals.

     "Other Businesses' Related Assets" shall have the meaning set forth in the recitals.

     "Other Facilities" shall have the meaning set forth in the recitals.

     "Other Regional Franchise Facilities" shall have the meaning set forth in the recitals.

     "Out-of-Footprint Student Loans" shall have the meaning set forth in the recitals.

     "Overdraft" shall mean either a Consumer Overdraft or a Business Overdraft.

     "Owned Real Premises" shall mean the real property used in the Business to be transferred to Buyer hereunder, title to which is held by Seller or an Affiliate of Seller and as set forth on Schedule F.
                                        ----------

     "Partial Closing" shall have the meaning set forth in Section 9.7.

     "Participation Agreement" shall have the meaning set forth in Section 8.14.

     "Permitted Enforceability Exceptions" shall mean those exceptions with respect to enforcement under bankruptcy, insolvency reorganization, moratorium or other laws of general applicability now or hereafter in effect relating to or affecting creditors' rights generally, public policy and general principles of equity.

     "Permitted Exceptions" shall mean, as to any Asset, any of the following items, provided that such item does not interfere in any material respect with the use or operation of such Asset in the applicable segment of the Business as currently conducted by Seller:

          (i) Any defect in or other exception to title that does not interfere in any material respect with the operation of the Owned Real Premises and Leased Premises as a retail banking branch or for its other current usage.

          (ii) With respect to any Leased Premises, the terms and conditions of the Lease in question.

          (iii) With respect to any Leased Premises, any mortgage, deed of trust or ground lease as to which the tenant under such lease is granted non-disturbance protection, either because the Lease is superior in title, or by means of a separate agreement from the mortgagee, deed of trust beneficiary or ground lessor, or pursuant to the terms of said mortgage, deed of trust or ground lease, or otherwise.

          (iv) Any lien, security interest or other charge securing or arising in connection with any indebtedness, obligation, liability, claim, tax, cost or expense that the Appraiser took into account in determining the Fair Market Value.

          (v) Any defect in or other exception to title that the relevant title company is prepared (at no expense to Buyer) to omit from, or to provide affirmative insurance against, the title insurance policy contemplated in
                 Section 6.3(i) hereof.

          (vi) The standard printed exceptions in the ALTA form Owners' and Leasehold policies (as applicable) other than exceptions for survey, mechanics' liens, parties in possession, or taxes not yet due and payable.

          (vii) Liens for taxes, assessments, governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty.

          (viii) Liens imposed by law, such as carriers', warehousemen's and mechanics liens and other similar liens in the ordinary course of business which secure payment of obligations not more than 90 days past due or are otherwise bonded or insured over (at no expense to Buyer).

     "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Personal Credit Loans" shall have the meaning set forth in the recitals.

     "Personal Property" shall mean the furniture, fixtures and equipment identified on Schedule 3.9 and all other furniture, fixtures, equipment,
              ------------
materials and supplies owned by Seller as of the Closing Date and located at the Branches, any other Leased Premises, the Owned Real Premises, the Business Banking Centers and the Other Facilities that are primarily used in connection with the Business (other than any Excluded Personal Property).

     "Phase II Survey" shall have the meaning set forth in Section 16.2(a).

     "Potential Runoff Customer" shall have the meaning set forth in Section 2.3(v).

     "Potential Runoff Deposits" shall have the meaning set forth in Section
2.10.

     "Preliminary Settlement Statement" shall have the meaning set forth in
Section 12.2.

     "Prepaid Expenses" shall mean any operating costs or other expenses incurred by the Business after the Closing Date which were paid by Seller on or prior to the Closing Date including any real or personal property, use or other Taxes (other than income, gross receipt, payroll and franchise, to the extent attributable to periods or portions thereof beginning on or after the Closing
Date).

     "Private Banking" shall mean the business of providing banking and trust and investment services through a separate division to individuals in households with investable assets in excess of $1 million and/or annual income in excess of $250,000 and any accounting, legal, medical or other professional firm in which any such individual is a member, partner or has an equivalent status. Such business shall place primary emphasis on the trust and investment management services and offer individualized personal services and the associated banking products designed primarily for Excluded Customers and Private Banking customers.

     "Private Banking Prospects" shall mean the following Persons, other than an Excluded Customer or any individual who is or was a customer of the Business on the Closing Date or at any time within one (1) year prior thereto:

          (a) individuals in households which Seller believes in good faith have liquid investable assets of $1 million or more;

          (b) individuals who are senior executive officers or directors of companies to which Seller or an Affiliate of Seller provides products or services; or

          (c) any accounting, legal, medical or other professional firm, in each case, which Seller believes in good faith after due inquiry to have annual net income per member, partner or other equivalent ownership status of not less than $250,000 in the last full fiscal year and with which an individual described in subsection (a) above is a member, partner or has equivalent ownership status.

     "Protected Person" shall have the meaning set forth in Section 6.6(a).

     "Purchase Price" shall mean the amount calculated pursuant to Section 2.3.

     "Records" shall have the meaning set forth in Section 13.4.

     "Recurrent Disability" shall have the meaning set forth in Section 8.3(b).

     "Redeployed Employees" shall have the meaning set forth in Section 8.3(a).

     "Reference Market-maker" shall have the meaning set forth in Section 2.8.

     "Regional Franchise" shall have the meaning set forth in the recitals.

     "Regional Franchise Deposits" shall have the meaning set forth in the recitals, and is specifically set forth on Schedule 3.8.
                                           ------------

     "Regional Franchise Distribution Network" shall have the meaning set forth in the recitals.

     "Regional Franchise Employees" shall have the meaning set forth in the recitals.

     "Regional Franchise Government Services" shall have the meaning set forth in the recitals.

     "Regional Franchise Government Services Employees" shall have the meaning set forth in the recitals.

     "Regional Franchise Related Assets" shall have the meaning set forth in the recitals.

     "Regulatory Agency" shall have the meaning set forth in Section 3.3.

     "Reimbursement Account" shall have the meaning set forth in Section 8.3(l).

     "Related Assets" shall have the meaning set forth in the recitals.

     "Release" shall mean any release, migration, seepage, discharge, or disposal into the Environment, including, without limitation, as any of the foregoing may be defined in or pursuant to any Environmental Laws.

     "Restricted Item" shall have the meaning set forth in Section 8.13(a).

     "Restricted Market" shall have the meaning set forth in Section 6.6(a).

     "Retail Banking Lending Line" shall have the meaning set forth in the recitals.

     "Retention Programs" shall have the meaning set forth in Section 8.3(i).

     "Return Services Agreement" shall mean the Return Services Agreement by and between Seller and Buyer, pursuant to which Buyer agrees to provide certain services to Seller.

     "Review Period" shall have the meaning set forth in Section 12.5(c).

     "Safe Deposit Business" shall have the meaning set forth in Section 3.28.

     "Savings Deposit Base" shall have the meaning set forth in the recitals.

     "SBA" shall mean the United States Small Business Administration.

     "SBA Consents" shall mean all consents necessary to transfer to Buyer the SBA Loans.

     "SBA Loan" shall mean an Assigned Loan which is secured by an SBA guaranty whether in whole or in part, provided, however, that with respect to any such loan, to the extent that as of the Closing Date, Seller shall not have received an SBA Consent, such Loan shall no longer be deemed an "SBA Loan" hereunder.

     "Security Deposits" shall mean the aggregate amount of any funds remitted by Seller to a third party and held in escrow as security in connection with any Lease, Contract or other transaction as set forth on Schedule 3.12, together
                                                     -------------
with any additional Security Deposits remitted by Seller through the Business in the ordinary course of business (and consistent with Section 6.1 of this Agreement) from and including the last date as of which Schedule 3.12 is updated
                                                        -------------
under this Agreement through the Close of Business on the Closing Date.

     "Seller" shall have the meaning set forth in the recitals.

     "Seller DB Plan" shall have the meaning set forth in Section 8.3(g).

     "Seller Indemnified Party" shall have the meaning set forth in Section 15.2(b).

     "Seller Trademark Assets" shall have the meaning set forth in Section 2.1(c)(iv).

     "Specialty Business" shall have the meaning set forth in the recitals.

     "Specialty Business Assets" shall have the meaning set forth in the recitals.

     "Stand-Alone Branches" shall have the meaning set forth in the recitals.

     "Student Loans" shall have the meaning set forth in the recitals.

     "Sublease Agreement" shall have the meaning set forth in Section 6.3(f).

     "Subsidiary" of a Person shall mean any other Person, of which such Person owns more than a fifty percent (50%) interest.

     "Taxes" means all taxes, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer, transfer gain, withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state or local government or subdivision or agency thereof, as well as any foreign government or any subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such assessments.

     "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with any Taxes.

     "Third Party Rights" shall have the meaning set forth in Section 3.16(b).

     "Transferred Employees" shall have the meaning set forth in Section 8.3(a).

     "Transition Benefits" shall have the meaning set forth in Section 8.3(l).

     "Transition Period" shall have the meaning set forth in Section 8.3(l).

     "WARN Act" shall have the meaning set forth in Section 7.6.

     "Withholding Obligations" shall have the meaning set forth in Section 8.8.

     1.2. Affiliates.

          (a) With respect to any Asset which is owned by an Affiliate of Mellon Financial Corporation or any Liability which is the obligation of an Affiliate of Mellon Financial Corporation, references in this Agreement to "Seller" shall be deemed to mean the applicable Affiliate, and Mellon Financial Corporation shall cause such Affiliate to transfer on the Closing Date the applicable Asset or Liability to Buyer or a Buyer Bank Subsidiary in accordance with the terms of this Agreement. With respect to any other provision of this Agreement, all references herein to "Seller" shall be deemed to mean and include (whether or not so specifically provided) Mellon Financial Corporation and each Affiliate of Mellon Financial Corporation that owns any of the Assets or is the obligor of any of the Liabilities that comprise the Business.

          (b) All references to Schedules shall mean those Schedules included in the disclosure letter provided with this Agreement from Seller to Buyer (the "Disclosure Letter").

          (c) Notwithstanding that certain obligations provided for in this Agreement to be performed by Buyer cannot be performed by Buyer directly because it is not a depository institution but instead is a bank holding company, Buyer covenants and agrees that it will either itself perform each of its obligations set forth in this Agreement or cause one or more of the Buyer Subsidiary Banks or other Subsidiaries of Citizens Financial Group, Inc. to perform such obligations to the extent not performed directly by Buyer. With respect to any provision of this Agreement, all references herein to "Buyer" shall be deemed to mean and include (whether or not specifically provided) Citizens Financial Group, Inc. and each Buyer Subsidiary Bank or such other Subsidiaries of Citizens Financial Group, Inc. which shall perform the obligations under any such provision.

                 ARTICLE II - TERMS OF PURCHASE AND ASSUMPTION
                 ---------------------------------------------

     2.1. Purchase and Sale of Assets.

          (a) Pursuant to the terms of this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer and transfer, convey and assign to Buyer (or, if New Bank is duly formed, New Bank), as of the Close of Business on the Closing Date, all of Seller's right, title and interest in, to and with respect to each of the following (except as specifically otherwise provided herein or to the extent included in the Excluded Assets, collectively, the "Assets"):

               (i)    the Personal Property;

               (ii)   the Owned Real Premises;

               (iii)  the ATMs;

               (iv)   the Assumed Contracts;

               (v)    the Records;

               (vi)   the Cash on Hand;

               (vii)  the Prepaid Expenses;

               (viii) the Intellectual Property Assets;

               (ix)   the customer lists relating to the Business;

               (x)    the Related Assets;

               (xi)   the Specialty Business Assets;

               (xii)  NDIP Accounts;

               (xiii) the Miscellaneous Assets;

               (xiv)  the Clair Odell Interests;

               (xv)   the Loan Loss Reserve; and

               (xvi) the benefits, rights, rights of action and claims (express or implied) related to the Assets and Liabilities acquired and assumed by Buyer pursuant to the terms of this Agreement.

          (b) In addition, Seller and Buyer agree to be bound, effective upon consummation of the Closing, by the terms of the covenant not to compete set forth in Section 6.6.

          (c) Anything herein to the contrary notwithstanding, Seller is not selling to Buyer, and the term "Assets" shall not include, any of the following assets (the "Excluded Assets"):

               (i) any Non-Performing Loans and any Loans to an Excluded Customer or to an Excluded Lower Middle Market Customer;

               (ii) except as expressly provided in Section 8.18(c), any rights and obligations of Seller under securitization agreements, including without limitation any interest in Assigned Loans that are subject of a securitization sponsored by Buyer, including any retained residual interest;

               (iii)  any Excluded Branch as specifically listed on Schedule E;
                                                                    ----------
     provided, however, that the ATMs located at any Excluded Branch shall not be an Excluded Asset, but rather shall be an Asset, and such ATMs may be maintained by Buyer at the Excluded Branches, rent-free during the Non-Compete Period;

               (iv) any rights (ownership, licensed or otherwise) to use the mark "Mellon," and the color associated therewith (it being understood that this exclusion shall in no way limit Buyer's ability to use its own color scheme), and the marks "Dreyfus," "Boston Safe," "The Boston Company," and, other than the Intellectual Property Assets, any other trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, corporate names and other indicia of origin, and any derivatives of the foregoing, and all registrations and applications for registration of any of the foregoing, and including without limitation those identified on
     Schedule 2.1(c)(v), and all goodwill associated with and symbolized by the
     ------------------
     foregoing (collectively, the "Seller Trademark Assets"), provided that during the thirty (30) day period after the date of this Agreement, Seller and Buyer shall negotiate in good faith the form of the Interim Trademark License Agreement to be entered into at the Closing (the "Interim Trademark License Agreement"), pursuant to which Seller shall grant and Buyer shall accept an interim, limited, non-transferable, non-sublicensable, royalty-free license to use "Mellon," and agreed-upon derivations thereof and tradedress associated therewith, solely together with Buyer's name, for a period of five (5) months after the Closing Date (it being understood that additional terms of Buyer's use of Seller's Trademark Assets are to be negotiated and memorialized in the Interim Trademark License Agreement);

               (v) the Excluded Personal Property and the other assets specifically listed on Schedule 2.1(c)(v);
                            ------------------

               (vi)   the residential mortgage business of Seller;

               (vii) the indirect automobile leasing portfolio and associated personnel and operations of Seller;

               (viii) CDC loans and investments and Seller's other CRA loans and investments, other than the Included CRA Loans; and

               (ix)   any of the loans, listed on Schedule 2.1(c)(ix), which
                                                  -------------------
     are subject to a confidentiality agreement and which Buyer affirmatively rejects no later than thirty (30) days after receipt by Buyer of the loan files for such loans.

          (d) Buyer understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and except as may be expressly provided for in this Agreement, Buyer is acquiring from Seller hereunder no other interest in (i) any other business relationship which Seller or its Affiliates have or may have with any Business Customer of the Business or (ii) any other customer of Seller or its Affiliates. Buyer further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims of every type and nature which any of them may have, to the extent that such rights or claims relate to the conduct of the Business prior to the day on which the Assets from which such rights or claims arise are transferred to Buyer, unless such rights or claims are transferred to Buyer hereunder.

     2.2. Assumption of Liabilities.

          (a) Pursuant to the terms of this Agreement, Buyer (either directly or through a Buyer Bank Subsidiary) shall assume at the Close of Business on the Closing Date all of the liabilities or obligations of any kind of Seller (whether absolute, contingent, accrued, asserted or unasserted, known or unknown, or otherwise) from and after the Closing Date with respect to or arising under or in connection with any or each of the following (except to the extent included in the Excluded Liabilities, collectively, the "Liabilities"):

               (i)    the Assumed Deposits;

               (ii)   the Assets;

               (iii) all liabilities and obligations of Seller and its Affiliates relating to Transferred Employees specifically assumed by Buyer pursuant to Section 8.3 of this Agreement; and

               (iv) any Miscellaneous Liabilities, Accrued Interest and any FAS 91 Fees, earned, unbilled and unearned, or unamortized fees from the Business, in each case which are not otherwise deducted in determining the Net Book Value of any Asset. More generally, all periodic fees or charges must be shared on proportionate basis as of the Closing Date in accordance with Section 2.6.

          (b) Except for the Liabilities expressly set forth in Section 2.2(a), Buyer is not assuming, and expressly shall have no obligation with respect to (and shall not assume or be deemed to assume), any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (collectively, "Contingent Liabilities"), (i) relating to or arising under or in connection with any Excluded Asset, (ii) existing at the time of or arising out of or relating to acts, events or omissions to act that occurred prior to the Closing Date, or (iii) relating to or arising under any earnout payments or similar amounts (whether under Section 2.1(c) of the Merger Agreement, or otherwise) due or owing by or in respect of Clair Odell with respect to which there is not any accrual on the books of Clair Odell as of the Closing Date (which payment shall be made by Seller on behalf of Clair Odell when due), it being understood that, in each case, Seller shall remain and be solely and exclusively liable with regard to such liabilities and obligations (collectively, the "Excluded Liabilities").

     2.3. Purchase Price. The "Purchase Price" for the Assets, payable at Closing by Buyer to Seller, which shall be netted against the amount payable at the Closing by Seller to Buyer as consideration for the assumption by Buyer of the Liabilities, will be an amount equal to the sum of the following, in each case as of the Close of Business on the Closing Date:

               (i) the aggregate Net Book Value of: (A) the Personal Property and the Miscellaneous Assets (other than those items of Personal Property or other assets of Clair Odell); and (B) the Assigned Loans, net of charge-offs and purchase premiums, plus accrued and unpaid interest thereon; plus

               (ii) the aggregate Fair Market Value of the Owned Real Premises, determined in accordance with Section 2.7; plus

               (iii) the amount of the Cash on Hand; plus

               (iv)  the Prepaid Expenses; plus

               (v) an amount equal to the lesser of (x) sixteen percent (16%) of the average daily Assumed Deposits for the one hundred twenty (120) days preceding the Closing Date or (y) sixteen percent (16%) of the average daily Assumed Deposits for the ten (10) days, preceding the Closing Date (the "Amount of the Premium"); provided, however, that for purposes of calculating the Amount of the Premium, the Assumed Deposits shall not include: (A) public deposits, including those of municipalities and government agencies in excess of $288 million, (B) demand deposits within the CMMP Deposit Base which represent compensating balances as set forth on
     Schedule 2.3(v)(B), (C) any deposits that are the subject of a pending writ
     ------------------
     of attachment or IRS levy, or other individual legal action involving a claim against the balance of any Assumed Deposit, (D) Assumed Deposits of customers of (1) Excluded Branches or (2) Branches subject to a Lease which cannot be assigned or subleased to Buyer as of the Closing Date (customers described in this subsection (D) holding such Assumed Deposits referred to herein as the "Potential Runoff Customers"), as to which the Amount of the Premium will be determined pursuant to Section 2.10, (E) any of the CD Deposit Base in excess of forty-one percent (41%) of the Assumed Deposits,
     (F) Assumed Deposits of customers listed in Schedule I (which such
                                                 ----------
     customers will not be substituted with others prior to the Closing) and (G) the Excluded Deposits; plus

               (vi) subject to the last sentence of Section 8.14, the Mark-to-Market Value of any Derivative Contract which has a positive Mark-to-Market Value, as determined pursuant to Section 2.8.

     2.4. Consideration for Assumption of Liabilities. As consideration for the assumption of the Liabilities, Seller shall pay to Buyer the sum of the following, in each case as of the Close of Business on the Closing Date: the Net Book Value of (i) the Assumed Deposits, plus Accrued Interest thereon, (ii) the other Liabilities (other than the liabilities of Clair Odell), and (iii) subject to the last sentence of Section 8.14, the Mark-to-Market Value of any Derivative Contract which has a negative Mark-to-Market Value, as determined pursuant to
Section 2.8.

     2.5. Arrangements With Respect to IRAs and Keogh Plans. On or before the Closing Date, Seller shall cause notice (such notice to be approved in advance by Buyer) to be sent to each depositor of an Assumed Deposit held by Seller pursuant to an IRA Plan and each "employer" who established an Assumed Deposit pursuant to a Keogh Plan, regarding the resignation of Seller as IRA Plan custodian or Keogh Plan trustee, as applicable. Buyer and Seller shall enter into an Agency Agreement effective as of the Closing Date, substantially in the form mutually acceptable to Buyer and Seller (the "Agency Agreement"), pursuant to which Seller shall appoint Buyer as Seller's agent with respect to IRA Plan deposit liabilities and Keogh Plan deposit liabilities during the period commencing on the Closing Date and ending on the date on which Seller's resignation as custodian or trustee, as applicable, can first become effective in accordance with the terms of the applicable IRA Plan or Keogh Plan (the "Agency Period"). The Agency Agreement shall further provide that, effective upon termination of the applicable Agency Period, Seller appoints Buyer as successor custodian to such IRA Plans and as successor trustee to such Keogh Plans for which an alternative successor custodian or trustee has not been appointed in accordance with the applicable plans attached as Schedule 1 to the
                                                              ----------
Agency Agreement. Upon such appointment as successor custodian for such IRA Plans and as successor trustee for such Keogh Plans, Buyer shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and applicable federal and state laws and regulations.

     2.6.  Adjustment for Expenses, Prepayments and Fees.

           (a) All fees and expenses with respect to the Assets and Liabilities shall be prorated between the parties based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365)- day calendar year as of the Close of Business on the Closing Date. All operating expenses related to the Business, including, but not limited to, rent, utility, maintenance, and service expenses attributable to operations of the Business until the Close of Business on the Closing Date shall be paid by and shall be the obligation of Seller; all of such expenses attributable to operations of the Business after the Close of Business on the Closing Date shall be paid by and be the obligation of Buyer. All real and personal property, use and other Taxes imposed on a time basis with respect to the Assets and Liabilities shall be pro rated between the parties in the same manner based on the full amount of the Tax for the relevant period, unless such amount is not reasonably ascertainable, in which case the full amount of the Tax for the prior period shall be used.

           (b) To the extent that any fees, expenses or Taxes described in paragraph (a) of this section are not discovered or the actual amount thereof is not known prior to the final determination of the Final Settlement Statement, the parties shall cooperate with one another so that Buyer and Seller each pays its appropriate share of any such fee, expense or Tax, depending upon whether such expense relates to the period before, or after the Close of Business on the Closing Date.

     2.7.  Fair Market Value.

           (a) The fair market value of each of the Owned Real Premises for purposes of Section 2.3 (the "Fair Market Value") shall be determined in accordance with this Section 2.7. By not later than the thirtieth (30th) day after the date hereof, Buyer shall have (i) selected an appraiser in good faith (an "Appraiser") to conduct the appraisal of each of the Owned Real Premises under this Section 2.7, and (ii) caused such Appraiser to have delivered its appraisal to Seller setting forth its estimate of the Fair Market Value of the Owned Real Premises. Seller, by not later than the fifteenth (15th) day after receiving the appraisal pursuant to the preceding sentence, shall notify Buyer in writing (x) that Seller agrees with such appraisal (in which case such appraisal will be used to determine Fair Market Value pursuant to this Section 2.7) or (y) that Seller does not agree with such appraisal. If clause (y) of the preceding sentence applies, then by not later than the fifteenth (15th) day after giving the notice provided for in such clause (y), Seller shall have (A) selected an Appraiser to conduct an appraisal of each of the Owned Real Premises under this Section 2.7, and (B) caused such Appraiser to have delivered its appraisal to Buyer setting forth its estimate of the Fair Market Value of the Owned Real Premises. If whichever is the higher of the appraisal prepared by Buyer's Appraiser and Seller's Appraiser does not exceed whichever is the lower of such appraisals by more than ten percent (10%), then the Fair Market Value for purposes of this Section 2.7 shall be the average of the amount reflected in such two appraisals. If the higher of any such Fair Market Value exceeds the lower of such Fair Market Value by more than ten percent (10%), then Seller and Buyer will jointly select and pay the expenses of an Appraiser whose appraisal will then be juxtaposed with the other two, and the two appraisals of the three which are closest in value will then be averaged to conclusively determine the Fair Market Value.

           (b) Each Appraiser shall determine the Fair Market Value of each such Owned Real Premises in accordance with customary practices and procedures for a Member of the Appraisal Institute. Each Appraiser shall make its determination of Fair Market Value based on the amount of cash that the Appraiser determines would be realized by Seller if Seller sold each such Owned Real Premises, as a willing seller, to a willing buyer on the Closing Date, "as is" and in vacant condition to be used solely for its current uses, subject to all liabilities, liens, and other encumbrances to which the Owned Real Premises is subject.

     2.8. Valuation of Derivatives. The mark-to-market value ("Mark-to-Market Value") of any Derivative Transaction means, an amount, if any, that would be paid by the Seller (expressed as a negative number) or to Seller (expressed as a positive number) in consideration of an agreement between Seller (taking into account any existing collateral posted with respect to the obligations of the party to the Derivative Transaction other than Seller) and a leading dealer in the relevant market of the highest credit standing which satisfy all the criteria that Seller applies generally at the time in deciding whether to offer or to make an extension of credit (a

"Reference Market-maker") to enter into a transaction pursuant to which all of Seller's rights, obligations and liabilities under the Derivative Transaction are assumed by the Reference Market-maker.

     In the event that Buyer disagrees with a determination of Mark-to-Market Value made by Seller, Buyer shall notify the Seller in writing within five (5) Business Days and within two (2) Business Days of such notice the Derivative Transaction in question shall be submitted to bid to three Reference Market-makers mutually agreed by Buyer and Seller. The Mark-to-Market Value shall be the arithmetic mean of the three quotes. Seller shall provide such information as is reasonably requested by Buyer in order to facilitate Buyer's valuation of the Derivative Contracts.

     2.9.  Overdraft Repurchases. Subject to the provisions set forth in this
Section 2.9, Seller agrees to repurchase from Buyer, on demand, Overdrafts outstanding on the Closing Date which have remained outstanding for sixty (60) calendar days following the Closing Date. Such repurchase shall occur within five (5) Business Days following the sixty (60) day period. The amount of such repurchase shall be equal to the lesser of (a) the balance of the Overdraft as of the Closing Date or (b) the lowest balance of the Overdraft during such sixty
(60) day period. Notwithstanding Seller's obligation to repurchase Overdrafts, Buyer shall use its commercially reasonable efforts consistent with practices it follows for its own accounts (i) to collect such Overdrafts prior to the expiration of such sixty (60) day period and (ii) to assist Seller in collecting overdrafts after repurchase by Seller; provided, however, that Buyer's commercially reasonable efforts shall not require that it incur any out-of-pocket expenses or initiate or pursue any legal action against any such person.

     2.10. Potential Runoff Customers Payment. At the Close of Business on the Closing Date, Buyer shall pay to Seller a deposit premium of six percent (6%) with respect to the Potential Runoff Deposits. On the date which is ten (10) Business Days after the Measurement Date, Buyer shall pay Seller, or Seller shall rebate to Buyer, as appropriate, an amount such that the aggregate amount paid by Buyer to Seller pursuant to this Section 2.10 is equal to the product of
(i) twelve percent (12%), multiplied by (ii) the Aggregate Future Deposit Balances.

For these purposes:

     "Potential Runoff Deposits" shall mean the aggregate amount of the Assumed Deposits of the Potential Runoff Customers as of the Closing Date.

     "Future Deposit Balances" shall mean, for each Potential Runoff Customer, the lesser of (i) the aggregate deposit balance of such Potential Runoff Customer assumed by Buyer as of the Closing Date, or (ii) the aggregate deposit balance of such Potential Runoff Customer with Buyer as of the Measurement Date.

     "Aggregate Future Deposit Balances" shall mean the aggregate of the Future Deposit Balances for all Potential Runoff Customers.

     "Measurement Date" shall mean the date that is twelve (12) months after the Closing Date.

     2.11.  Illustrative Calculation of Purchase Price. Schedule 2.11 to the
                                                        -------------
Disclosure Letter is a Statement of Assets and Liabilities as of May 31, 2001 for the Business and illustrative calculation of the Purchase Price based thereon determined in accordance with Section 2.3 hereof. Such illustrative calculation shall be the basis for determination of the Purchase Price and the Cash Payment to be made in accordance with Section 12.2 and the Final Payment Amount to be paid in accordance with Section 12.5.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER
           ------------------------------------------------------

     Seller represents, warrants and agrees as follows:

     3.1. Organization and Related Matters. If Seller is not a bank, it is a corporation, duly organized, validly existing, and in good standing under the laws of its State of organization or if Seller is a bank, it is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. Seller has the requisite corporate power and corporate authority to own the Assets and operate the Business as currently conducted and to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

     3.2. Authorization; Good Title. The execution and delivery of this Agreement and each other agreement, document and instrument executed and delivered by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby by Seller, have been duly and validly authorized and approved by all requisite corporate and organizational action and no further corporate or organizational authorization on the part of Seller is necessary in connection herewith or therewith. This Agreement and the related documents, and the transactions contemplated hereby and thereby, have been approved by Seller's board of directors, and such approval has been reflected in the minutes of the meeting of the board of directors. This Agreement and each other agreement, document and instrument contemplated hereby as of its date of execution has been or will have been as of such date duly executed and delivered by Seller. This Agreement and each other agreement, document and instrument executed by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to Permitted Enforceability Exceptions.

     As to each Asset other than Owned Real Premises and Leases, Seller is the lawful owner of the Asset, free and clear of all liens (other than Permitted Exceptions) and, except for consents required to transfer the Assets on the Closing Date, Seller will have the right to sell and convey to Buyer all of such Assets on the Closing Date.

     As to Owned Real Premises, Seller is the lawful owner of the Owned Real Premises free and clear of all liens except Permitted Exceptions, applicable zoning laws, and as set forth on Schedule 3.5(g), the rights of any tenants
                                 ----------------
under the leases of or affecting such Owned Real Premises.

     As to Leases, Seller has a valid leasehold interest in the Leased Premises covered by such Lease, free and clear of all liens except Permitted Exceptions, applicable zoning laws and the rights of subtenants under subleases for or affecting such Leased Premises, none of which prevents Seller from using the premises covered thereby as presently used. Seller has and will upon receipt of all required consents, assign to Buyer, the Leases, and has and will upon receipt of all required consents, convey to Buyer on the Closing Date, a valid leasehold interest in the Leased Premises or, to the extent applicable, licenses with respect thereto, subject only to Permitted Exceptions.

     3.3. Compliance with Laws and Regulations. Seller has conducted and is conducting the Business (including, without limitation, all matters relating to the Business Employees, the Owned Real Premises and the Leased Premises) and has originated, administered and serviced all Assigned Loans and Assumed Deposits in compliance with all federal and state laws and regulations applicable to the Business in all material respects, including, without limitation, all regulations and orders of any applicable regulatory agency (collectively, the "Regulatory Agency"). Seller is not subject to any order or ruling with respect to the Business directed to it by, or memorandum of understanding with, any governmental agency, including the Regulatory Agency. There are no material and uncured or unremedied deficiencies with respect to or affecting the Business, or the Assets and Liabilities being acquired in connection therewith, noted in internal audit reports or reports of examination of the Regulatory Agency. Seller has not received any written notice of any violation of, or commencement of any proceeding in connection with, any violation of the federal Bank Secrecy Act with respect to any of the Assumed Deposits (including, but not limited to any hearing or investigation related to the imposition of fines or penalties) and does not know of any violation of the Bank Secrecy Act or any similar anti-money laundering statute or regulation which has been violated by Seller or any of its employees with respect to the Assumed Deposits.

     3.4.  Tenants; Leased Premises.

           (a)  Schedule F contains a list, complete and accurate as of June 30,
                ----------
2001, of each written Lease, including the amount of space, rent, Security Deposit and term, pursuant to which Seller leases the premises of the Business (the "Leased Premises") with a demarcation indicating Leases that require consent to be assigned or subleased.

           (b)  Except for the tenants listed in Schedule 3.4, there are no
                                                 ------------
tenants or, to the Knowledge of Seller, other occupants of the Leased Premises.

           (c)  Except as set forth in Schedule 3.4, each of the Leases is in
                                       ------------
full force and has not been modified, altered or amended, and, neither Seller nor to Seller's Knowledge, the landlord is in default under any of its respective obligations thereunder.

           (d)  Except as set forth in Schedule 3.4, Seller has provided Buyer
                                       ------------
with true and accurate copies of each of the Leases and all amendments thereto, and neither Seller nor, to Seller's Knowledge, any tenant under the Leases has received any notice of default thereunder or has any Knowledge of any event which by itself or with the passage of time could result in a default under a Lease.

           (e)  Except as listed in Schedule 3.24, Seller has not received and
                                    -------------
has no Knowledge of any written notices of violations, citations, summonses, compliance orders, directives, suits, other legal process, or other written notices of potential liability under applicable zoning, building, fire or other applicable laws and regulations relating to the Leases or the Leased Premises.

           (f)  Except as set forth in Schedule 3.4, Seller has not received and
                                       ------------
has no Knowledge of any written notice of a condemnation proceeding relating to the Leases or the Leased Premises.

           (g) Seller's rights with respect to the Leased Premises are not subordinate to any mortgage, trust deed or ground lease except as provided in
Schedule 3.4, or except where such lienholder has executed a non-disturbance
------------
agreement that assures Seller's rights to possession and other rights granted under the Lease.

     3.5.  Owned Real Premises.

           (a)  Schedule F contains a list, complete and accurate, of all the
                ----------
Owned Real Premises.

           (b) On the Closing Date, Seller will convey good and marketable title to the Owned Real Premises free and clear of all encumbrances, except for Permitted Exceptions, applicable zoning laws and the rights of tenants under leases specified in Schedule 3.5(g). Seller shall maintain substantially in
                    ---------------
effect from the date of this Agreement until the Closing Date, all property, liability, fire and casualty insurance in effect as of the date hereof with regard to the Owned Real Premises and the Leased Premises, including the structures, leasehold improvements and fixed assets relating to the Branches, subject to such adjustments therein as Seller has customarily made upon the renewal of such policies such as increasing deductible in an attempt to offset increasing premium charges.

           (c) Seller has not received and has no Knowledge of any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Premises which could have a material adverse impact on the operation of the Owned Real Premises as a retail banking branch or otherwise on a basis consistent with its current use.

           (d) Seller has not received any written notice of a condemnation proceeding relating to the Owned Real Premises.

           (e)  Except as set forth on Schedule 3.5(e), Seller has received no
                                       ---------------
notice of any existing or pending special assessments affecting the Owned Real Premises which may be assessed by any governmental authority, water or sewer authority, drainage district or any other special taxing district.

           (f) There are no outstanding agreements, options or commitments of any nature obligating Seller to transfer any of the Owned Real Premises or rights or interests therein to any other person or entity.

           (g) There are no leases, subleases, licenses or other rental agreements or occupancy agreements which grant any possessory interest in and to any space situated on or in the Owned Real Premises or that otherwise give rights with regard to the use of the Owned Real Premises or any portion thereof, except as set forth on Schedule 3.5(g).
                       ---------------

           (h) Each Owned Real Premises (or the use and operation of any component, portion or area of any such premises) is in compliance in all material respects with all applicable municipal and other governmental laws, ordinances, regulations, codes, licenses, permits and authorizations, and, there are presently and validly in effect all licenses, permits and other authorizations to be obtained by Seller that are necessary.

     3.6. No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and each other agreement, document and instrument executed by Seller pursuant to this Agreement, and, subject to receipt of all required regulatory approvals, the consummation of the transactions contemplated hereby and thereby by Seller, do not and will not: (i) conflict with any of the provisions of the articles of association or articles of incorporation (as appropriate) or bylaws of Seller; (ii) violate any laws, orders or regulations applicable to Seller; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Seller is subject, or by which it or any of its property is bound, in each case relating to the Business, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound in each case relating to the Business, or give rise to any encumbrance upon any of the Assets (other than Permitted Exceptions); or (iv) with respect to the Material Agreements and Leases (other than those Material Agreements and Leases set forth on Schedule
                                                                     --------
3.6 or those Contracts addressed in Sections 5.7 and 6.3), require the
---
affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

     3.7.  Litigation and Related Matters. Attached to the Disclosure Letter as
Schedule 3.7 is a schedule, complete and accurate, of any material action, suit,
------------
claim, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller relating to the Business. There is no action, suit, claim, proceeding or investigation pending or, to Seller's Knowledge, threatened against Seller that is reasonably likely to impair the consummation of the transactions contemplated hereby or materially adversely affect the Business after the Closing Date. Seller is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

     3.8.  Assumed Deposits. Schedule 3.8 is a complete and accurate list, as of
                             ------------
the date set forth below, of the aggregate Assumed Deposits held by the Business including separate categories for the Demand Deposit Base, the CWI Deposit Base, the Savings Deposit Base, the MMDA Deposit Base, the NOW Deposit Base, the CD Deposit Base, the BIA Deposit Base, and the IRA Plan and Keogh Plan Deposit Base prepared as of May 31, 2001 (except that the information with respect to consumer deposits is as of June 14, 2001), and the CMMP Deposit Base, the DFS Deposit Base and the Government Deposit Base prepared as of May 31, 2001, in each case listed by product type and business department. The Assumed Deposits have been originated and administered in accordance with the terms of the respective governing documents and all applicable laws and regulations in all material respects. The deposit agreements and other documents relating to the Assumed Deposits to be delivered to Buyer will be all such documents in Seller's possession or reasonably available to Seller at the Closing that are necessary to establish the amounts or other terms of the Assumed Deposits or that evidence the Assumed Deposits. The Assumed Deposits are insured by the FDIC to the fullest extent in accordance with the Federal Deposit Insurance Act and Seller has paid all assessments due thereunder.

     3.9.  Personal Property. Schedule 3.9 is a complete and accurate list of
                              ------------
all Personal Property which Seller can identify based on its books and records and limited review, as of the date hereof, including the furniture, fixtures, equipment, materials and supplies owned or leased by Seller located at the Branches, any other Leased Premises, the Owned Real Premises, the Business Banking Centers and the Other Facilities or otherwise primarily used in connection with the Business.

     3.10. Loans. Each of the following schedules contain the following information regarding the Assigned Loans identified thereon: (1) account number,
(2) borrower name (except for Personal Credit Loans), (3) secured status, (4) for Student Loans, whether Insured or subject to a Guaranty, and (5) the outstanding principal balance and the outstanding accrued interest. The information on each of the following schedules is complete and accurate as of the date indicated for such information below.

               (i)    Schedule 3.10.1 identifies all Student Loans as of May 31,
                      ---------------
     2001.

               (ii)   Schedule 3.10.2 identifies all Installment Loans as of May
                      ---------------
     31, 2001.

               (iii)  Schedule 3.10.3 identifies all Personal Credit Loans as of
                      ---------------
     May 31, 2001.

               (iv)   Schedule 3.10.4 identifies all Automobile Loans as of May
                      ---------------
     31, 2001.

               (v)    Schedule 3.10.5 identifies all SBA Loans as of May 31,
                      ---------------
     2001.

               (vi)   Schedule 3.10.6 identifies all Consumer Overdrafts as of
                      ---------------
     June 14, 2001.

               (vii)  Schedule 3.10.7 identifies all C&I Loans as of May 31,
                      ---------------
     2001.

               (viii) Schedule 3.10.8 identifies all Commercial Real Estate
                      ---------------
     Lending Loans as of May 31, 2001.

               (ix)   Schedule 3.10.9 identifies all Government Loans as of May
                      ---------------
     31, 2001.

               (x)    Schedule 3.10.10 identifies all Business Consumer Lending
                      ----------------
     Loans as of May 31, 2001.

               (xi)   Schedule 3.10.11 identifies all Business Overdrafts as of
                               -------
     May 31, 2001.

               (xii)  Schedule 3.10.12 identifies all Consumer Loans as of May
                               -------
     31, 2001.

               (xiii) Schedule 3.10.13 identifies all Covered Middle Market
                               -------
     Loans and CMMP Deposit Base as of May 31, 2001.

               (xiv)  Schedule 3.10.14 identifies all DFS Loans as of May 31,
                               -------
     2001.

          (b) As to each Assigned Loan (except to the extent not applicable to leases), Seller hereby represents and warrants to Buyer that as of the Closing
Date:

               (i) Each Assigned Loan was made by Seller (or by Seller's predecessor in the case of Assigned Loans acquired by Seller): (A) in the ordinary course of business at the time such Assigned Loan was made; (B) in accordance in all material respects with then existing federal and state laws and regulations; and (C) in accordance with Seller's underwriting and documentation guidelines then in effect at the time of origination or acquisition.

               (ii) Each Assigned Loan has been originated, serviced and administered in all material respects in accordance with (A) Seller's standard loan servicing and operating procedures as in effect from time to time; (B) all applicable federal and state laws and regulations; and (C) the respective loan documents governing each Assigned Loan.

               (iii) None of the rights or remedies under the documentation relating to the Assigned Loans has been amended, modified, waived, subordinated or otherwise altered by Seller except as evidenced by a written instrument which is a part of the file with respect to the Assigned Loans and was entered into by Seller in good faith and in the ordinary course of business.

               (iv) Each Assigned Loan constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable against such borrower(s) and obligor(s) in accordance with its terms, subject to the Permitted Enforceability Exception.

               (v)    Each secured Assigned Loan identified on Schedules 3.10.1
                                                               ----------------
     through 3.10.14 is secured by a valid, enforceable and, other than with
             -------
     respect to any Assigned Loan which is a syndicated loan and as to which a Person other than Seller is syndicate agent, perfected lien on the secured property described in the applicable security agreement, mortgage, pledge, collateral assignment or other security agreement.

               (vi) Immediately following the sale of each Assigned Loan, Buyer will own such Assigned Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest arising by, through or under Seller.

               (vii) The files with respect to each Assigned Loan contain all of the material documents and instruments evidencing the Assigned Loans.

               (viii) All payments made up to the Closing Date on the Assigned Loans have been properly credited to the respective Assigned Loan.

               (ix) Seller has made available to Buyer loan files representing each Assigned Loan identified on any of the Schedules 3.10.1 through
                                                 ----------------
     3.10.14 as a secured loan which include all information relating to the
     -------
     name of the borrower/debtor and all or substantially all of the Uniform Commercial Code (the "UCC") financing statements (and any continuations thereof) relating thereto.

          (c) As to each Student Loan, Seller hereby represents and warrants to Buyer that as of the Closing Date:

               (i)    Each Student Loan identified as Guaranteed on Schedule
                                                                    --------
     3.10.1 (each a "Guaranteed Student Loan") is covered by a Guaranty from one
     ------
     of the student loan guarantee programs. Each Student Loan identified as Insured (each, an "Insured Student Loan") on Schedule 3.10.1 is so Insured.
                                                  ---------------

               (ii) Each Guaranteed Student Loan complies in all material respects with all requirements of the applicable student loan guarantee program and all requirements imposed by the respective Guaranty Agency. Each Insured Student Loan complies in all material respects with all requirements of the applicable student loan insurance program and all requirements of the Secretary of Education.

               (iii) At all times during which the Guaranteed Student Loans were held by Seller prior to the date of this Agreement, Seller has been party to a valid and binding guaranty agreement with the respective Guaranty Agency.

               (iv) Seller's participation in any student loan guaranty program has been and will be evidenced by a legally enforceable written Guaranty and Seller has complied with the practices and procedures required of lenders under the terms of any such program.

               (v) Each Student Loan was made to or on behalf of a student for the purpose of financing the student's post-secondary education. Each Guaranteed Student Loan and Insured Student Loan was made to or on behalf of a student eligible to receive a loan, which is Guaranteed or Insured under the Higher Education Act.

               (vi) No payment of principal or interest with respect to any Student Loan is, as of the date of this Agreement, more than two hundred seventy (270) days delinquent, and no payment of principal or interest with respect to any Student Loan will, at the Closing Date, be more than two hundred seventy (270) days delinquent. The rate of interest carried by each Student Loan is not less than five percent (5%) per annum, and no Student Loan carries a rate of interest less than, or in excess of, the maximum rate of interest permitted to be charged to the borrower by the Higher Education Act at the time the Student Loan was made. Interest on each Student Loan has been collected under the

     "simple interest" method. Any origination fee in respect of a Student Loan shall have been authorized by the Higher Education Act.

               (vii) On the Closing Date each Student Loan will be represented by one (1) or more promissory notes or other written agreements that document the Student Loan in accordance with the applicable requirements of
     (A) the laws of the jurisdiction in which the applicable Guaranty Agency is located; (B) the Secretary of Education; and (C) the Higher Education Act.

               (viii) With respect to each Student Loan that is either Insured or Guaranteed, such Insurance or Guaranty, as the case may be, is in full force and effect, and is freely transferable as an incident to the sale of each Student Loan from and after the Closing Date to an "eligible lender" under the Higher Education Act, and Buyer, if it is such an "eligible lender," will be entitled to the benefits of the Insurance or Guaranty. All premiums due and payable or that will become due and payable after the date hereof and prior to the Close of Business on the Closing Date have been or prior to the Closing Date will be paid in full by Seller.

               (ix) The Student Loans to be sold pursuant to this Agreement include all Student Loans of any one borrower held by Seller.

               (x) Seller has applied for and received the Secretary of Education's or a Guaranty Agency's designation, as the case may be, as an "eligible lender" under the Higher Education Act and has entered into all agreements required for participation in the insured or guaranteed student loan programs created under the Higher Education Act, which agreements are valid and binding upon the parties thereto and Seller is not in default in the performance of any of its covenants and agreements made in respect thereto.

           (d) As to each SBA Loan that is subject to a guaranty, such guaranty is in full force and effect, and is freely transferable as an incident to the sale of each SBA Loan and, assuming that Buyer is a lender approved by SBA, Buyer shall be entitled to the benefits of such guaranty.

     3.11. Letters of Credit. Attached to the Disclosure Letter as Schedule 3.11
                                                                   -------------
is a schedule, complete and accurate as of May 31, 2001, of all Letters of Credit being transferred to Buyer pursuant to this Agreement (the "Assigned Letters of Credit").

     3.12. Contracts. Attached to the Disclosure Letter as Schedule 3.12 is a
                                                           -------------
schedule, complete and accurate, as of the date hereof of each Material Agreement (other than the Leases, the Assigned Loans, the Assigned Letters of Credit, the Derivative Contracts, the Master Equipment Leases and the Cash Management Agreements). To Seller's Knowledge, each party to any Material Agreement or Immaterial Agreement has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, no party is in default under such Contracts and none of such contracts was entered into outside of the ordinary course of Seller's business. Each such Contract constitutes the legal, valid and binding obligation of Seller and, to Seller's Knowledge, the respective third party, and is enforceable in accordance with its terms subject to Permitted Enforceability Exceptions. Except as set forth in Schedule 3.12(a), no Contract or oral agreement to which Seller
                ----------------
is a party which is not being transferred to Buyer pursuant to this Agreement will, following the consummation of the transaction contemplated herein, restrict in any material respect Buyer's ability to engage in all activities of the Business in which Seller is currently and has since January 1, 2000 engaged.

     3.13. Other Assets. Attached to the Disclosure Letter as Schedule 3.13 is a
                                                              -------------
schedule, complete and accurate as of May 31, 2001, of any miscellaneous assets, including Seller's equity interest in PULSE and Seller's toll free phone number 1-800-635-5662 (the "Miscellaneous Assets"), Prepaid Expenses, Cash on Hand, and Security Deposits relating to the Business or otherwise being transferred to Buyer (or a Buyer Bank Subsidiary) pursuant to this Agreement.

     3.14. Other Liabilities. Attached to the Disclosure Letter as Schedule 3.14
                                                                   -------------
is a schedule, complete and accurate as of May 31, 2001 (or as of April 30, 2001 as indicated in the Schedule), of any miscellaneous liabilities (the "Miscellaneous Liabilities"), Accrued Interest and FAS 91 Fees relating to the Business.

     3.15. Absence of Certain Changes. Except as set forth in Schedule 3.15,
                                                              -------------
since March 31, 2001, Seller has operated the Business only in the ordinary course consistent with past practices and Seller has not suffered, done or agreed to (orally or in writing):

           (a) any change in the condition (financial or otherwise), results of operations, assets, liabilities or manner of conducting Business, other than changes arising in the ordinary course of business which have not individually or in the aggregate, had a material adverse impact upon the Business;

           (b) any acquisition or disposition by Seller of any material asset or property used solely in the Business except in the ordinary course of business; or

           (c) any material damage, destruction or casualty loss to any Assets, whether or not covered by insurance.

     3.16. Intellectual Property Assets.

           (a)  Set forth on Schedule 3.16 is a complete and accurate list of
                             -------------
all patents, trade marks, service marks and copyrights owned by Seller and used in connection with the Business, other than any such patent, trade mark, service mark or copyright that is an Excluded Asset (collectively, together with any trade secrets relating solely to the Business, the "Intellectual Property Assets"). Except as set forth on Schedule 3.16, there are no pending re-
                                 -------------
examination, opposition, interference, cancellation, invalidation or other proceedings to which Seller is a party with respect to any Intellectual Property Assets.

           (b)  Except as set forth on Schedule 3.16, (i) there are no pending
                                       -------------
or, to Seller's Knowledge, threatened written claims against Seller alleging that Seller's use of the Intellectual Property Assets in connection with the Business infringes or conflicts with the rights of others under the Intellectual Property Assets (the "Third Party Rights"); (ii) Seller has not received any written communications alleging that Seller has violated or, by using the Intellectual Property Assets in connection with the Business as now conducted, would violate any Third Party Rights or that any Intellectual Property Assets owned by it are invalid or unenforceable; (iii) no consent judgment or pending litigation in a court of law exists to which Seller is a party, which would prevent Seller from using any of the Intellectual Property Assets in the Business as now conducted; and (iv) Seller has taken commercially reasonable security measures to protect the secrecy and confidentiality of all trade secrets included in the Intellectual Property Assets.

           (c)  Except as identified on Schedule 3.16, Seller has not granted
                                        -------------
material rights to others in the Intellectual Property Assets.

     3.17. Governmental Notices. Seller has not received any written notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to Seller that could reasonably be expected to have an adverse effect on the ability of Seller to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

     3.18. No Broker's or Finder's Fees. Other than Credit Suisse First Boston, no agent, broker, investment banker, Person or firm acting on behalf of or under authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

     3.19. Community Reinvestment Act; Regulatory Matters. Seller received a rating of satisfactory or higher in its most recent examination or interim review with respect to the CRA. Seller has not been advised in writing of any supervisory concerns regarding its compliance with the CRA. To Seller's Knowledge, there are no threatened or pending actions, proceedings or allegations by any Person or regulatory agency which may cause any regulator to deny any application required to be filed pursuant to Section 8.1.

     3.20. Labor Contracts and Relations. With respect to Business Employees, Seller is not a party to any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Seller the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor, to Seller's Knowledge, is any such proceeding threatened, nor is there any strike or other labor dispute by the Business Employees pending or threatened, nor does Seller have knowledge of any activity involving any Business Employees seeking to certify a collective bargaining unit or engaging in union organizational activity.

     3.21. Investment Products; Personnel. Each Business Employee that is licensed to sell nondeposit investment products, including insurance and securities is validly licensed and in good standing with each applicable regulator, including the National Association of Securities Dealers (the "NASD") and the state insurance regulators. Schedule 3.21 describes the NDIP Accounts of
                                    -------------
Seller, or an Affiliate of Seller, as appropriate. Seller and its Affiliates have conducted all sales of fixed annuity and credit insurance products and securities investment products, and have administered and serviced all non-deposit investment accounts, in compliance with all applicable federal and state laws and regulations in all material respects, including, without limitation, all applicable regulations and orders of the federal banking agencies and the NASD.

     3.22.  Employee Benefit Plans.

            (a)  Schedule 3.22 lists all of the employee benefit plans, programs
                 -------------
and arrangements, including all pension, retirement, profit-sharing, thrift, savings, severance, welfare and fringe benefit plans and employment or severance agreements in which any Business Employee participates or to which any such Business Employee is a party (collectively, the "Employee Plans"). Seller has made available to Buyer copies of all Employee Plans and, where applicable, the most recent summary plan descriptions with respect to the Employee Plans.

            (b) The Employee Plans are in material compliance with applicable laws and regulations and have been administered in all material respects in accordance with their terms. There is no pending or, to the Knowledge of Seller, threatened legal action, suit or claim relating to any Business Employee under an Employee Plan or otherwise (other than ordinary course claims for benefits).

            (c) Each of the Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has a favorable determination letter from the IRS and Seller knows of no fact or set of circumstances that would adversely affect such qualification prior to the Closing Date.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due under any Employee Plan to any Business Employee; (ii) materially increase the benefits otherwise payable under any Employee Plan to any Business Employee; or (iii) result in the acceleration of the time or payment or vesting of any benefits to any material extent to any Business Employee.

            (e) Except as otherwise provided in Section 8.3, none of the Employee Plans will obligate Buyer to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement, or any agreement or document executed pursuant hereto.

     3.23. Properties and Assets. All of the physical assets to be transferred as part of the Assets that are material to the operation of the Business are in good repair and working order, except for ordinary wear and tear.

     3.24.  Environmental Matters. Except as set forth on Schedule 3.24:
                                                          -------------

            (a) Seller is currently in compliance in all material respects with all Environmental Laws applicable to any Owned Real Premises or Leased Premises, and with respect to any facilities, improvements, operations, and activities conducted by Seller on such premises. Seller has not received any written notice that it has failed prior to the date hereof to comply with Environmental Laws applicable to any Owned Real Premises or Leased Premises, and with respect to any facilities, improvements, operations, and activities conducted by Seller on such premises except any such notice with respect to a failure to comply which has been remedied. To the Knowledge of Seller, except as disclosed in loan files requested and received by Buyer prior to the date hereof, no facilities, improvements, operations or activities have been conducted on any Loan Properties in violation of any Environmental Laws.

            (b) Seller has all material environmental permits and approvals necessary under Environmental Laws for all facilities, improvements, operations and activities conducted by Seller on the Owned Real Premises and the Leased Premises, and Seller is currently in compliance with all such permits and approvals.

            (c) There is no suit, claim, demand, action, consent order, or proceeding pending or, to the Knowledge of Seller, threatened in which Seller has been or, with respect to threatened proceedings, could reasonably be expected to be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor for which Seller may have liability), with any Environmental Laws or (ii) relating to the Release into or presence in the Environment of any Hazardous Materials, in either case at or on any Owned Real Premises or Leased Premises.

            (d) There is no suit, claim, demand, action, consent order or proceeding pending or, to the Knowledge of Seller, except as disclosed in loan files requested and received by Buyer prior to the date hereof, threatened in which any Loan Property has been or, with respect to threatened proceedings, could reasonably be expected to be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the Release into or presence in the Environment of any Hazardous Material, in either case at or on a Loan Property.

            (e) Neither Seller, nor to Seller's Knowledge, except as disclosed in loan files requested and received by Buyer prior to the date hereof, any owner of a Loan Property, has received any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (c) or (d) of this Section 3.24 could reasonably be based.

            (f) To the Knowledge of Seller, there have been no Releases or presence in the Environment of any Hazardous Materials in, on, from, under or affecting any Owned Real Premises, or Leased Premises which would have a material adverse impact on such Owned Real Premises or Leased Premises. To the Knowledge of Seller, except as disclosed in loan files requested and received by Buyer prior to the date hereof, there have been no Releases or presence in the Environment of any Hazardous Materials in, on, from, under or affecting any Loan Property which would have a material adverse impact on such Loan Property.

            (g) To the Knowledge of Seller, there are no asbestos-containing materials, polychlorinated biphenyls (PCBs) or equipment containing PCBs, urea formaldehyde foam insulation products, underground storage tanks, sanitary landfills, or injection wells at or in any Owned Real Premises, or Leased Premises which would have a material adverse impact on such Owned Real Premises or Leased Premises. To the Knowledge of Seller, except as disclosed in loan files requested and received by Buyer prior to the date hereof, there are no asbestos-containing materials, polychlorinated biphenyls (PCBs) or equipment containing PCBs, urea formaldehyde foam insulation products, underground storage tanks, sanitary landfills, or injection wells at or in any Loan Property.

     3.25.  Derivative Transactions. Except as set forth in Schedule 3.25,
                                                            -------------
Seller is not a party to any Derivative Transaction in connection with its relationship with any customers of the Business. Schedule 3.25 also lists all
                                                 -------------
Contracts representing derivative products ("Derivative Contracts") included in the Related Assets, including a statement of the Mark-to-Market Value of each Derivative Transaction as of May 31, 2001 as determined pursuant to Section 2.8. Seller has conducted its activities with respect to such Derivative Contracts in compliance with applicable law and in compliance in all material respects with the customary policies and standards of ISDA, and all Derivative Contracts to which Seller is a party are enforceable, subject to the Permitted Enforceability Exceptions.

     3.26.  Financial Information.

            (a) The books of account and general ledger of the Regional Franchise and the Business fairly and accurately in all material respects reflect the Assets and Liabilities in accordance with generally accepted accounting principles ("GAAP") or regulatory accounting principles, whichever is applicable.

            (b) The books of account and general ledger of the Regional Franchise and the Business (i) are maintained by Seller substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions.

            (c) To the extent required by this Agreement, the Schedules provided in accordance with this Agreement will accurately reflect in all material respects the Net Book Value of the Assets referred to therein as of its date, recorded at their historical cost and depreciated or otherwise adjusted in accordance with Seller's historical accounting policies, all in accordance with GAAP.

            (d) The Final Closing Schedules will accurately reflect in all material respects the Net Book Value of the Assets therein as of the Closing Date in accordance with GAAP.

     3.27. Taxes. All Tax Returns required to be filed with respect to the Assets have been filed with the appropriate federal, state or local taxing authority; each such Tax Return is true, complete and correct. All Taxes shown to be due on such Tax Returns, and all Taxes arising from or attributable to the Assets, have been timely paid or, if applicable, withheld and timely paid to the appropriate taxing authority, other than those Taxes the failure of which to be paid would not result in a lien on the Assets or become a liability of Buyer.

            (b) No notice of deficiency or assessment of Taxes has been received from any taxing authority with respect to the Assets. There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Assets).

     3.28. Safe Deposit Boxes. Seller is in compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in the Regional Franchise Distribution Network (the "Safe Deposit Business").

     3.29.  Historical Business Excepting for the matters set forth on Schedule
                                                                       --------
2.1(c)(v) and taking into account the Excluded Assets and the Excluded
---------
Liabilities and the arrangements
contemplated by Sections 6.3 and 8.13, the Assets purchased and Liabilities assumed by Buyer from Seller, together with the services to be provided by Seller under the Conversion Implementation Agreement and management, support and administrative services that Seller may reasonably assume Buyer will provide, will be sufficient to enable Buyer, immediately as of the Closing Date, to engage in all material respects in the activities of the Business in which Seller is currently, and has since January 1, 2001 been engaged.

     3.30.  Employment Agreements. Except as set forth in Schedule 3.30, with
                                                          -------------
respect to the Business Employees, Seller is not a party to any employment agreement, contract or compensation agreement or other agreement or understanding resulting in any obligation of Seller with respect thereto.

     3.31.  Clair Odell.

            (a) Clair Odell is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full limited liability company power to conduct insurance and annuities operations in the manner and in the jurisdictions in which its properties are owned or leased and in which such business is currently conducted. The copies of the organizational documents of Clair Odell, as amended to date, and delivered to Buyer, are complete and correct, and no amendments thereto are pending.

            (b) All of the issued and outstanding membership interests of Clair Odell are owned by Mellon Insurance Agency, Inc. free and clear of any liens. The Clair Odell Interests are all of the issued and outstanding membership interests of Clair Odell. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind or any claims with respect to any of the Clair Odell Interests, for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable or exercisable for, any equity interests of Clair Odell. Upon consummation of the transactions contemplated by this Agreement and registration of the Clair Odell Interests in the name of Buyer or, as may be directed by Buyer, an Affiliate of Buyer, Buyer or such designated Affiliate, as the case may be, will own all of the issued and outstanding membership interests of, and equity interests in, Clair Odell free and clear of all liens.

            (c) Clair Odell has conducted all product sales including, but not limited to, sales of fixed annuity and insurance products, and has administered and serviced all products, in compliance with all applicable federal and state laws and regulations in all material respects, including, without limitation, all applicable regulations and orders of the federal banking agencies and the state insurance regulators.

            (d)  Except as set forth on Schedule 3.31, Clair Odell does not own
                                        -------------
any equity interest in another Person.

                 (i) Seller has delivered to Buyer a balance sheet of Clair Odell as of June 30, 2001 (the "Clair Odell Base Balance Sheet") and statements of income, shareholder equity and cash flows for the fiscal years ended December 31, 1999 and December 31, 2000 (such statements of income, shareholder equity and cash flows, collectively, with the Clair Odell Base Balance Sheet, the "Clair Odell Financial

     Statements"). The Clair Odell Financial Statements have been prepared in accordance with GAAP (except for the absence of notes) applied on a consistent basis during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of Clair Odell at the dates of said statements and the results of its operations for the periods covered thereby.

                 (ii) As of the date hereof, Clair Odell has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Clair Odell or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except (X) liabilities stated or adequately reserved against on the Clair Odell Base Balance Sheet or disclosed in the notes thereto, (Y) obligations under the Clair Odell Material Agreements or (Z) liabilities incurred in the ordinary course of business of Clair Odell consistent with prior practice and either (I) not required under GAAP to be reflected on the Clair Odell Base Balance Sheet, none of which will have a material adverse effect on the condition (financial or otherwise), assets, liabilities or results of operation of Clair Odell, taken as a whole, or (II) incurred since the date of the Clair Odell Base Balance Sheet.

                 (iii) Since the date of the Clair Odell Base Balance Sheet, Clair Odell has been operated only in the ordinary course of business consistent with past practices and there has been no change in the condition (financial or otherwise), results of operations, assets, liabilities or manner of conducting business, other than in the ordinary course of business which have not individually or in the aggregate, had a material adverse impact upon its business.

            (e) Clair Odell has properly completed and filed on a timely basis and in correct form all Tax Returns that it has been required to file through the date hereof; each such Tax Return is true, complete and correct.

     3.32. Limitations on and Disclaimer of Representations and Warranties; Disclosures.

            (a) Seller does not make any representations or warranties to Buyer as to whether, or the length of time during which, any accounts relating to Assumed Deposits will be maintained by the owners of each Assumed Deposits with Buyer after the assumption thereof by Buyer.

            (b) The representations and warranties of Seller in this Agreement, together with the Schedules delivered herewith and the other certificates and documents delivered by Seller to Buyer pursuant hereto, taken collectively in the aggregate in the context of the transactions contemplated by this Agreement, do not contain untrue statements of material fact or omit to state material facts that, taken together, are necessary in order to make such collective statements, in light of the circumstances in which they are made, not materially misleading.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER
             ----------------------------------------------------

     Buyer represents, warrants and agrees as follows:

     4.1. Organization and Related Matters. Buyer is a Rhode Island bank holding company, duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has the requisite corporate power and corporate authority to own its assets and carry on its business as currently conducted and execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

     4.2. Authorization. The execution and delivery of this Agreement and each other agreement, document and instrument delivered by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized and approved by all requisite corporate and organizational action and no further corporate or organizational authorization on the part of Buyer is necessary herewith or therewith. This Agreement has been approved by Buyer's board of directors, and such approval is reflected in the minutes of the board of directors. This Agreement and each other agreement, document and instrument contemplated hereby as of its date of execution has been or will have been as of such date duly executed and delivered by Buyer. This Agreement, and each other agreement, document and instrument executed by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to Permitted Enforceability Exceptions.

     4.3. No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and each other agreement, document and instrument executed by Seller pursuant to this Agreement, and subject to receipt of all required regulatory approvals, the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with any of the provisions of the charter or bylaws of Buyer; (ii) violate any laws, orders or regulations applicable to Buyer; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Buyer is subject, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound; or (iv) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

     4.4. Litigation and Related Matters. There is no action, suit, claim, proceeding or investigation pending or, to Buyer's Knowledge, threatened against Buyer that is reasonably likely to impair the consummation of the transactions contemplated hereby. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

     4.5. Compliance with Laws and Regulations. Buyer, to its Knowledge, has conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders, and opinions of the FDIC. Buyer is not subject to any order or ruling directed to it by, or memorandum of understanding with, any federal and state governmental agency, including the FDIC.

     4.6. Governmental Notices. Buyer has not received any notice from, or had any discussions with, any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to Buyer that could reasonably be expected to have an adverse effect on the ability of Buyer to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

     4.7. No Broker's or Finder's Fees. No agent, broker, investment banker, Person or firm acting on behalf of or under authority of Buyer, other than Goldman, Sachs & Co., is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

     4.8. Community Reinvestment Act; Regulatory Matters. Each existing Buyer Bank Subsidiary received a rating of satisfactory or higher in its most recent examination or interim review with respect to the CRA and none of them have been advised in writing of any supervisory concerns regarding its compliance with the CRA. To Buyer's Knowledge, there are no threatened or pending actions, proceedings or allegations by any Person or regulatory agency which may cause any regulator to deny any application required to be filed pursuant to Section 8.1.

     4.9.  Pension Plan Matters. With respect to Buyer's DB Plan as defined in
Section 8.3(g), Buyer has fulfilled its obligations under the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), and the Code in all material respects and to Buyer's Knowledge neither Buyer nor Buyer's DB have incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been paid as due. No reportable event (as such term is used in section 4043 of ERISA) or no "accumulated funding deficiency (as such term is used in section 412 or 4971 of the Code) has occurred with respect to Buyer's DB Plan.

        ARTICLE V - UPDATING OF INFORMATION ON ASSETS AND LIABILITIES
        -------------------------------------------------------------

     5.1. Deposits. Seller will provide Buyer at the Closing with: (i) an updated Schedule 3.8 reflecting the aggregate Assumed Deposits, including
        ------------
Accrued Interest thereon, as of the Close of Business on the tenth (10/th/) day prior to the Closing Date; and (ii) a Schedule 5.1 reflecting the average daily
                                      ------------
Assumed Deposits for the ten (10) days and one hundred twenty (120) days preceding the Closing Date.

     5.2. Personal Property. No fewer than ten (10) Business Days prior to the Closing Date, Seller shall advise Buyer of any Schedule 3.9 items that are
                                               ------------
subject to any material lien, claim or encumbrance. Buyer shall have the right by prior written notice delivered to Seller no fewer than five (5) Business Days after receipt of Seller's notice to exclude any such items from Schedule 3.9.
                                                                ------------
Any items so excluded shall be subject to Section 8.13 hereof. An updated
Schedule 3.9 listing all of the items of Personal Property remaining after any
------------
such exclusions, along with the Net Book Value of all of such items, as of the Close of Business on the tenth

(10/th/) Business Day prior to the Closing Date, shall be delivered by Seller to Buyer at the Closing.

     5.3.  Loans. Seller shall provide to Buyer at the Closing updated Schedules
                                                                       ---------
3.10.1 through 3.10.14 listing the Assigned Loans, including accrued and unpaid
------         -------
interest thereon, as of the Close of Business on the tenth (10/th/) Business Day preceding the Closing Date. Seller and Buyer shall comply with the provisions of
Section 8.11 with respect to the Assigned Loans. No later than ten (10) Business Days prior to the Closing Date, Buyer shall have the right by prior written notice delivered to Seller no fewer than five (5) Business Days prior to the Closing Date to exclude any Assigned Loans which Buyer was prevented from reviewing as of the date of this Agreement because of contractual provisions of confidentiality in the loan documents.

     5.4. Letters of Credit. Seller shall provide to Buyer at the Closing an updated Schedule 3.11 listing the Assigned Letters of Credit and the then
        -------------
outstanding Letter of Credit Obligations thereunder, in each case as of the Close of Business on the tenth (10/th/) Business Day preceding the Closing Date. Seller and Buyer shall comply with the provisions set forth in Section 8.12 with respect to the Assigned Letters of Credit.

     5.5.  Contracts.

           (a)  No later than the earlier of (i) December 15, 2001 and (ii) ten
(10) Business Days prior to the Closing Date, Seller shall advise Buyer of any Material Agreement, Master Equipment Lease, Immaterial Agreement or Assigned Loan that is not assignable by its terms, or that requires the consent of a third party in order for such Contract to be assigned by Buyer, if, in each case, consent has not been obtained prior to such time and is not reasonably expected to be obtained prior to the Closing. Any such items shall be Restricted Items subject to Section 8.13 hereof.

           (b)  Within thirty (30) days after delivery of Schedule 6.3(c) and in
                                                          ---------------
accordance with the procedures in Section 6.3(c), Buyer shall notify Seller if it wishes to terminate any of the Immaterial Agreements which are terminable on ninety (90) days' notice or less without penalty or a material adverse impact on the Business, and Seller shall promptly take action to terminate all such Immaterial Agreements, effective on or before the Closing Date to the extent possible, and such Immaterial Agreements shall constitute Excluded Assets.

     5.6. Leased Premises. Seller shall use commercially reasonable efforts (but shall not be obligated to expend any money or initiate litigation) to obtain an estoppel certificate from each lessor and the consent of each lessor or third party, including any mortgagee (each in form and substance reasonably satisfactory to Buyer), required to permit Seller to assign to Buyer each Lease pursuant to which Seller leases the Leased Premises in accordance with the terms of such Lease and any applicable subordination and non-disturbance agreement. Any Lease for which consent is required and not obtained is subject to Section
6.3 hereof. Seller shall provide to Buyer at the Closing an updated Schedule F
                                                                    ----------
and Schedule 3.4 which sets forth such matters with respect to the Leased
    ------------
Premises, as of the Close of Business on the tenth (10/th/) Business Day prior to the Closing Date.

     5.7. Cash Management Services Agreements. No fewer than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer Schedule 5.7
                                                              ------------
listing all cash management service agreements included in the Related Assets (the "Cash Management Agreements") and specifying each such agreement that is not assignable to Buyer without the consent of a third party, if, in each case, such consent has not been obtained prior to such time and is not reasonably expected to be obtained prior to the Closing. Buyer shall reasonably cooperate with Seller in seeking such consents.

     5.8. Other Assets. Seller shall provide to Buyer, at the Closing, an updated Schedule 3.13 listing any Miscellaneous Assets, Cash on Hand, Prepaid
        -------------
Expenses and Security Deposits relating to the Business, as of the close of Business on the tenth (10/th/) Business Day prior to the Closing Date.

     5.9.  Other Liabilities. Seller shall provide to Buyer, an updated Schedule
                                                                        --------
3.14 which sets forth as of the close of Business on the tenth (10/th/) Business
----
Day prior to the Closing Date the Miscellaneous Liabilities (in the same format and listing only the same categories and types of liabilities as the Schedule
                                                                     --------
3.14 delivered on the date hereof), Accrued Interest and FAS 91 Fees.
----

     5.10. NDIP Accounts. Seller shall provide to Buyer, at the Closing, an updated Schedule 3.21 describing all NDIP Accounts as of the close of Business
        -------------
on the tenth (10/th/) Business Day prior to the Closing Date.

     5.11.  Derivative Transactions. Seller shall provide to Buyer an updated
Schedule 3.25 which sets forth Derivative Transactions as of the close of
-------------
Business on the tenth (10/th/) Business Day prior to the Closing Date, including a statement of the Mark-to-Market Value of each Derivative Transaction as determined pursuant to Section 2.8 as of the Close of Business on the tenth (10/th/)Business Day prior to the Closing Date.

     5.12. Destruction of or Damage to Owned Real Premises or Leased Premises. From the date of this Agreement through the Closing Date, Seller shall maintain property insurance coverage with respect to the Business in an amount equal to the amount of coverage in effect as of the date hereof. In the event any Owned Real Premises or Lease Premises is partially (in any material respect) or totally damaged or destroyed by fire, flood, earthquake or other casualty, between the date hereof and the Closing Date, Seller shall as promptly as practicable notify Buyer of such casualty and, at the election of Buyer, Seller shall (i) at the Closing assign such claim and all insurance proceeds relating thereto to Buyer (or, if duly formed, New Bank) or (ii) use all commercially reasonable efforts to repair such damage or rebuild such destroyed parcel as soon as practicable through the application of the proceeds of such insurance coverage.

     5.13. Sweep Accounts; Repurchase Agreements. Seller agrees that all cash automatically transferred from the Assumed Deposit accounts by Seller on the Business Day prior to the Closing Date into overnight domestic or foreign sweep accounts or repurchase or reverse repurchase agreements shall be returned to the respective Assumed Deposit accounts as of the next Business Day after the Closing Date, together with any interest, or income accrued in connection with such arrangement.

                  ARTICLE VI - COVENANTS OF SELLER AND BUYER
                  ------------------------------------------

     During the period from the date hereof to the Closing Date, Seller and Buyer hereby covenant and agree as follows:

     6.1. Conduct of Business. Seller shall: (i) conduct the Business in the ordinary course consistent with past practice; (ii) maintain the Regional Franchise Distribution Network, the Other Facilities, the Personal Property, the Owned Real Premises and the Leased Premises in a condition substantially the same as on the date of this Agreement, ordinary wear and use excepted; (iii) maintain its books of accounts and records with respect to the Business in the usual, regular and ordinary manner; (iv) maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound with respect to the Business; (v) use commercially reasonably efforts (not requiring the expenditure of funds or the incurrence of risk of liability) to cooperate with Buyer to maintain and enhance the franchise value of the Business prior to Closing, including the present business customers, organization and goodwill of the Business; and (vi) consult with Buyer prior to renewing, amending or extending any Lease or material Assumed Contract.

     Except as may be required to obtain the requisite regulatory approvals, or to accomplish the transactions contemplated hereby and the matters described on
Schedule 3.15, Seller shall not with respect to the Assets, Liabilities or
-------------
Business, without prior written notice to, and consent of, Buyer (provided that Buyer shall be deemed to have consented if it has not objected in writing within two (2) Business Days of receipt of such notice):

            (a) Engage or participate in any material transaction or incur or sustain any material obligation with respect to the Business, except in the ordinary course of business;

            (b) Transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets, except in the ordinary course of business or as contemplated by this Agreement (and except for disposition of obsolete, defective or broken Personal Property in the ordinary course of business and consistent with past practices);

            (c) Except as required by applicable law or in the ordinary course of business consistent with past practices, (i) adopt, amend, renew, terminate or extend any Employee Plan or any agreement, arrangement, plan or policy as it relates to the Business Employees, (ii) increase in any manner the compensation or fringe benefits of any employee or pay any benefit to a Business Employee not required by any Employee Plan or agreement as in effect as of the date hereof;

            (d) Promote, transfer, reassign or otherwise change the job description or title of any Business Employee;

            (e) Amend, terminate, renew, modify, extend (or refuse to extend, as appropriate), any of the material terms of any Lease or other Assumed Contract, or waive any of the material provisions thereof, in each case, except in the ordinary course of business;

            (f) Amend or modify the terms of any Assigned Loan in any manner materially adverse to Seller or in any manner other than the ordinary course of business and consistent with Seller's loan policies as of the date hereof, including by entering into any forbearance agreement;

            (g) Originate any Loan for the Business, or increase any line with respect thereto, in an amount in excess of $5 million;

            (h) Settle any insurance claim relating to the Business other than in the ordinary course of business;

            (i) Close or sell any of the Branches or open any branches for the purpose of soliciting retail deposits;

            (j) Grant, issue, sell or otherwise transfer to any Business Employee options to purchase capital stock of Seller other than transfers in the ordinary course of Seller's business pursuant to Seller's Employee Stock Purchase Plan.

            (k) Acquire Personal Property for, or make capital expenditures in connection with, the Business in excess of $2 million in the aggregate, or $250,000 individually, except to the extent necessary to comply with this
Section 6.1; or

            (l)  Commit to do any of the foregoing.

     6.2. Deposits and Loans. Without the consent of Buyer, Seller shall not materially alter its interest rate or fee pricing policies with respect to the Assumed Deposits and Assumed Loans of the Business, other than in the ordinary course of business and consistent with the markets in which the Business operates. Subject to the foregoing, Seller agrees to take such actions as it shall reasonably deem necessary to preserve the mix, type and aggregate amount of the Assumed Deposits held in connection with the Business and Seller will not materially alter any of its Assumed Deposit or Assigned Loan practices specific to the Business without the consent of Buyer. Seller shall cause the Business to underwrite and administer Assigned Loans in accordance with applicable laws and regulations.

     6.3.  Corporate and Other Consents.

            (a) Seller shall deliver to Buyer within sixty (60) days of the date of this Agreement a complete and accurate list, to be attached to the Disclosure Letter as Schedule 6.3(a), of any Assigned Loans which require the
                     ---------------
affirmative consent or approval of any governmental or nongovernmental third party in order for Seller to assign such Assigned Loan to Buyer.

            (b) Seller shall deliver to Buyer within sixty (60) days of the date of this Agreement a complete and accurate list, to be attached to the Disclosure Letter as Schedule 6.3(b), of all Master Equipment Leases, indicating
                     ---------------
which Master Equipment Leases require the affirmative consent or approval of any governmental or nongovernmental third party in order for Seller to assign such Master Equipment Lease to Buyer or otherwise transfer to Buyer the Personal Property covered by such Master Equipment Lease. Seller and Buyer shall cooperate in good faith to identify and implement the necessary steps to transfer the benefit of the Personal Property subject to the Master Equipment Leases to be assigned from Seller to Buyer as of the Closing Date.

            (c) Seller shall deliver to Buyer within sixty (60) days of the date of this Agreement a complete and accurate list to be attached to the Disclosure Letter as Schedule 6.3(c) of all Contracts (other than Material
                     ---------------
Agreements, Master Equipment Leases, Leases, Assigned Loans, Letters of Credit and Derivative Contracts) to which Seller is a party and which is reasonably related to the operation of the Business which is proposed to be transferred to Buyer pursuant to this Agreement ("Immaterial Agreements"), indicating which Immaterial Agreements require the affirmative consent or approval of any governmental or nongovernmental third party in order for Seller to assign such Immaterial Agreement to Buyer.

            (d) Seller shall use commercially reasonable efforts to secure all necessary corporate and other non-regulatory consents and SBA Consents (except those involving Buyer) and shall provide certified copies of the same to Buyer upon Buyer's request.

            (e) Seller shall use commercially reasonable efforts (but shall not be obligated to expend any money or initiate litigation) to cause every landlord under a Lease, the consent of which is required pursuant to the terms of such Lease to the assignment of such Lease to Buyer, to execute in favor of Buyer a Landlord Consent.

            (f) If, despite Seller's commercially reasonable efforts, a Landlord Consent to assignment of a Lease cannot be obtained, Seller shall, if permitted under the Lease or the Landlord agrees, sublease the Leased Premises to Buyer or permit Buyer to otherwise occupy the Leased Premises (the "Sublease Agreement"). Such Sublease Agreement shall be for the remainder of the existing term of the Lease and shall have extension options to the same extent that the Lease does and shall be on the same terms as the Lease.

            (g) Buyer shall use all commercially reasonable efforts to cooperate with Seller's attempts to obtain each Landlord's Consent or its approval of a Sublease Agreement.

            (h) If Buyer cannot obtain a Landlord's Consent or approval of a Sublease Agreement, the applicable Lease shall be a Restricted Item subject to
Section 8.13 .

            (i) Seller shall cooperate with Buyer in its efforts to obtain satisfactory title insurance insuring its interest in the Leased Premises and Owned Real Premises, including, without limitation, by executing and delivering such authority documents, indemnities regarding mechanics' and materialmen's liens and parties in possession and other materials and a so-called "gap indemnity" (excluding indemnities other than as described above in this sentence) as are reasonably required by the title company (or other reputable title insurer selected by Buyer). It shall be a condition precedent to Buyer's obligations to acquire title to any Owned Real Premises that the title company shall be prepared to issue, and if Buyer pays the premium therefor, that Buyer shall receive from the title company, at Buyer's expense, an ALTA title insurance policy in form reasonably satisfactory to Buyer insuring its interest in the Owned Real Premises subject only to the matters set forth in Section 3.5(b).

     6.4.  Cooperation; Current Information.

            (a) Seller will cooperate with Buyer to provide Buyer with current information regarding material activities of the Business and cooperate with and assist Buyer in planning and implementing necessary and appropriate policies and procedures in connection with the transition of the ownership of the Business to Buyer, including, without limitation, the computer systems conversion including data processing and transfer services capabilities. In connection therewith, Seller and Buyer shall each immediately upon execution of this Agreement designate certain of their respective employees as "Transition Coordinators." With the prior consent of a Seller Transition Coordinator, which consent may not be unreasonably withheld, Buyer may meet with Business Employees, in accordance with the terms of the Conversion Implementation Agreement, for training and planning purposes and may communicate with the customers of the Business in order to facilitate such transition. Moreover, to facilitate the conversion, immediately upon execution of this Agreement, Seller will commit no lower than an Executive Vice President (initially, Paul Beideman), who shall in any event have ongoing access to a Vice Chairman of Seller, and three (3) Senior Site Managers (one (1) in technology and operations, one (1) in human resources, and one (1) in finance and accounting) to assist Buyer with interim operating and conversion matters in accordance with the terms of the Conversion Implementation Agreement. Furthermore, promptly following the execution of this Agreement, Seller shall make available to Buyer a reasonable amount of office space on a rent-free basis at a location in Pittsburgh, Pennsylvania to assist Buyer with the transition process.

            (b) In furtherance of the foregoing, Seller shall use reasonable commercial efforts to cause its Business Employees (i) to meet and confer on a substantial and continual basis with representatives of Buyer to report on the general status of the ongoing operations of the Business and (ii) to cooperate and communicate on a substantial and continual basis with respect to the manner in which the Business is conducted, which may include material developments relating to the Leased Premises, the Owned Real Premises, the Branches, the products and services offered by the Business including the Assigned Loans, personnel matters, the Branches, credit or problem loan management policies, loan loss reserves or accounting. Seller shall also exercise all commercially reasonable efforts to deliver to Buyer a monthly report which shall contain good faith estimates by Seller as to the volume of Assumed Deposits and Assigned Loans held by the Business as well as the respective interest rates. Seller also will provide Buyer with any information Buyer reasonably requests about credit quality on a monthly basis. Seller shall deliver all such reports within fifteen
(15) days after the end of each month in which a request is made.

            (c) Seller shall promptly notify Buyer of (i) any material changes in the ordinary course of business of the Business or in the operation of the properties of the Business, and (ii) any resignations or terminations of employment of the Business Employees having a title of "Branch Manager" or an official title above "Assistant Vice President" and any plans to replace them, and, (iii) to the extent permitted by applicable law or regulation, and to the Knowledge of Seller, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of significant litigation involving the Business. Seller will keep Buyer reasonably informed of the development of any such events.

            (d) Seller shall use commercially reasonable best efforts to transfer payroll data relating to all Transferred Employees from Seller's payroll system to Buyer's payroll system as soon as practicable, and in no event later than thirty (30) days before the Closing Date. To assist Buyer to convert Transferred Employees onto Buyer's employee benefit programs, Seller shall use commercially reasonable best efforts to transfer to Buyer the date of birth, date of hire, current base salary, address, zip code, social security number and other similar benefits-related payroll data relating to Transferred Employees as soon as practicable, and in no event later than August 1, 2001. To the extent permitted by applicable law or Seller's policies in effect on the date hereof, Seller shall transfer all electronically maintained personnel history and payroll data of the Transferred Employees to Buyer at the Closing Date including, but not limited to, date of hire, vacation, most recently paid profit bonus and bonus range, severance and disability service date, pension service date and such other historical data as Buyer shall reasonably request to fulfill its obligations under Section 8.3, but excluding performance appraisals, medical information, other personnel records subject to privacy protections under state or local law and any other records not electronically maintained.

            (e) Seller shall cooperate in good faith with Buyer to transfer from Seller to Buyer all NDIP Accounts simultaneously with the Closing by expeditiously taking all such actions as may be reasonably necessary in Buyer's discretion, including without limitation, (i) identifying and updating the brokerage accounts using Seller's clearing agent, (ii) delivering notice to Seller's clearing agent regarding the transfer of the brokerage accounts and instructing such agent to deliver to Buyer requested information respecting the NDIP Accounts, (iii) sending necessary joint notices to customers holding the NDIP Accounts and requesting consent to transfer as of the Closing Date; and
(iv) contacting insurers to facilitate the transition of the insurance.

            (f) Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller (as the case may be), of (i) the occurrence, or non-occurrence, of any event, the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.4(f) shall not limit, expand or otherwise affect the remedies available hereunder to the party receiving such notice.

            (g) From and after the date hereof, Seller and Buyer shall consult with each other on products and services not currently offered by Buyer which Seller would expect to make available to customers of Buyer (or New Bank), and Seller shall give consideration to offering such products and services to its customers prior to the Closing Date, on terms and conditions mutually acceptable to Seller and Buyer, it being understood that Seller shall not be obligated to take any such action prior to the Closing Date. Notwithstanding the foregoing, the parties agree that any new products and services agreed to will be added to Seller's operating system at or after the Closing and Buyer and Seller agree that promptly after the execution of this Agreement Seller shall make the agreed to changes to Seller's Regional Franchise Deposit program proposed in Schedule
                                                                      --------
6.4(g).
------

            (h) With the prior consent of a Transition Coordinator, which consent may not be unreasonably withheld, Buyer's human resources personnel may meet with Business Employees to discuss human resources and benefits-related matters related to the Business Employees and the Business.

            (i) Nothing herein shall require Seller to assist Buyer in marketing to or soliciting any business from any customer of the Regional Franchise if Seller determines that to do so would violate any Contract which is an Excluded Asset.

6.5. Conditions to Closing. Seller shall use its commercially reasonable efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Buyer and Seller hereunder within Seller's control and (ii) obtain all consents of third parties required to transfer the Assets pursuant to this Agreement.

___________________

     In addition to the foregoing, Seller and, where applicable Buyer, hereby covenant and agree as follows, which covenants and agreements shall remain in effect subsequent to the Closing Date:

     6.6.  Covenants Not to Compete, Etc.

            (a) During the Non-Compete Period, Seller and its Affiliates shall not (i) (A) solicit or offer any product or service to any Person (other than to an Excluded Customer, Private Banking Prospect or federal, state or local government or governmental entity or unit ("Government Unit")), who is or was a customer of the Regional Franchise on the Closing Date or at any time after March 31, 2001 and prior to the Closing Date (a "Protected Person"), or (B) provide any product or service, other than investment management or trust or benefits administration and consulting services, to any Protected Person, (ii) open or operate any branch of a federally insured depository institution (a "Banking Facility") in the states of Pennsylvania, New Jersey or Delaware (the "Restricted Market") for the purpose of taking retail deposits from or making loans to individuals or small businesses (other than taking retail deposits from and lending to, Excluded Customers, Private Banking Prospects or Government Units), or (iii) solicit, offer or provide in the Restricted Market (A) from any Banking Facility any other retail product or service which is not designed primarily for Excluded Customers or Private Banking Prospects or (B) from any other facility or location any retail deposit or consumer or small business lending, cash management or other banking product to any Person other than an Excluded Customer or Private Banking Prospect (it being understood that a solicitation or offer by general advertising media that is not targeted to the Restricted Market to a greater degree than other markets in the United States shall not violate this Section 6.6(a)).

            (b) During the Non-Compete Period, Seller and its Affiliates shall not solicit, offer or provide (i) any product or service to any Covered Middle Market Business, except investment management, trust or benefits administration and consulting services and shareholder services; provided, further, that after the third (3/rd/) anniversary of the Closing Date, Seller may provide other fee based services not offered by Seller on the date of execution of this Agreement, or (ii) (A) any lending, deposit or cash management product or service to any business with annual net revenues of $150 million or less or (B) any lending or deposit product to any business with annual net revenues of $250 million or less, in each case in this clause (ii) where the headquarters or other office of such business at which a lending officer would normally call is located in Pennsylvania, Delaware, Maryland, the counties in western New York identified in
Schedule 6.6(b)(i), the counties in southern New Jersey identified in Schedule
------------------                                                    --------
6.6(b)(ii), Virginia, the counties in southeastern Ohio identified in Schedule
---------                                                             --------
6.6(b)(iii) or Massachusetts, other than Excluded Customers, Private Banking
----------
Prospects or Excluded Lower Middle Market Customers.

          (c) During the Non-Compete Period, Seller and its Affiliates shall not solicit, offer or provide any services to any Government Entity; provided, however, that this restriction shall not prevent Seller and its Affiliates from providing the following to any Government Entity: (i) bond issuance services and related derivative products, (ii) services to certain universities listed in
Schedule 6.6(c)(ii) and the Pennsylvania Higher Education Assistance Authority,
-------------------
and (iii) services related to custody, trust, retirement, benefits administration and consulting, investment management and related broker dealer activities.

          (d) During the Non-Compete Period, Buyer and its Affiliates shall not solicit, offer or provide (i) any product or service to any Person who is an Excluded Customer or (ii) in the Restricted Market any product or service designed primarily for Private Banking Prospects (it being understood that a solicitation or offer by general advertising that is not targeted to Excluded Customers or in the Restricted Market primarily for Private Banking Prospects to a greater degree than other customers in the applicable markets will not violate this Section 6.6(d) and, notwithstanding anything in this Section 6.6(d) to the contrary, Buyer and its Affiliates may solicit, offer or provide any product or service to any Person described in subsection (c) of the definition of Private Banking Prospects).

          (e) Notwithstanding anything in Section 6.6(a), (b), (c), or (d) to the contrary, nothing herein shall in any way restrict or limit the rights of Seller or Buyer or any of their respective Affiliates (i) as a passive investor to hold and make investments not in excess of 4.9% of the outstanding securities of any corporation or other entity the securities of which are listed on a nationally recognized securities exchange or traded in a nationally recognized over-the-counter market, (ii) to take any action where it has been advised by counsel that the failure to take such action creates a substantial risk of a violation of law, (iii) to make CRA loans or investments or engage in other CRA activities if it reasonably believes that to do so is in its best interests or
(iv) to make loans to portfolio companies of Seller's venture capital subsidiary in lieu of or connection with the making of an equity investment or to portfolio companies of venture capital funds in which Seller has an investment; provided that with respect to loans to portfolio companies of venture capital funds in which Seller has an investment, Seller first: (X) provides Buyer with written notice of any such proposed loan, identifying the proposed terms of such loan and all information reasonably necessary for Buyer to evaluate such proposed loan (such notice, the "Indirect VC Loan Notice"), and (Y) provides Buyer and/or, as directed by Buyer, any Affiliate of Buyer, with a right, exercisable upon written notice to Seller within five (5) Business Days of receipt of the Indirect VC Loan Notice by Buyer, to commit, in lieu of Seller or any Affiliate of Seller, to make such loan to the proposed borrower on the terms contained in the Indirect VC Loan Notice. Moreover, nothing herein shall in any way limit the rights of (x) Seller or any Affiliate of Seller to solicit, offer or provide in the Restricted Market (A) any brokerage, mutual fund or other securities or insurance product or service from any location other than a Banking Facility so long as no solicitation program shall
(I) include any direct solicitation to any Protected Person or (II) be targeted to the Restricted Market to a greater degree than other markets in the United States or (B) any product or service to any business with annual sales of more than $250 million; or (y) Seller or Buyer or any of their Affiliates to acquire any company the operations of which would violate this Section 6.6 ("Competing Business") incidental to the acquisition of a larger business, provided that the Competing Business either (A) does not (i) derive a majority of its revenues from activities in the Restricted Market, (ii) establish or expand any offices or locations in the Restricted Market other than those in existence at the time of the execution of the agreement pursuant to which such acquisition is made,
(iii) in the case of a Competing Business acquired by Seller, use the "Mellon" name or any derivation thereof or engage in any activities prohibited by Section 6.6(a)(i) or 6.6(b)(i), and (iv) in the case of a Competing Business acquired by Buyer, use the "Citizens" name or any derivation thereof or engage in any activities prohibited by Section 6.6(d)(i) or (B) is promptly disposed of.

          (f) Should any Person not a party hereto engaged in a business that competes with the Business in the Restricted Market acquire Seller or its parent, in either case directly or indirectly, by merger, acquisition, or a purchase of all or substantially all of the stock or assets of Seller or Seller's parent, then Section 6.6(a), (b) and (c) (other than Sections 6.6(a)(i) and 6.6(b)(i)) shall be of no further force and effect; provided, however, that in no event shall any acquirer of Seller or any Affiliate of such acquirer use the name "Mellon," or any derivation thereof, when engaging in any of the activities that Seller and its Affiliates are prohibited from engaging in pursuant to paragraphs (a), (b) or (c) of this Section 6.6 during the Non-Compete Period provided for therein (but only to the extent that Seller and its Affiliates are so prohibited).

          (g) Should any Person not a party hereto engaged in a business that competes with Seller's Private Banking Business in the Restricted Market acquire Buyer or its direct or indirect parent, in either case directly or indirectly, by merger, acquisition, or a purchase of all or substantially all of the stock or assets of Buyer or Buyer's parent then Section 6.6(d)(ii) shall be of no further force and effect.

          (h) Neither Seller nor Buyer nor any Affiliate controlled by Seller or Buyer shall, and Seller and Buyer shall each use commercially reasonable best efforts to cause any Person in which it has a voting equity ownership interest of at least ten percent (10%) and which is not controlled by Seller or Buyer, as the case may be, to not, (i) enter into any new joint venture any activity of which (if it were engaged in directly by Seller or Buyer) violates the provisions of Sections 6.6(a), (b) or (c) in the case of Seller or Section 6.6(d) in the case of Buyer or (ii) permit any existing joint venture to which it is a party to use the name "Mellon" in the case of Seller or "Citizens" in the case of Buyer in connection with any activities of such joint venture which (if it were engaged in directly by Seller or Buyer) would violate the provisions of Sections 6.6(a), (b) or (c) in the case of Seller or Section 6.6(d) in the case of Buyer unless (and only to the extent) such joint venture as of the date of this Agreement already has the right to use such name in such activities. Nothing in this Section 6.6(h) shall limit or otherwise affect the obligations of any joint venture which is an Affiliate of Seller or Buyer to comply fully with other provisions of this Section 6.6.

          (i) During the period beginning on the date hereof and ending on the date that is two (2) years after the Closing Date, Seller and its Affiliates shall not solicit or hire any officer or employee of Seller who becomes a Transferred Employee without the prior consent of Buyer's Transition Coordinator; provided, however, that nothing herein shall prohibit Seller and its Affiliates from rehiring any such Transferred Employee who (i) was terminated by Buyer after the Closing Date; or (ii) resigned from employment with Buyer or any Affiliate; provided, however, that with respect to resignations described in this clause (ii) in no event may any such Transferred Employee be rehired by Seller and its Affiliates at any time prior to six (6) months after such Transferred Employee's resignation date.

          (j) In the event a dispute arises with respect to the provisions of this Section 6.6, Seller and Buyer agree to cooperate in an effort to resolve the matter in accordance with Section 17.12(a).

          (k) Seller and Buyer each further acknowledges that (i) it would be difficult to calculate damages to the enforcing party from any breach of the obligations of the breaching party under this Section 6.6, (ii) injury to the enforcing party from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this
Section 6.6 would therefore be an inadequate remedy and, accordingly, the enforcing party shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting bond.

          (l) Seller and Buyer also understand and agree that this Section 6.6 imposes an affirmative duty on them to ensure their Affiliates comply with its terms, and that they will be held accountable for any noncompliance. Seller and Buyer also understand and agree occasional, inadvertent de minimis violations of this Section 6.6 by their Affiliates shall not be deemed a violation of this
Section 6.6.

     6.7. UCC-1 Assignment and Other Documents. Seller shall use commercially reasonable efforts to deliver to Buyer at the Closing all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, participations and all other documentation necessary to effect the assignment of the Assigned Loans, the Assigned Letters of Credit and the Derivative Contracts to Buyer. The out-of-pocket costs and expenses of preparing and filing any such documentation shall be paid in accordance with Section 17.1(b).

     6.8. Employee Banking. From and after the Closing Date, Seller shall use all commercially reasonable efforts to encourage the Transferred Employees and Seller's retained employees employed in Pennsylvania and Delaware to utilize the retail banking products and services offered by Buyer (the Buyer Bank Subsidiaries); provided that such program shall be provided in accordance with
Section 8.10 and shall not be construed to require Seller to take any action with respect to any Transferred Employee's or any retained employee's 401(k) rollover or IRA account.

     6.9. Payment of Finder's Fee. Seller shall pay any and all fees and other amounts payable to Credit Suisse First Boston in connection with this Agreement and the related agreements and the transactions contemplated hereby and thereby.

     6.10. Seller to Cooperate in Subsequent Sales of Student Loans by Buyer. Seller understands and agrees that it may be the intent of Buyer to resell any or all of the Student Loans. Seller agrees to cooperate with Buyer to facilitate such resale, including to make in favor of the buyer of the Student Loans representations and warranties that are substantially similar to the representations and warranties of Seller in this Agreement. Seller agrees to cooperate with Buyer's and any prospective purchaser's commercially reasonable requests and due diligence procedures regarding such resale. Seller also agrees to use commercially reasonable efforts to assist Buyer with respect to any proposed sales of Assets within one hundred eighty (180) days after the Closing Date; provided that Seller shall not incur any incremental cost or be exposed to additional liability as a direct result of such assistance.

     6.11. Lock Box Services. Seller agrees to negotiate in good faith with Buyer, if requested, the terms of a customary agreement pursuant to which Seller will provide Buyer during the Non-Compete Period with access to Seller's cash management services network, including lock box services and remote disbursements, on "most-favored" customer terms for similarly situated customers.

     6.12. Limitations on Assumed Deposits and Assigned Loans.

           (a) Seller and Buyer agree that, notwithstanding any other provision of this Agreement, the aggregate amount of the Assumed Deposits included in calculating the Amount of the Premium pursuant to Section 2.3(v) shall not exceed $15 billion.

           (b) Seller shall use all commercially reasonable efforts to assure that the aggregate Net Book Value of all Assets which constitute Assigned Loans shall be not less than $5.5 billion; provided, however, that (i) there shall be included in (A) Covered Middle Market Loans any Loans to businesses with annual revenues of $250 million or less located in the geographical area specified in
Section 6.6(b)(ii) made by Seller after the date hereof in accordance and compliance with Section 6.1 hereof and (B) C&I Loans, Consumer Real Estate Lending Loans, Business Consumer Lending Loans and Business Overdrafts all such Loans made by the Business Banking Lending Line after the date hereof in accordance and compliance with Section 6.1 hereof; and (ii) in exercising its rights under Section 6.1 with respect to any Loan described in the foregoing clause (i), Buyer shall apply the same credit criteria as it does to loans it originates.

     6.13. Clair Odell. Seller shall transfer to Buyer on the Closing Date all of the Clair Odell Interests which shall have (i) a tangible book value (measured as a dollar amount equal to the net tangible assets minus the net liabilities and Contingent Liabilities of Clair Odell, net of reserves, as of the Closing Date) equal to or in excess of zero (0) and (ii) in any event, sufficient accruals on its books with respect to any earnout payments or similar amounts of Clair Odell not assumed by Seller pursuant to Section 2.2(b)(iii) to fully satisfy such obligation.

     6.14. CDC Participation Loans. With respect to the CDC Participation Loans, Seller shall, prior to the Closing Date, enter into one or more written participation agreements on customary terms (except as provided below) confirming CDC's participation in the CDC Participation Loans, which written participation agreements shall provide that CDC will have first dollar loss responsibility with respect to its participation in the CDC Participation Loans.


                       ARTICLE VII - COVENANTS OF BUYER
                       --------------------------------

     7.1. Performance of Liabilities. From and after the Closing Date, Buyer shall perform and be bound by the terms and provisions of, and fully discharge when due, all of the Liabilities, including, without limitation, the deposit Contracts governing the terms of the accounts included within the Assumed Deposits, as such terms and provisions from time to time are properly modified (without any liability to Seller) by Buyer. Subject to the provisions of Section
13.2 hereof, from and after the Closing Date, Buyer shall pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and non-negotiable withdrawal orders timely presented to it by mail, over its counters, or through clearings by depositors whose deposits or accounts on which such items are drawn are included within the Assumed Deposits, whether drawn on the check or draft forms provided by Seller or by Buyer, all in accordance with applicable law, customary banking practices and the provisions of such accounts in effect as of the Closing Date, as such provisions from time to time are properly modified or canceled (without any liability to Seller) by Buyer. Buyer shall forward to the last known address of holders of Assumed Deposits within five (5) days following the Conversion Date a commercially reasonable amount of checks, drafts and withdrawal orders bearing its own imprint for use by such customers.

     7.2. Loans. From and after the Closing Date, Buyer shall continue to honor and provide credit in accordance with applicable law, customary banking practices and the terms and provisions of the Assigned Loans transferred under this Agreement, until such terms and provisions are properly modified (without any liability to Seller) by Buyer.

     7.3. Safe Deposit Business. From and after the Closing Date, Buyer shall perform and discharge all of Seller's liabilities and obligations with respect to the Safe Deposit Business, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes and their location, until such terms and provisions are properly modified by Buyer.

     7.4. Conditions to Closing. Buyer shall use its commercially reasonable efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Seller and Buyer hereunder within Buyer's control and (ii) obtain all consents of third parties required to transfer the Assets and assume the Liabilities pursuant to this Agreement.

     7.5. Records. From and after the Closing Date, Buyer shall maintain the Records in accordance with applicable law and regulation. Following the Closing Date, Buyer shall promptly provide such copies of the Records transferred to Buyer by Seller as Seller shall reasonably request, provided that, from and after the date on which the Conversion

Implementation Agreement terminates, Seller shall reimburse Buyer for its actual out-of-pocket costs incurred in connection therewith.

     7.6. WARN Act. Buyer will assume service of notice and other obligations under the Worker Adjustment and Retraining Act of 1988 (the "WARN Act") or similar local laws with respect to the Transferred Employees employed by Buyer after the Closing Date.

     7.7. Capitalization. From the date hereof through the Closing Date, Buyer shall remain at least "well capitalized," as defined in the FRS regulations.

     7.8. Branch Closings. Buyer agrees that it shall be solely responsible for complying with any required branch closing or other notices to regulators and customers in the event Buyer should at any time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Buyer in connection with or relating to the transactions contemplated by this Agreement.

     7.9. ATMs. During the Non-Compete Period, Buyer will, and will cause its Affiliates to, provide employees of Seller and its Affiliates, in each case in the Restricted Market, who have direct deposit and open deposit accounts with Buyer access to their system of automated teller machines in the Regional Franchise free of charge. During the Non-Compete Period, Buyer also will, and will cause its Affiliates to, provide the Excluded Customers and Private Banking Prospects access to their system of automated teller machines in the Regional Franchise free of charge, subject to such services being able to be provided operationally on a commercially reasonable basis; provided that Seller shall pay all software implementation costs and ongoing marginal costs to provide such interbank services. During the Non-Compete Period, all ATMs located at Excluded Branches shall have the Mellon name and logo thereon, which shall be at least as prominent as those of Citizens. With respect to new branches which Seller opens to provide products and services to Excluded Customers and Private Banking Prospects, which Seller currently contemplates to be approximately eleven (11), in the event that Seller determines that an automated teller machine shall be included in any such branch, Buyer will install an automated teller machine in such branch upon the terms set forth above unless the nature or location of the branch causes the installation and operation of the automated teller machine there to be uneconomical.

     7.10. Interfere with Business; Solicitation of Accounts. Prior to the Closing Date, neither Buyer nor any of its Affiliates shall (i) interfere in any way with the operation of the Business or (ii) contact any customer of the Business, including without limitation solicit Customers through advertising specifically referencing or specifically targeted to such Customers for the purpose of (A) inducing such Customers to close any deposit accounts that constitute Assumed Deposits and open deposit accounts directly with Buyer or any of its Affiliates or (B) causing the transfer of all or a portion of an existing Assumed Deposit from Seller prior to the Closing Date.

     7.11. Treatment of Service Related to Transferred Pension Assets. Buyer's DB Plan shall maintain such records as are necessary or appropriate to fulfill its obligations under Code Section 414(l) and Treasury Regulation Section 1.414(l)-1(e) in the event of a termination of Buyer's DB Plan within five (5) years after the last asset transfer date contemplated by Section 8.3(g).

     7.12. Conduct of Business. During any period during which Buyer shall conduct the Business using the name "Mellon" or any derivation thereof, Buyer shall conduct the Business in accordance with all requirements of law.

     7.13. Broker's Fee. Buyer shall pay any and all fees and other amounts payable to Goldman, Sachs & Co. in connection with this Agreement and the related agreements and the transactions contemplated hereby and thereby.

     7.14. Closing. Buyer shall use commercially reasonable efforts to obtain all necessary regulatory approvals and otherwise satisfy its closing conditions so that the Closing may occur on or prior to December 31, 2001. Without limiting the foregoing or Section 8.1(a), Buyer shall use its commercially reasonable best efforts to cause the New Bank located in Pennsylvania to have been created prior to such date.

     7.15. Excluded Material Agreements. If, within the one (1) year period after the Closing Date, Buyer or any of its Affiliates located in the United States enters into an agreement with the counterparty to any Excluded Material Agreement under which such counterparty will provide services or products to Buyer or such Affiliates relating to the Business that are substantially the same as the services or products provided under the Excluded Material Agreement, then Buyer shall, or shall cause its Affiliate and/or such counterparty to, reimburse Seller for actual out of pocket costs incurred by Seller as a result of the fact that (i) the Excluded Material Agreement was terminated by Seller on the Closing Date or (ii) Seller was required to pay penalties or other amounts under the Excluded Material Agreement as a result of lower volumes due to the sale of the Business.

                     ARTICLE VIII - ADDITIONAL AGREEMENTS
                     ------------------------------------

     8.1.  Regulatory Approvals.

           (a) Seller and Buyer shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by applicable law with respect to the transactions contemplated by this Agreement, including, without limitation, those of the FDIC, the FRS and any other applicable state or federal regulatory agency, and Seller and Buyer will use their commercially reasonable efforts to obtain such approvals and accomplish such actions as expeditiously as possible (provided, however, that neither party shall be required to agree to commercially unreasonable and materially burdensome conditions, provided, further, that it shall not be considered commercially unreasonable or materially burdensome for Buyer, New Bank and Buyer Bank Subsidiaries to be well capitalized). On or prior to fifteen (15) Business Days following the signing date of this Agreement if permitted by applicable law and regulatory procedure, each party shall file in final form each application, notification or similar form required to obtain the regulatory approval or consent necessary to consummate the transactions contemplated by this Agreement, including without limitation all filings by Buyer necessary for the formation of New Bank; provided that Seller and its Affiliates shall cooperate with Buyer to timely prepare such applications, notifications or similar forms of Buyer.

          (b) Each party represents, warrants and agrees that any information furnished by it for inclusion in any regulatory application will be true and complete as of the date so furnished.

     8.2. Further Assurances. Seller and Buyer each shall do all things reasonably necessary or desirable and within their control to effect the consummation of the transactions contemplated hereby as soon as possible, and at any time and from time to time after the Closing Date shall, upon the request of the other, do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in Buyer the Assets, and to evidence Buyer's assumption of the Liabilities, including, among others, obtaining all necessary consents and substitutions necessary to substitute Buyer as trustee for all escrow and retirement deposit accounts included in the Assumed Deposits. To the extent that Buyer or New Bank is prohibited by applicable law or regulation from purchasing any Assets or assuming any Liabilities, Buyer shall cause another Buyer Bank Subsidiary to purchase such Asset or assume such Liability, as permitted by applicable law and regulation, on the Closing Date.

     8.3. Employees.

          (a) As soon as practicable but in no event later than thirty (30) days following the date hereof, Seller shall provide Buyer with a list of business employees, as of the date so delivered, by name, date of hire, functional title (i.e. position) and official title and status ("Seller's List of Business Employees"). As soon as practicable but in no event later than thirty (30) days following Buyer's receipt of Seller's List of Business Employees, Buyer shall identify those specific business employees on Seller's List of Business Employees to whom Buyer shall make offers of Comparable Employment; provided, however, that the number of the employees (hereinafter, the "Business Employees") on Seller's List of Business Employees to whom such offers of Comparable Employment will be made shall not be less than the lesser of (X) 4,235 or (Y) the product of (i) 4,235 divided by the number of employees on Seller's List of Business Employees employed by Seller as of the date of this Agreement and (ii) the number of employees on Seller's List of Business Employees employed by Seller as of the Closing Date, and shall thereafter be set forth on Schedule G to be delivered at Closing. Effective as of the Closing
         ----------
Date, Buyer shall make offers of Comparable Employment to all Business Employees actively employed on the day immediately preceding the Closing Date. Those Business Employees who accept such offers of Comparable Employment shall be referred to herein as the "Transferred Employees." Buyer's employment of those Business Employees who accept offers of Comparable Employment shall commence on the Closing Date or, with respect to Transferred Employees whose services are required by Seller to perform the Conversion Implementation Agreement, such later date not later than the Conversion Date as may be mutually agreed by Seller and Buyer (the Closing Date and such later dates shall be referred to collectively as the "Dates of Hire"). Transferred Employees who do not commence employment with Buyer until after the Closing Date, shall remain employed by Seller up until their Date of Hire. Notwithstanding anything to the contrary in this Section 8.3, Transferred Employees shall be considered to be employed "at will" and nothing shall be construed to limit the ability of Buyer or any of their Affiliates to terminate any Transferred Employee at any time for any reason, or to

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change their terms and conditions of employment, including, but not limited to, the levels of compensation and pension, welfare and/or fringe benefit plans, programs or arrangements in effect after the Date of Hire. As soon as practicable after Buyer designates the Business Employees, Buyer may identify to Seller up to one hundred (100) of such Business Employees as those Buyer may sever immediately after the Closing, or with respect to those employees whose services are required by Seller to perform the Conversion Implementation Agreement, immediately after such later date not later than the Conversion Date as may be mutually agreed by Seller and Buyer, and Seller shall, if practicable in Seller's sole discretion, redeploy such Transferred Employees proposed to be severed in some other open position with Seller (the "Redeployed Employees") (it being understood that in no event shall Seller assume Buyer's severance liability, if any, with respect to such Transferred Employees who are not redeployed by Seller). The foregoing notwithstanding, to the extent that the terms of the Conversion Implementation Agreement expressly contradict the provisions of this Section 8.3(a), Seller and Buyer agree that the terms of this
Section 8.3 shall be superseded by the terms of the Conversion Implementation Agreement, but only to the extent of any such inconsistency.

          (b)  Subject to the provision of the Transition Benefits described in
Section 8.3(l), after the relevant Date of Hire, Seller shall not be responsible for wages, salaries and other employee benefits (and any related Taxes or Tax reporting obligations) for Transferred Employees for service of such Transferred Employees with Buyer after the relevant Date of Hire. Except as otherwise provided in Section 8.3(l), as of the relevant Date of Hire, the Transferred Employees shall cease active participation in each Employee Plan and no additional benefits shall be accrued thereunder for such employees. Seller shall be liable for all claims for benefits under the Employee Plans that are welfare plans and are described below, which are incurred prior to the relevant Date of Hire. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health, dental and/or prescription drug benefits, upon provision of such services, materials or supplies. Seller shall remain liable for any tuition reimbursements to Transferred Employees with respect to individual courses approved by Seller and commenced by Transferred Employees prior to the relevant Date of Hire which become payable after the relevant Date of Hire in accordance to Seller's tuition assistance program. Transferred Employees shall be entitled to benefits under Buyer's long term disability plan after the Date of Hire without regard to whether the injury or illness giving rise to the disability occurred prior to the Date of Hire (a "Latent Disability"), provided, however, that the term "Latent Disabilities" shall not be read to include a Recurrent Disability (as hereinafter defined). Except as otherwise provided with respect to a Latent Disability claim, in no event shall Buyer be liable for any benefits incurred or accrued by any Transferred Employee under Seller's Employee Plans on or prior to the relevant Date of Hire.

     As of the Closing Date, each Business Employee who is receiving benefits under Seller's short-term disability program shall remain an employee of Seller until such time as such employee is no longer eligible for Seller's short-term disability program. If at such time such Business Employee will be returning to work, such Business Employee shall be eligible to receive an offer of Comparable Employment from Buyer in accordance with the terms of Section 8.3(a) hereof. Buyer shall assume no liability with respect to Business Employees who are not able to return to work following the expiration of Seller's short term disability program or

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

who otherwise do not become Transferred Employees and Seller shall retain, consistent with its normal employment practices, all liabilities and obligations with respect to such Business Employees. Seller shall reimburse Buyer for the cost of disability benefits for Transferred Employees who were receiving long-term disability benefits under Seller's long-term disability plan within six (6) months prior to the Date of Hire, who are actively employed on the Date of Hire, but then revert to disabled status due to the original condition within three
(3) months of their Date of Hire (i.e., "Recurrent Disability").

          (c) Seller will remain responsible for all benefits payable to Business Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller's long-term disability program or who were receiving workers' compensation on such date. Seller shall be responsible for providing any Business Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to their Date of Hire (and such Business Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) with continuation of group health coverage required by Section 4980B(f) ("COBRA Coverage") under the terms of the applicable group health plan maintained by Seller and to the extent required by law. Buyer shall be responsible for COBRA Coverage to any Transferred Employee (and such Transferred Employee's qualified beneficiaries) whose qualifying event occurs at or after their Date of Hire to the extent required by law.

          (d)  Subject to the provision of the Transition Benefits described in
Section 8.3(l), Buyer shall provide retirement and welfare benefits (including, without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability, retirement, 401(k) plan and other similar benefits) to the Transferred Employees for claims incurred, benefits earned and services rendered after the relevant Date of Hire under and subject to this
Section 8.3 and the generally applicable terms and conditions of Buyer's employee benefit plans, programs and arrangements as amended from time to time; provided, however, that Buyer shall cause any employee benefit plan providing medical or disability benefits to waive (i) any pre-existing condition limitations or restriction that was waived under the terms of any analogous plan of Seller immediately prior to the relevant Date of Hire or (ii) waiting period limitation that would otherwise be applicable to a Transferred Employee on or after the relevant Date of Hire to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous plan of Seller prior to the relevant Date of Hire.

          (e) For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under each such employee benefit plan, program or arrangement for which a Transferred Employee may be eligible after the Date of Hire, Buyer shall recognize service by such Transferred Employee with Seller to the same extent as recognized by Seller under the comparable employee benefit plan, program or arrangement of Seller; provided, however, that, except to the extent required to reflect the transfer of assets and liabilities described in Section 8.3(g) and any corresponding adjustments to any related non-qualified plans of Buyer for which a Transferred Employee becomes eligible, Buyer shall not be required to treat service with Seller as service with Buyer for purposes of benefit accrual under any qualified or non-qualified defined benefit pension plan maintained by Buyer or for purposes of determining eligibility for Buyer's retiree health program.

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          (f)  (i)  Except as otherwise provided in Section 8.3(a) for
Redeployed Employees, Buyer shall be responsible for severance benefits payable to any Transferred Employee whose employment with Buyer is involuntarily terminated for reasons other than cause or poor performance after their Date of Hire. Subject to this Section 8.3(f), such payments (if any) shall be made pursuant to Buyer's severance program in effect on the date of termination. (ii) Notwithstanding the general severance benefits described in (i) and except as otherwise provided in Section 8.3(a) for Redeployed Employees, if a Transferred Employee is involuntarily terminated for reasons other than cause or poor performance within one (1) year following the Date of Hire, Buyer shall provide such a Transferred Employee with a cash severance benefit no less than the maximum combined amount that the Transferred Employee would have received if the Transferred Employee were terminated as of the Closing Date under the payment formula for basic and extended severance under Seller's Displacement Program as in effect at the Closing.

          (g) Within a commercially reasonable time after (i) the Closing Date, with respect to Transferred Employees whose Date of Hire is the Closing Date and
(ii) the last Conversion Date, with respect to all other Transferred Employees, Seller shall provide for the direct trust-to-trust transfer of assets and liabilities of the Transferred Employees in Seller's qualified defined benefit plan (the "Seller DB Plan") to Buyer's qualified defined benefit plan (the "Buyer DB Plan"). Such asset transfers shall be made in the form of cash or, if mutually agreed between the parties, in kind. The Buyer DB Plan shall credit all service of the Transferred Employees with Seller prior to the relevant Date of Hire, to the extent credited under the Seller DB Plan, as service under Buyer DB Plan; provided, however, that the accrued benefit of Transferred Employees under Buyer DB Plan attributable to service prior to the relevant Date of Hire shall be determined in accordance to the benefit formula in Seller DB Plan in effect on the Closing Date but adjusted to reflect any future increases in the base salaries of the Transferred Employees through their retirement or severance from employment date. Any Transferred Employee who retires, dies, or otherwise terminates employment with Buyer prior to the actual asset transfer date shall receive his retirement benefits from Seller DB Plan until the actual date of asset transfer.

     The amount of assets to be transferred shall be equal to the projected benefit obligation of such Transferred Employees, as defined in SFAS No. 87, determined as of each Date of Hire using the assumptions and methodology set forth in Schedule 8.3(g) and used by Seller's actuary in the draft report of
         ---------------
actuarial valuation of Seller DB Plan for expense reported in accordance with SFAS No. 87 prepared as of January 1, 2001, except that (i) the discount rate employed by Seller's actuary shall be (x) eight percent (8%) plus or minus (y) the change, if any, in the average of the Moody's Long Term Corporate Seasoned AA Bond Yields for the calendar month December, 2000, as compared to the same average yields for the calendar month prior to the Closing but no greater than eight and one-half percent (8.5%) and no less than seven and one-half percent (7.5%); and (ii) the salary assumption employed by Seller's actuary shall be (x) five percent (5%) (which represents the average of the age related rates in Seller's valuation report) plus or minus (y) the increase or decrease, if any, in the discount rate above eight and one-quarter percent (8.25%) or below seven and three-quarter percent (7.75%) as applicable, required by the preceding clause (i) of this paragraph but no greater than five and one-quarter percent (5.25%) and no less than four and three-quarter percent (4.75%), but in no event shall the transfer of assets and liabilities from the Seller DB Plan to the Buyer DB Plan fail to satisfy the requirements of Section 414(l) of the Code. For purposes of determining the transfer of assets and liabilities that satisfy the

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requirements of Section 414(l) of the Code, the PBGC "Safe Harbor" interest assumptions referenced in Treas. Reg. Section 1.414(l)- 1(b)(5)(ii) as in effect on the Closing Date shall be used as determined by the actuary for Seller. In determining the projected benefit obligation of the Transferred Employees, Seller shall calculate each Transferred Employee's accrued benefit through the relevant Date of Hire, using the compensation limit under Section 401(a)(17) of the Code scheduled to become effective on January 1, 2002.

     Seller will cause its actuary to make all calculations required under this
Section in accordance with its actuary's normal procedures and practices. Such calculations and working papers will be subject to review and approval by Buyer's actuary in advance of the asset transfer date. In the event of disagreement between them, they shall appoint a third actuary from a nationally recognized actuarial firm to resolve their differences. The costs of the third actuary shall be shared equally by Seller and Buyer. The third actuary's determination of any dispute shall be final. In reaching such resolution, the third actuary shall consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary shall not be retained to conduct its own independent review, but shall be retained to resolve specific differences between Buyer's actuary and seller's actuary within the range of such differences.

     Unless otherwise mutually agreed to by Seller and Buyer, the transfer of such assets and liabilities will be conditioned upon Buyer and Seller filing, or causing to be filed, any required notices with the IRS and any other governmental agency and the receipt from Buyer's DB Plan of a written acknowledgement, in a form acceptable to Seller's DB Plan, of receipt of such transferred assets and liabilities and shall be made after (i) Buyer shall have provided Seller with such documents and other information as Seller shall reasonably request to assure itself that the Buyer DB Plan and the trust established thereto are qualified and tax-exempt under Section 401(a) and 501(a) of the Code, evidenced by either a favorable determination letter issued by the IRS or an opinion, satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of the Buyer DB Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code and (ii) Seller shall have provided Buyer with such documents and other information as Buyer shall reasonably request to assure itself that the Seller DB Plan and the trust established thereto are qualified and tax-exempt under Section 401(a) and 501(a) of the Code, evidenced by either a favorable determination letter issued by the IRS or an opinion, satisfactory to Buyer's counsel, of Seller's counsel to the effect that the terms of the Seller DB Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code. On the actual date of transfer of liabilities, the amount of assets to be transferred to the Buyer DB Plan shall be calculated as of the relevant Date of Hire in accordance with this Section 8.3(g) and then adjusted to reflect benefit payments made by Seller DB Plan to or on behalf of Transferred Employees who retire, die or otherwise terminate employment with Buyer during the period from the relevant Date of Hire to the actual transfer date, and further adjusted with interest credited on the balance outstanding from time to time at the rate equal to the same discount rate used to calculate the projected benefit obligations, compounded annually from the relevant Date of Hire to the actual date of transfer.

          (h) "Comparable Employment" shall mean an offer of employment: (i) which initially provides base salary and incentive compensation opportunities which, in the aggregate, are reasonably similar to those provided by Seller (with the exception of the Retention Program and any equity-based programs) immediately prior to the Transferred Employee's Date of Hire;

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(ii) in positions that are consistent with the Transferred Employee's skills, training and work experience and (iii) at a location within a thirty (30) mile radius of the location where such Transferred Employee is located immediately prior to the Closing.

          (i) Seller will establish such retention programs (the "Retention Programs") as it, in its sole discretion, determines to be necessary or appropriate to retain the employment of the Business Employees through the Closing Date and to encourage such Business Employees who become Transferred Employees to remain employees of the Buyer for the four (4) month period following the Closing Date; provided, however, that Seller will allocate no less than $35 million (as adjusted to reflect the payment of any Contingent Payments) to be paid under such Retention Programs. Seller shall be solely responsible for administering the Retention Programs in accordance with their terms for the benefit of the Transferred Employees eligible to receive retention payments thereunder and shall hold Buyer harmless with respect to any manner of action or liability related to such Retention Programs. Seller shall pay the Business Employees no less than fifty percent (50%) of the amount allocated to be paid under such Retention Programs on or after the date which is four (4) months after the Closing Date. The total amount to be paid to any Business Employee under the Retention Program includes bonuses and incentive compensation which would otherwise be forfeited in the event the Transferred Employee's Date of Hire occurs prior to December 31, 2001 ("Contingent Payments"). Accordingly, in the event that any Business Employee's Date of Hire occurs after December 31, 2001, the $35 million amount to be allocated to the Retention Programs shall be reduced to reflect any and all such Contingent Payments made to Business Employees outside the Retention Program.

          (j) Notwithstanding anything in Section 8.3(d) to the contrary, as of any time of reference after the Closing Date, Buyer will provide Transferred Employees with the greater of: (i) the weeks of vacation to which they were entitled from Seller on the day before the Closing Date but, except as hereinafter provided with respect to calendar year 2001, determined without regard to any additional days purchased under Seller's Flexible Benefits Program for calendar year 2001 (the "2001 Purchased Vacation Days"); or (ii) the weeks of vacation to which similarly situated employees of Buyer are then entitled under the terms of Buyer's vacation policies; provided, however, that except as otherwise required by applicable law, Transferred Employees shall not be permitted to accumulate or carry over unused weeks of vacation; and provided, further, that except as otherwise required by applicable law, in no event shall Buyer be required to compensate Transferred Employees for any unused vacation.

     For purposes of determining how Buyer's vacation program, as modified by this Section 8.3(j), will be administered and the vacation entitlement which may be taken by Transferred Employees under this Section 8.3(j) for the 2001 calendar year which includes the Closing Date, Buyer shall provide full credit under Buyer's vacation policy as if such Transferred Employee had been employed by Buyer at the start of 2001, and were credited with any 2001 Purchased Vacation Days, less any 2001 vacation actually taken in calendar year 2001 by such Transferred Employee during the period commencing on January 1, 2001 and ending on the Transferred Employee's Date of Hire. Within a commercially reasonable time prior to Closing, Seller shall provide Buyer with an accurate list of total and projected unused vacation days, including 2001 Purchased Vacation Days, as of each Transferred Employee's Date of Hire as set forth in
Schedule 8.3(j) to be attached to the Disclosure Letter.
---------------

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     (k)  Seller shall cause all Transferred Employees to become fully vested in their account balance in Seller's 401(k) plan on or before each Transferred Employee's Date of Hire. Buyer shall permit Transferred Employees to make direct rollover of their account balances from Seller's 401(k) plan to Buyer's 401(k) plan in the form of cash. Buyer shall offer short-term loans, subject to Buyer's normal credit policies, to any Transferred Employee whose account under Seller's 401(k) plan includes a plan loan which will default as a result of the consummation of the transactions contemplated by this Agreement.

     (l) For the period (the "Transition Period") commencing on the Closing Date and ending at midnight, December 31, 2001 (the "Benefit Changeover Date"), Seller agrees to make available coverage (including COBRA Coverage), employee call centers and claims processing services in respect of the Transferred Employees under those certain Employee Plans which provide for medical, dental, prescription drug, vision, employee and family life insurance coverage, AD&D coverage, and life care assistance, including benefits provided through Reimbursement Accounts (as hereinafter defined) and which are identified on
Schedule 3.22 Employee Plans, as "Transition Benefits"). Seller shall honor any
-------------
claims for benefits under such Transition Benefits which are incurred prior to the Benefit Changeover Date and which are presented to the administrator of the applicable Transition Benefit plan in accordance with its terms, provided that such claims are presented prior to the expiration of the twelve (12) month period beginning on the Benefit Changeover Date. Buyer shall reimburse Seller for the actual aggregate employer and employee premium cost, including monthly service charges imposed by Seller's third party administrator which are paid directly by Seller ("Aggregate Premium Cost"), of providing such coverages during the Transition Period plus an administrative fee of three percent (3%) of such Aggregate Premium Cost within forty-five (45) days after Seller submits written proof of such Aggregate Premium Cost to Buyer. For purposes of this Section, "Reimbursement Account" shall mean that portion of any Transition Benefit attributable to contributions of Transferred Employees, including, without limitation, reimbursement benefits provided under any health care reimbursement, dependent care reimbursement, or similar reimbursement account benefit to the extent funded directly or indirectly with Transferred Employee contributions.

     8.4. Confidentiality. Except to the extent disclosure is required by law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents, tapes, and other materials received from the other party, or any copies, duplicates, summaries or analyses thereof, that contain or embody information subject to this paragraph and to permanently erase, delete and/or destroy information received in electronic format. Nothing contained herein shall limit the parties' obligations under the Confidentiality Agreement.

     8.5. Publicity; Notices. Until the Closing, Buyer and Seller each shall coordinate with each other in advance as to (i) the form and content of any communication intended for dissemination, or reasonably expected to be disseminated, to the public or the customers of the Business regarding the transactions contemplated by this Agreement, (ii) the form and content of

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any communication from Buyer to the employees of Seller and (iii) the form and content of any application made to any regulatory authority, or similar agency, relating to the transactions contemplated hereby. Neither party shall disseminate any such communication without the prior approval of the other, which approval shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent Seller or Buyer from making any and all public disclosures that either of them shall believe is advisable to make, based upon the advice of counsel, to comply with any applicable securities laws or regulations or requests of governmental agencies or authorities. Until the Closing, Buyer shall not send notices or communicate with customers of Seller in their capacities as such without Seller's consent.

     8.6. Tax Reporting. The parties shall use commercially reasonable efforts to enter into an agreement (the "Allocation Agreement") as soon as practicable after the Closing Date concerning the allocation of the total consideration received by Seller (the "Consideration") among the Assets and the covenant of Seller in Section 6.6 in accordance with Section 1060 of the Code, as well as the regulations thereunder. Buyer shall deliver to Seller a proposed Allocation Agreement which will allocate the Consideration among the Assets and the covenant within sixty (60) days after the Closing Date. If Seller has not objected to such proposed Allocation Agreement in writing within thirty (30) days of receipt, such proposed Allocation Agreement shall be deemed accepted and shall be the Allocation Agreement. If Seller objects to Buyer's proposed Allocation Agreement, Seller shall give Buyer notice of its objections and Buyer and Seller shall use all commercially reasonable efforts to resolve their differences. If, sixty (60) days after the date on which Seller has given Buyer notice of its objections, the parties have not agreed upon an Allocation Agreement, any disputes related thereto shall be referred to a nationally recognized accounting firm mutually agreed on by the parties having no material relationship with either party and shall be resolved by such firm within thirty
(30) days after such referral. The costs, expenses and fees of such accounting firm shall be borne equally by the parties.

     The parties shall file all applicable Tax Returns and other documents in accordance with the Allocation Agreement (as finally determined) and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so by a "determination" within the meaning of Section 1313(a) of the
Code). The parties shall agree upon a completed IRS Form 8594 as soon as practicable following determination of the final Allocation Agreement but in any event not later than thirty (30) days prior to the due date, including extension, for filing the federal income tax return for the year of the sale. The parties shall file such Form 8594 with their respective tax returns for the taxable year in which the Closing occurs. Allocations of any adjustments to the Consideration and any revised IRS Form 8594 required as a result shall be handled in the same manner.

     8.7. Interest Reporting. Subject to the Conversion Implementation Agreement, all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, accounts included within the Assumed Deposits shall be reported by Seller to the extent related to the period January 1, 2001 through the Closing Date, and by Buyer to the extent related to any period beginning after the Closing Date. Such reports shall be made to the holders of such deposit accounts and to the applicable federal and state regulatory agencies. If the Closing Date is in calendar year 2002, this
Section 8.7 shall be applied using January 1, 2002 instead of January 1, 2001, as appropriate. Notwithstanding the foregoing, Buyer and Seller may

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elect to file a single Form 1099 and/or any other Tax reporting document for the full 2001 or 2002 reporting period.

     8.8. Withholding. Any amounts required by any governmental agency to be withheld from any of the accounts included within the Assumed Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

           (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or any period prior to the Closing Date will be withheld and remitted by Seller to the appropriate governmental agency on or prior to the time they are due; and

           (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller shall be withheld and remitted by Buyer.

     Any penalties that relate to information returns filed by Seller prior to the Closing Date in connection with transactions that occurred prior to the Closing Date will be Seller's responsibility. Buyer shall cooperate with Seller in providing copies of penalty notices on a timely basis and other information which Seller may request in order to verify or challenge such penalties. Any penalties described in "B" notices from the IRS or any similar penalties that relate to information returns filed by Buyer or by Seller on behalf of Buyer on or after the Closing Date in connection with transactions that occurred prior to the Closing Date will, subject to this section, be solely Buyer's obligation, provided that Seller has satisfied its obligation to provide all material information to Buyer which is necessary to complete such information returns.

     8.9. Signs; Naming. Seller will allow Buyer to obtain measurements and specifications of existing signs prior to the Closing Date, and prepare for the change of signs after the Closing, provided that (i) Buyer shall not materially interfere with the Business prior to the Closing Date and (ii) Buyer shall use its commercially reasonable best efforts to cause the change of signs to signs complying with the Interim Trademark License Agreement to occur as promptly as possible and, in any event, by not later than six (6) weeks after the Closing. Moreover, as of the Closing Date, except to the extent prohibited by applicable law, rule, regulation, ordinance or zoning restriction Seller shall ensure that Buyer has the right to name any Owned Real Premises, and for a period of ninety
(90) days after the Closing Seller shall use commercially reasonably efforts to assist Buyer to have the right to name any Leased Premises.

     8.10. Banking Services for Seller's Employees. Buyer shall make available to the employees of Seller and its Affiliates, in each case in the Restricted Market, the same or a comparable range of banking products and services (including checking and savings accounts) on the same or comparable terms and conditions (except that Buyer will not offer a discount on safe deposit box fees) as Seller currently makes available to its employees.

     8.11. Consent for Assigned Loans. Commencing on the date hereof, Seller shall use commercially reasonable efforts to obtain all required consents and take all other necessary actions to effect the transfer of the Assigned Loans on the Closing Date from Seller to Buyer.

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     8.12.  Assumption of Letter of Credit Obligations. Commencing on the date hereof, Buyer and Seller shall use all commercially reasonable efforts to obtain all required consents and take all other necessary actions to effect the transfer of the Letter of Credit Obligations on the Closing Date from Seller to Buyer.

     8.13.  Transfer of Economic Benefits.

            (a) The transactions contemplated by this Agreement shall not constitute an assignment, assumption or transfer of any Asset or Liability if such assignment, assumption or transfer, without a necessary consent or approval of a third party, would be ineffective or would constitute a default under, or other contravention of, the provisions of any Contract or applicable law or give rise to any right of acceleration of any obligation thereunder or any right to termination thereof and such consent or approval shall not have been obtained prior to the Closing Date (any such Asset, a "Restricted Item"). No later than the earlier of (i) December 15, 2001 and (ii) ten (10) Business Days prior to the Closing Date, each party shall prepare and deliver to the other a list of those Contracts determined to be Restricted Items as of such date.

            (b) With respect to any Restricted Item, on the Closing Date, Buyer shall, if and to the extent permitted by applicable law or the applicable Contract, assume the responsibility, as agent of Seller, to supervise, manage, administer and otherwise discharge the duties of Seller with respect to such Restricted Item until the requisite consents and approvals are obtained (or any relevant Contract is amended to provide) for Buyer to assume Seller's rights, privileges and power thereunder. Upon the receipt of such consent or approval (or the amendment of such Contracts), Buyer will assume Seller's rights, privileges and powers thereunder in accordance with the terms of this Agreement and such Restricted Item shall constitute a transferred Asset (or Assumed Contract, if applicable) or Liability (as the case may be) for all purposes of this Agreement. As compensation for acting as agent of Seller, with respect to any Restricted Item pursuant to this Section 8.13, Buyer shall be entitled to all fees, and all other revenues of Seller, in respect thereof.

            (c) Seller and Buyer shall each cooperate and use their respective commercially reasonable efforts to maintain good relations with any obligees or other counterparties in connection with any Restricted Item with respect to which Buyer acts as Seller's agent under this Section 8.13 and shall not (i) sell, sublease, transfer, assign or otherwise dispose of any rights related to such Restricted Item or (ii) solicit or encourage inquiries or proposals with respect to any acquisition or purchase of any rights related to such Restricted Item or authorize any of their officers, directors, agents or affiliates to solicit or encourage, or fail to notify the others promptly following their receipt of any such inquiry or proposal.

            (d) After the Close of Business on the Closing Date, Buyer shall, promptly upon obtaining knowledge thereof, give Seller notice of any default or event of default under or with respect to any Restricted Item. In so acting, with respect to any Restricted Item as to which notice has been given in accordance with the preceding sentence, Buyer, while any default is continuing, will continue to act only pursuant to written instructions from Seller; provided, that Buyer shall not have any liability for any act taken or omission made in accordance with such instructions or as a result of Seller or Seller failing timely to give such instructions.

            (e) Each of Buyer and Seller shall furnish to the other and the other's authorized agents and representatives such financial and operating data and other information with respect to the Restricted Items with respect to which Buyer then acts as agent for Seller pursuant to this Section 8.13 as either of them shall reasonably request.

            (f) Seller shall take all actions reasonably requested by Buyer to enforce Seller's rights under any Restricted Item including, without limitation, the assertion of any claim against a party to such Restricted Item or the assignment of any such claim to Buyer.

            (g) Buyer and Seller shall cooperate and use commercially reasonable efforts after the Closing Date to obtain any approvals or consent required to transfer each Restricted Item.

            (h) Without limitation on the foregoing, in the case of any Restricted Item that is transferred to Buyer subsequent to the Closing Date and then shall constitute a transferred Asset (or Assumed Contract, if applicable) or Liability (as the case may be), Seller shall insure that Buyer obtains the benefits of each such Asset (or Assumed Contract), which would have been available to Buyer had Buyer acquired such Asset (or Assumed Contract, if applicable) as of the Closing Date rather than when such Assets (or Assumed Contract, if applicable) or Liabilities (as the case may be) was actually acquired or assumed by Buyer. Notwithstanding the foregoing, Seller shall have no obligation to insure the performance of any party to any Restricted Item or the values, including residual values, thereof.

            (i) With respect to any Restricted Item as to which Seller and Buyer reasonably believe prior to or on the Closing Date that necessary consents and approvals will not be forthcoming after the Closing Date, or that Buyer would be unable to receive such benefits, such Restricted Item shall not be an Asset (or Assumed Contract, if applicable) or Liability (as the case may be) for purposes of this Agreement.

     8.14. Letters of Credit and Derivative Contracts. In the event that any Letter of Credit or Derivative Contract cannot be assigned to Buyer, on the Closing Date Buyer and Seller shall enter into a participation agreement in customary form reasonably satisfactory to Buyer and Seller pursuant to which Buyer shall acquire and assume all of Seller's rights and obligations under such Letters of Credit and Derivative Contracts. The participation agreements referred to in this Section 8.14 shall be referred to herein as the "Participation Agreements." Notwithstanding anything to the contrary contained in this Section 8.14 and/or with respect to the payments to be made pursuant to Sections 2.3(vi) and 2.4(iii), if Buyer and Seller reasonably agree that with respect to the Derivative Contracts a more expedient alternative exists pursuant to which Buyer will acquire and assume all of Seller's rights and obligations under the Derivative Contracts as of the Closing, Seller and Buyer shall work together to take such alternative actions.

     8.15. Form of Transfer. Seller and Buyer may by mutual written agreement at any time change the method of transferring the Business from Seller to Buyer in order to achieve, in a more efficient manner, the business, financial accounting, regulatory and tax objectives of Seller and Buyer in connection with the transactions contemplated by this Agreement; provided, however, no such change shall alter or change the amount of consideration to be paid by Buyer as provided in this Agreement.

     8.16. Sharing of Bank Facilities. Buyer and Seller shall reasonably cooperate in co-habitating the facilities designated on Schedule 8.16, with each
                                                        -------------
party taking commercially reasonable efforts to minimize customer confusion or disruption and otherwise comply with all applicable federal and state law and
Section 7.3 hereof. With respect to Excluded Branches listed on Schedule 8.16,
                                                                -------------
Buyer shall not pay any compensation to Seller with respect to Buyer's occupation and use of such Excluded Branches. With respect to other Branches listed on Schedule 8.16, Seller shall not pay any compensation to Buyer with
          -------------
respect to Seller's occupation and use of such Branches. With respect to non-Branch facilities listed on Schedule 8.16, each party shall pay fair rental
                            -------------
value to the other for its occupation and use of such non-Branch facilities.

     8.17. Office Leases. Buyer shall have the option, exercisable at any time prior to the Closing Date, to enter into a mutually acceptable sublease agreement or assignment of lease agreement with, and proposed in good faith by, Seller for (i) the office space at One Mellon Center, Philadelphia, Pennsylvania ("One Mellon Center") and (ii) subject to the consent of Seller's landlord, the office space at Gateway Center, Plymouth Meeting, Pennsylvania ("Gateway Center"). Upon the exercise of such option by Buyer for One Mellon Center, Seller shall seek, and shall use commercially reasonable efforts to obtain, the approval of Seller's landlord to provide to Buyer, pursuant to the sublease, the right to name the building. Upon the exercise of such option by Buyer for Gateway Center, Seller shall request, and shall use commercially reasonable efforts to obtain, the approval of Seller's landlord to provide to Buyer, pursuant to the sublease, the right to place signage announcing the name, tradename and/or logos, its business units and those of certain of its affiliates which actually occupy the building that is the subject of such sublease on the exterior of such building.

     8.18. HELOC Securitization. Seller and Buyer covenant and agree as follows with respect to the HELOC Securitization (accounts subject to the HELOC Securitization, referred to as the "HELOC Borrower") from and after the Closing
Date:

            (a) Seller shall fund any draws after the Closing Date made by borrowers under those home equity line of credit accounts which are subject to the HELOC Securitization as of the Closing Date, and shall transfer the receivables generated by such advances to the Home Equity Line of Credit Trust 2001-1 (the "HELOC Trust") established in accordance with the terms of the HELOC Securitization.

            (b) To the extent that Seller is required pursuant to the HELOC Securitization to contribute additional accounts to the HELOC Trust or, as permitted under the HELOC Securitization, elects in lieu of any cash repurchase obligation to substitute accounts for those accounts in the HELOC Trust, Buyer shall, at Seller's request, either transfer to Seller accounts which may be contributed to the HELOC Trust in accordance with the HELOC Securitization or originate (as Seller's correspondent or by such other method reasonably requested by Seller) on Seller's behalf accounts which Seller may in accordance with the HELOC Securitization contribute to the HELOC Trust, and Seller or the HELOC Trust shall pay Buyer within five (5) Business Days after such transfer or origination for contribution to the HELOC Trust the Net Book Value of any loan so transferred or originated. In addition, if Buyer funds any draws under such accounts, Seller or the HELOC Trust shall pay Buyer within five (5) Business Days the amount of such draws.

            (c) At such time as the HELOC Trust terminates in accordance with its terms, if Buyer so elects, Seller shall sell to Buyer and Buyer shall acquire from Seller all assets distributed to Seller from the HELOC Trust (other than such assets of Excluded Customers or Private Banking Prospects) and Buyer shall pay in cash to Seller the Net Book Value thereof. Such payment shall be made by Buyer within five (5) Business Days after notice from Seller specifying the assets to be sold to Buyer and the Net Book Value thereof.

            (d) During the Non-Compete Period, Seller and its Affiliates shall not solicit, offer or provide any product or service to any of the HELOC Borrowers (other than to such HELOC Borrowers that are also either an Excluded Customer or Private Banking Prospect).

            (e) Seller shall ensure that Buyer shall not assume any servicing obligations with respect to any HELOC Securization or any other securitized consumer loan.

     8.19. PSFS Registration. Subject to the last sentence of this Section 8.19, Seller shall on or prior to the Closing Date take all reasonably necessary actions to file an intent to use federal service mark application in the name of Buyer to reregister the "PSFS" trademark and provide Buyer with a copy of such filing. Such application shall constitute an Intellectual Property Asset to be assigned to Buyer at the Closing. Buyer shall cooperate with Seller in connection with the filing. If the Closing does not occur and Seller has filed an intent to use federal service mark application in the name of Buyer, Buyer shall cooperate with Seller to withdraw such application. Notwithstanding anything to the contrary contained in this Section 8.19, if Buyer and Seller reasonably agree that a more expedient alternative to the foregoing exists pursuant to which Buyer will be transferred all rights associated with the "PSFS" trademark as of the Closing or as soon as practicable thereafter, Seller and Buyer shall work together to take such alternative actions.

                ARTICLE IX - CONDITIONS TO OBLIGATION OF BUYER
                ----------------------------------------------

     The obligation of Buyer to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

     9.1. No Injunctions or Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

     9.2. Conditions Performed. Each of the terms, agreements, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing shall have been duly complied with and performed in all material respects, or Buyer shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by Seller pursuant to Sections 12.2 and 12.3 shall have been delivered or performed.

     9.3. Representations. Each of the representations and warranties made by Seller herein shall be true and correct as of the date hereof and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing;

provided, however, that for purposes of this condition, the representations and warranties of Seller herein shall be deemed to be true and correct as of the Closing unless the failure to be so true and correct would have a Material Adverse Effect (without giving effect to any materiality or Knowledge qualifications in such representations and warranties).

     9.4. Documentation. The form and substance of all instruments of transfer and other documents required to be delivered pursuant to this Agreement by Seller shall be reasonably satisfactory to Buyer.

     9.5. Material Adverse Effect. There shall not have occurred and exist any Material Adverse Effect.

     9.6. Lease Consents. Subject to Sections 6.3 and 8.13, Seller shall have delivered to Buyer a Landlord Consent or shall have entered into Sublease Agreements with respect to at least eighty percent (80%) of those Leases which pursuant to their terms require such Consent to assign to Buyer.

     9.7. Formation of New Bank. The establishment of a Pennsylvania-chartered and a Delaware-chartered New Bank; provided, however, that this condition shall expire as to the Pennsylvania-chartered New Bank prior to it resulting in this Agreement being terminable on account of Section 14.1(c). Moreover, if the Delaware-chartered New Bank is not established on or before March 1, 2002, and all other conditions of Closing specified in Articles IV and X are satisfied, then the Closing shall occur (with appropriate adjustments) with respect to the Assets and Liabilities that may be acquired by the Buyer Bank Subsidiaries other than the Delaware-chartered New Bank (a "Partial Closing"). If a Partial Closing occurs and the Delaware-chartered New Bank is established on or before June 1, 2002, then the remainder of the Closing shall occur within ten (10) Business Days after formation of the Delaware-chartered New Bank (with the representations and warranties as to such Assets and Liabilities then extending for two years from such date).

                ARTICLE X - CONDITIONS TO OBLIGATION OF SELLER
                ----------------------------------------------

     The obligation of Seller to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

     10.1. No Injunctions or Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

     10.2. Conditions Performed. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing shall have been duly complied with and performed in all material respects, or Seller shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by Buyer pursuant to Section
12.4 shall have been delivered or performed.

     10.3. Representations. Each of the representations and warranties made by Buyer herein shall be true and correct as of the date hereof and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing; provided, however, that for purposes of this condition, the representations and warranties of Buyer herein shall be deemed to be true and correct as of the Closing unless the failure to be so true and correct would have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby (without giving effect to any materiality or Knowledge qualifications in such representations and warranties).

     10.4. Documentation. The form and substance of all instruments of assumption and other documents required to be delivered pursuant to this Agreement by Buyer shall be reasonably satisfactory to Seller.

           ARTICLE XI - CONDITIONS TO OBLIGATIONS OF BOTH PARTIES
           ------------------------------------------------------

     The obligations of both parties to close the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions:

     11.1. Governmental Actions. Neither the Department of Justice, the Federal Trade Commission nor any other agency of the United States of America (or any political subdivision thereof) shall have issued any order or taken or threatened to take any action which would or could have the effect of preventing the consummation of the transactions contemplated by this Agreement or asserting any liability as a result of such transactions. No governmental action or proceeding shall have been instituted or, in the commercially reasonable opinion of Seller or Buyer, be imminent, and, at what would be the Closing, remain imminent or pending by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement or assert any material liability in connection herewith.

     11.2. Governmental Approvals. To the extent required by applicable law or regulation, the FRS, FDIC, NASD, the Office of the Comptroller of the Currency and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required shall have approved or authorized all of the transactions contemplated by this Agreement. Any such approval required to be obtained by Seller or Buyer shall have been granted without the imposition of conditions that are reasonably deemed by the affected party to be materially burdensome. All other statutory or regulatory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

                           ARTICLE XII - THE CLOSING
                           -------------------------

     12.1. Time and Place of Closing. Unless this Agreement is earlier terminated pursuant to Section 14.1, the consummation of the transactions provided for herein (the "Closing") will take place at a location to be mutually agreed upon, as of the Close of Business on a mutually acceptable day (the "Closing Date"), which shall be within the next ten (10) Business Days following the day on which all closing conditions, including all required regulatory approval have been satisfied and all applicable waiting periods have expired, unless otherwise mutually agreed.

     12.2. Payment Due at Closing. At the Closing, Seller shall pay to Buyer an amount in U.S. Dollars (the "Cash Payment") equal to (i) the consideration for assumption of the Liabilities determined in accordance with Section 2.4, minus (ii) the amount of the Purchase Price determined in accordance with
Section 2.3. Seller shall prepare and deliver to Buyer at the Closing a statement (the "Preliminary Settlement Statement") showing the computation of the Cash Payment.

     12.3. Closing Documents to Be Delivered or Actions to Be Taken by Seller. At the Closing, Seller shall deliver the following documents, all of which shall be in form reasonably satisfactory to Buyer:

            (a)  deliver to Buyer updated Schedule F and Schedules 3.4, 3.8,
                                          ----------     -------------  ---
3.9, 3.10.1 - 3.10.14, 3.11, 3.12, 3.13, 3.14, 3.21 and 3.25 pursuant to Article
---  ----------------  ----  ----  ----  ----  ----     ----
V and all third party consents received in connection therewith;

            (b) deliver to Buyer the Preliminary Settlement Statement, which shall show the calculation of the reasonably estimated Cash Payment based upon the schedules delivered in connection with the Closing, and any exhibits thereto;

            (c) deliver such Cash Payment by wire transfer in immediately available funds to an account designated in writing by Buyer;

            (d) deliver to Buyer each and every executed Lessor's Estoppel Certificate Seller was able to obtain with respect to each Leased Premises under which Seller is a lessee or sublessee or licensee;

            (e) deliver to Buyer, subject to Section 6.3 an executed Landlord Consent to assignment or sublease with respect to each Lease that requires the consent of any party to the assignment or sublease, as applicable thereof,

            (f) execute and deliver to Buyer an Assignment and Assumption Agreement with respect to each Lease to be assigned and a Sublease Agreement with respect to each Lease to be subleased;

            (g)  execute and deliver to Buyer a Bill of Sale and Assignment;

            (h)  execute and deliver to Buyer a General Assignment;

            (i)  deliver to Buyer possession of the Assets;

            (j)  acknowledge and deliver to Buyer an Assumption Agreement;

            (k) deliver to Buyer deeds to the Owned Real Premises, including, without limitation, general or special warranty deeds for those premises located in Pennsylvania, bargain and sale deeds with covenants against Grantor's acts for those premises located in New Jersey and special warranty deeds for those premises located in Delaware;

            (l) deliver to Buyer a certificate of a Senior Vice President of Seller, or of another officer reasonably acceptable to Buyer, dated as of the Closing Date, certifying as to satisfaction of Sections 9.2 and 9.3;

            (m) subject to Sections 6.3 and 8.13, deliver or cause to be delivered to Buyer all other documents and instruments necessary to transfer to Buyer all of Seller's right, title and interest in and to the Assets;

            (n) deliver or cause to be delivered such documents evidencing the corporate authority and existence of Seller as Buyer shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery, and performance of this Agreement by Seller, certified by the Clerk or Assistant Clerk or Secretary or Assistant Secretary, as the case may be, of Seller as being in full force and effect as of the Closing; (ii) certified copies of the charter and bylaws of Seller as in full force and effect as of the Closing, (iii) a certificate of good standing issued by each applicable Regulatory Agency which has jurisdiction with respect to Seller's incorporation or organization, and (iv) a certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement and any other documents delivered by Seller at the Closing;

            (o) an affidavit pursuant to Section 1445 of the Code certifying to the non-foreign status of Seller; and

            (p) execute and deliver the Agency Agreement and the Participation Agreements;

            (q) deliver or cause to be delivered such documents, instruments or agreements and take such action that may be reasonably required to effectuate the transactions contemplated hereby.

     12.4. Closing Documents to Be Delivered or Actions to Be Taken by Buyer. At the Closing, Buyer shall deliver the following documents, all of which shall be in form reasonably satisfactory to Seller:

            (a) Execute and deliver to Seller an Assignment and Assumption Agreement with respect to each Lease to be assigned and a Sublease Agreement with respect to each Lease to be subleased;

            (b)  execute and deliver to Seller an Assumption Agreement;

            (c)  execute and deliver to Seller a FIRPTA Affidavit;

            (d) deliver to Seller the certificate of a Senior Vice President of Buyer, or another officer reasonably acceptable to Seller, certifying as to the satisfaction of Sections 10.2 and 10.3;

            (e) deliver or cause to be delivered to Seller all other documents and instruments necessary to evidence Buyer's assumption of the Liabilities;

            (f) deliver or cause to be delivered such documents evidencing the corporate authority and existence of Buyer as Seller shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, certified by the Secretary or an Assistant Secretary of Buyer as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of Buyer as in full force and effect as of the Closing, (iii) a certificate of good standing issued by each applicable Regulatory Agency which shall have jurisdiction with respect to Buyer's incorporation or organization, and (iv) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement and any other documents delivered by Buyer at the Closing;

            (g) execute and deliver the Agency Agreement and the Participation Agreements;

            (h) deliver or cause to be delivered such documents, instruments or agreements and take such action that may be reasonably required to effectuate the transactions contemplated hereby.

     12.5.  Post-Closing Adjustments.

            (a) Within thirty (30) days after the Closing Date, Seller shall provide Buyer with a final Schedule F and Schedules, 3.4, 3.8, 3.9, 3.10.1
                           ----------     ---------  ---  ---  ---  ------
through 3.10.14, 3.11, 3.12, 3.13, 3.14, 3.21 and 3.25 that shall be true and
        -------  ----  ----  ----  ----  ----     ----
correct as of the Close of Business on the Closing Date.

     (b) No later than thirty (30) Business Days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Final Settlement Statement"), which shall show the calculation of the final payment amount (the "Final Payment Amount") based upon the final schedules delivered pursuant to this Section 12.5.

     (c) Within ten (10) Business Days after delivery of the Final Settlement Statement to Buyer (the "Review Period"), Buyer may dispute all or any portion of the Final Settlement Statement or the Final Schedules by giving written notice (a "Notice of Disagreement") to Seller setting forth in commercially reasonable detail the basis for such dispute (hereinafter called a "Disagreement"). The failure by Buyer to deliver a Notice of Disagreement during the Review Period shall constitute an irrevocable acceptance by Buyer of the Final Settlement Statement in the form delivered by Seller and such irrevocable acceptance shall be deemed a final determination of the Final Settlement Statement under this Section 12.5. If Buyer delivers a Notice of Disagreement during the Review Period, the parties shall promptly commence good faith negotiations with a view to resolving such Disagreement. If Seller shall not dispute all or any portion of the Notice of Disagreement by giving written notice to Buyer setting forth in commercially reasonable detail the basis for such dispute within five (5) Business Days following the delivery of the Notice of Disagreement, Seller shall be deemed to have irrevocably accepted the Final Settlement Statement as modified by the Notice of Disagreement and such irrevocable acceptance shall be deemed a final determination of the Final Settlement Statement under this Section 12.5, and the final Schedules shall be modified accordingly.

     (d) If Seller disputes all or any portion of the Notice of Disagreement within five (5) Business Days following the delivery of the Notice of Disagreement and the parties are not able to resolve any Disagreement within five (5) Business Days after the delivery by Seller of its dispute of the Notice of Disagreement, such Disagreement shall be referred to a nationally recognized accounting firm for determination of the disputed amounts in accordance with this Agreement. If Buyer and Seller do not promptly agree on the selection of a nationally recognized accounting firm, their respective independent public accountants shall immediately select such accounting firm. The determination of such firm shall be final and binding upon the parties and the amounts so determined shall be used to complete the Final Settlement Statement. The parties agree to direct such firm to render its determination as soon as practicable after referral of the Disagreement but in any event no later than thirty (30) days following such referral, and such determination shall be deemed a final determination of the Final Settlement Statement under this Section 12.5 and the Final Schedules shall be modified accordingly. The fees and expenses of such firm shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller. The parties shall cooperate with each other and such firm with respect to the resolution of any Disagreement, such cooperation to include commercially reasonable access to books, records, facilities and personnel.

     (e) If the Final Payment Amount shown on the Final Settlement Statement is different from the Cash Payment, then a payment shall be made in the following manner: if the Cash Payment shall have been greater than the Final Payment Amount, Buyer shall refund to Seller the difference between such amounts; if the Cash Payment shall have been less than the Final Payment Amount, Seller shall pay to Buyer the difference between such amounts. Such refund or payment shall be made promptly, and in any event within five (5) Business Days of receipt of the Final Settlement Statement, by wire transfer in immediately available collected funds, together with interest thereon for the number of days from and including the Closing Date to such payment date, but excluding such payment date, at the rate per annum equal to the average during such period of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in FRS releases computed on the basis of actual days elapsed over a three hundred sixty-five (365) day year.

                       ARTICLE XIII - TRANSITION MATTERS
                       ---------------------------------

     13.1. Notices. Each of Seller and Buyer shall obtain the prior approval of the other of its written notification to holders of the Assumed Deposits of the transfer of the Assumed Deposits from Seller to Buyer. Neither Seller nor Buyer shall unreasonably withhold such approval. Such notification shall be made on such date as the parties hereto shall mutually agree, provided that such notification shall be made in compliance with relevant federal and state laws and regulations.

     13.2. Post-Closing Transition. Seller and Buyer hereby agree to formulate mutually acceptable written procedures prior to the Closing Date and to enter into any necessary agreements on the Closing Date to ensure an orderly transition of the Business.

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

     13.3. Effect of Transitional Action. Except as and to the extent expressly set forth in this Article XIII, nothing contained in this Article XIII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article XIII.

     13.4. Access to and Retention of Books and Records. On the Closing Date, to the extent practicable, Buyer shall receive possession of, and all right, title and interest in, all books and records relating to the business of the Business ("Records") which are in the possession of Seller; provided that for a period of at least six (6) years from the Closing Date, each party shall have commercially reasonable access to the other's employees and any such books and records in the possession of the other party and the books and records of the Branches, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, accounting purposes or as otherwise appropriate. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses. Notwithstanding the foregoing, except as expressly set forth in this Section 13.4, neither party shall have any obligation to retain records beyond any statutorily required or commonly acceptable time limit. Buyer agrees to maintain records with respect to the Business for the applicable periods set forth above, unless otherwise required by written request of Seller in connection with any pending litigation. Notwithstanding anything to the contrary contained herein (i) the obligations of the parties hereto under this Section 13.4 shall be subject to all applicable laws relating to the confidentiality of bank records and (ii) Seller shall have no obligation to provide proprietary information that is unrelated to the processing or resolution of disputes or bona fide inquiries relating to Business Customers.

     13.5. Deposit Histories. In case of any dispute with or inquiry by any customer whose deposit account is subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Buyer, Seller will provide Buyer, where available and to the extent reasonably requested by Buyer and not already provided to Buyer, information regarding the deposit liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Buyer to respond to the deposit liability account holder within a period of time and in a manner which would comply with standard banking practices and customs.

     13.6. Construction of Inconsistent Provisions. If any provision of this Agreement shall conflict or be inconsistent with any provision of the Conversion Implementation Agreement, such provision of this Agreement shall, to the extent possible, be construed in a manner to eliminate such conflict or inconsistency and, to the extent that is not possible, shall be ignored.

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

                           ARTICLE XIV - TERMINATION
                           -------------------------

     14.1. Events of Termination. This Agreement shall be terminable and, if so terminated, shall be of no further force or effect between the parties hereto, except (i) as to any liability for breach of any duty, representation, warranty, covenant or obligation arising prior to the date of termination, or
(ii) as to any post-termination obligations under Article XV or Section 8.4, upon the occurrence of any of the following events:

            (a)  by mutual written consent of Seller and Buyer;

            (b) by Seller, if any of the conditions set forth in Article X or in Article XI have not been satisfied on or prior to March 31, 2002;

            (c) subject to Section 9.7, by Buyer, if any of the conditions set forth in Article IX or in Article XI have not been satisfied on or prior to March 31, 2002;

            (d) by either party, if the other party has failed to disclose in writing pursuant to Section 3.17 or Section 4.6, as the case may be, facts known to it that could have an adverse effect on its ability to obtain all requisite regulatory consents or to perform its obligations under this Agreement;

            (e) by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party hereto;

            (f) by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party hereto;

            (g) by either party, if the FRS, FDIC, or any other governmental agency having jurisdiction over the transactions contemplated by this Agreement, notifies Seller or Buyer in writing of its final determination that it will refuse to grant an approval or consent to any material element of the transaction necessary to the consummation thereof.

     14.2. Manner of Termination. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto. If a party hereto desires to terminate this Agreement pursuant to any right under this Article, such termination shall be ineffective unless notice is given in writing to the other party five (5) Business Days prior to the date of termination.

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                         ARTICLE XV - INDEMNIFICATION
                         ----------------------------

     15.1. Survival of Representations and Warranties and Covenants. The representations and warranties contained in this Agreement shall survive until the date which is two (2) years after the Closing Date, except that the following representations and warranties shall survive until the expiration of the applicable statute of limitations: 3.2 (Authorization; Good Title); 3.22 (Employee Benefit Plans); 3.24 (Environmental Matters); 3.27 (Taxes) and 4.2 (Authorization). No action or claim pursuant to Section 15.2 hereof resulting from breaches of the representations and warranties of any of the parties hereto which survive the Closing Date or any claim for indemnity in respect thereof shall be brought or made unless, prior to the expiration of the survival period for the applicable representation or warranty as set forth above, the action or claim shall have been the subject of a good faith written notice from either party hereto to the other party which notice specifies in commercially reasonable detail the nature of the claim. Any covenants or agreements contained herein which by its terms is to be performed in whole or in part after the Closing Date shall survive the Closing Date.

     15.2.  Indemnification.

            (a) Seller agrees to indemnify and hold Buyer and its employees, agents and Affiliates (each a "Buyer Indemnified Party") harmless against and in respect of any Loss incurred or sustained by any Buyer Indemnified Party as a result of (i) any breach by Seller of its representations and warranties contained in this Agreement, (ii) any breach by Seller of its covenants or agreements contained in this Agreement, (iii) any benefits or claims incurred prior to the Closing Date by employees or former employees of Seller, (iv) any Excluded Liabilities or (v) any actions taken or omitted to be taken by Seller with respect to the Assets, the Liabilities, the Business or the Business Employees prior to the Closing Date.

            (b) Buyer agrees to indemnify and hold Seller and its employees, agents and Affiliates (each a "Seller Indemnified Party") harmless against and in respect of any Loss incurred or sustained by any Seller Indemnified Party as a result of (i) any breach by Buyer of its representations or warranties contained in this Agreement, (ii) any breach by Buyer of its covenants or agreements contained in this Agreement, (iii) any Liability or (iv) any actions taken or omitted to be taken by Buyer with respect to the Assets, the Liabilities, the Business or the Transferred Employees after the Closing Date.

            (c) Buyer and Seller agree that they will take commercially reasonable actions consistent with their general policies and practices to mitigate Losses (including, without limitation, taking commercially reasonable steps to cure any documentation or security interest defect upon the discovery thereof).

            (d)  Promptly after receipt by an indemnified party under this
Section 15.2 of any notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 15.2, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party under this Section 15.2 unless and only to the extent such failure is materially prejudicial to the indemnifying party. If any such claim shall be

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

brought in respect of which any indemnification claim may be made, the indemnifying party shall be entitled to participate therein and to assume the defense thereof (or the defense of the portion thereof for which the indemnifying party is potentially responsible) with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action (or such portion thereof), such settlement or compromise to be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. If the indemnifying party elects not to assume the defense in connection with any such claim or portion thereof, the indemnified party may not settle or compromise any such claim or portion thereof without the consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnifying party assumes the defense of such claim or action or portion thereof, the indemnifying party shall not be liable to the indemnified party under this Section 15.2 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than commercially reasonable costs of investigation. In addition, the parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding. The parties hereto agree that the procedures set forth in this Section 15.2(d) shall not apply to claims for indemnification between such parties.

            (e) Except as may otherwise be required by law, any indemnity payments pursuant to this Agreement shall constitute and shall be reported by the parties as adjustments to the purchase price hereunder.

            (f) Any Loss for which indemnification is available hereunder shall be limited to the amount of actual damages sustained by the indemnified party by reason of such breach or nonperformance, less the net dollar amount of any insurance proceeds actually received by the indemnified party with respect to such Loss.

            (g) Except in the case of fraud or intentional breach of this Agreement, Seller shall not be required to indemnify any other Person under
Section 15.2(a)(i) unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller pursuant to Section 15.2(a)(i) (without giving effect to any amount paid by Seller pursuant to any other provision of Section 15.2(a)) exceeds $12,500,000, and, in such event, Seller shall be responsible for all amounts exceeding $7,500,000. Except in the case of fraud or intentional breach of this Agreement, Buyer shall not be required to indemnify any other Person under Section 15.2(b)(i) unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer pursuant to Section 15.2(b)(i) (without giving effect to any amount paid by Buyer pursuant to any other provision of Section 15.2(b)) exceeds $12,500,000, and in such event, Buyer shall be responsible for all amounts exceeding $7,500,000. Except in the case of fraud or intentional breach, Seller's indemnity obligations under Section 15.2(a)(i) shall be limited, in the aggregate, to an amount equal to 36.78% of the Amount of the Premium determined as of May 31, 2001, as reflected on
Schedule 2.11. Except in the case of fraud or intentional breach, Buyer's
-------------
indemnity obligations under Section 15.2(b)(i) shall be limited, in the aggregate, to an amount equal to 36.78% of the Amount of the Premium so determined as of May 31, 2001.

            (h) Notwithstanding any other provision hereof, no claim for indemnification under Sections 15.2(a)(i) or 15.2(b)(i) shall be made hereunder for any individual Loss which is less than $5,000.

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

     15.3. Remedies Exclusive. The remedies provided for in this Article XV shall constitute the sole and exclusive remedies for any post-Closing claims made for breach of this Agreement or in connection with the transactions contemplated hereby, except for claims arising out of Sections 6.6 or 8.4 or for fraud or intentional breach of this Agreement. Each party hereby waives any provision of law to the extent that it would limit or restrict the agreement contained in this Section 15.3. Except for claims for fraud or intentional breach of this Agreement, no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to any post-closing breach or alleged breach of this Agreement.

                     ARTICLE XVI - REAL ESTATE INSPECTION
                     ------------------------------------

     The Regional Franchise Distribution Network will be conveyed under the following terms and conditions:

     16.1.  Inspection.

            (a) For a period of ninety (90) days following the date of this Agreement, Buyer, at its sole expense, may conduct commercially reasonable investigations and inspections of the Regional Franchise Distribution Network, the Owned Real Premises and the Leased Premises as Buyer deems appropriate (excluding environmental studies, which are addressed below) to determine that there are no material regulatory or zoning restrictions, violations or other issues or structural or other physical defects or conditions which could prevent Buyer from using such property for the operation of an office and banking facility (including, as appropriate, the operation of a drive thru facility) including, without limitation, obtaining a report with respect to structural and mechanical matters. In addition, Buyer may review matters affecting title to the Leased Premises and the Owned Real Premises including reviewing commitments for title insurance policies and surveys of such premises. Buyer may object within seventy-five (75) days from the date hereof to any matters disclosed in such title commitments and/or shown on such surveys. Any matters to which Buyer does not object shall be "Permitted Exceptions." Within ten (10) days of the date of Buyer's title objections, Seller shall inform Buyer of those matters which Seller will not agree to remedy. Seller shall be required to remedy any matters relating to liens that Buyer has not agreed to assume and standard exceptions in the ALTA form title policies relating to mechanics liens, parties in possession and taxes (unless not yet due and payable). Buyer shall provide Seller with written notice during this time period in the event Buyer reasonably determines that any real estate is not reasonably fit for its intended purpose as described above. Thereafter, Buyer and Seller will mutually agree as to one of the following four (4) options: (A) Buyer accepts the real estate in its condition at the price allocated to the real estate; (B) the Purchase Price is reduced by the amount reasonably agreed upon by Buyer and Seller; (C) Buyer and Seller agree to designate the applicable Leased Premises or Owned Real Premises as a Restricted Item subject to Section 8.13; or (D) Buyer and Seller take such other action (including curing any such issue) as they may be reasonably agreed upon. In the event Buyer fails to provide Seller with written notice of any defects or conditions requiring action as set forth above during this ninety (90) day period, Buyer will be deemed to have waived its right to any remedy hereunder.

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

            (b) Buyer will have the right to enter any real estate that is part of the Regional Franchise Distribution Network, the Owned Real Premises and the Leased Premises and conduct the inspections and investigations described in subsection (a) above and Section 16.2 during normal business hours and upon at least two (2) Business Days advance written notice to Seller. Buyer's activities on the real estate will not include intrusive tests or inspections without Seller's prior written consent such consent not to be unreasonably withheld or delayed and shall be deemed given one (1) Business Day after request thereof Buyer will not interfere with the business activities being conducted on the real estate during the times of access and Buyer, at its sole expense, will fully repair and restore all damage and alterations to the real estate caused by or on behalf of Buyer and will indemnify Seller for any other loss Seller incurs as the result of Buyer's activities on the real estate. In connection with Buyer's investigations and inspections described in subsection (a) above and
Section 16.2, Seller shall cooperate with Buyer including, without limitation, providing Buyer with such information and documentation as Buyer may reasonably request. Within five (5) Business Days after the date of this Agreement, Seller shall provide to Buyer the following information concerning any real estate that is part of the Business: (a) copies of all environmental site assessments, testing results, inspections concerning hazardous building materials and any documents concerning remedial work, and (b) copies of title policies or commitments, title exception documents and property surveys.

16.2.  Environmental Matters.

            (a) Within sixty (60) days following the date of this Agreement, Buyer may, at its cost and expense, complete a Phase I environmental assessment (the "Environmental Survey") of any real estate that is part of the Regional Franchise Distribution Network, the Owned Real Premises and the Leased Premises. In the event the Environmental Survey identifies any environmental matters of concern to Buyer, Buyer will give Seller written notice of the environmental concern within fifteen (15) Business Days after its receipt of the final written report of the Environmental Survey. Within forty-five (45) days of notice to Seller of the environmental concern, Buyer may, at its cost and expense, complete a physical examination and investigation of the environmental concern revealed in the Environmental Survey (the "Phase II Survey"). Upon Buyer's receipt of a final written report of the Phase II Survey, Buyer promptly will deliver to Seller copies of the Phase II Survey report, all written reports, analytical data, correspondence, notices or other written materials relating thereto in Buyer's possession. Buyer shall pay the cost of any Environmental Survey or Phase II Survey.

            (b) Buyer may, in its sole discretion, notify Seller in writing that it elects not to purchase or assume a lease of that particular parcel of real estate or sublease such parcel, in which case Buyer and Seller shall reasonably agree upon a reduction in the Purchase Price. If Buyer fails to exercise this option within five (5) days the later to occur of (i) notice to Seller of the environmental concern and (ii) receipt by Buyer of the Phase II Survey, Buyer will be deemed to have waived its right to exercise this option. In such event, Buyer and Seller shall mutually agree as to one of the following options: (A) Buyer accepts the real estate in its condition; (B) Buyer and Seller enter into an agreement regarding the abatement or remediation of the environmental concern; (C) Buyer and Seller agree to designate the applicable property as a Restricted Item subject to Section 8.13; or (D) Buyer and Seller take such other action as they may be reasonably agreed upon.

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

                         ARTICLE XVII - MISCELLANEOUS
                         ----------------------------

17.1.  Taxes; Expenses.

            (a) Each party hereto shall pay its own expenses, including attorneys' fees and filing or other fees payable in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, all applications, notification and report forms and notices to be filed pursuant to Section 8.1.

            (b) All recording fees and documentary transfer taxes, sales, transfer, use, stamp, excise, similar taxes, and expenses associated with transferring the Assets (including any participation/agent fees) payable or arising as a result of this Agreement or the consummation of the transactions contemplated hereby shall be paid equally by Buyer and Seller, provided that Buyer shall be entitled to select, with the prior consent of Seller which shall not be unreasonably withheld, any vendors needed to perform such services and the services required under Section 6.7.

            (c) The party responsible for taxes set forth in Section 17.1(b) under applicable law for the filing of related returns shall file such returns and provide the other with copies of all relevant tax filings and related documents and the other party shall cooperate relating thereto. The party responsible for the payment of such taxes shall indemnify and hold harmless the other (pursuant to the procedures of Article XV) from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties.

            (d) Seller and Buyer shall cooperate in the filing of all Tax Returns and tax elections or applications regarding the transfer of all Assets as indicated in Section 2.1 of the Agreement to include (i) Seller and Buyer making the appropriate filings to treat the transfer of Personal Property in
Section 2.1 as exempt from the imposition of sales and use tax on Seller and Buyer, if allowed, (ii) making any elections relating to the transfer of Owned Real Premises as outlined in Section 3.5 that would benefit Seller or Buyer and
(iii) cooperating in the filing of any applications to obtain any available tax incentive, credit and/or grant.

           (e) This Section shall survive the consummation of the transactions contemplated by this Agreement.

     17.2. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by registered, certified, or first class United States mail, postage prepaid, by reputable overnight private delivery service generally used for business purposes, or by personal delivery, addressed as follows:

     If to Seller:

     Mellon Financial Corporation
     Room 4826 - One Mellon Center
     Pittsburgh, PA 15258
     Attention:  Corporate Secretary

     With a copy to:

     Reed Smith LLP
     435 Sixth Avenue
     Pittsburgh, PA  15219
     Attention:  Thomas Todd

     If to Buyer:

     Citizens Financial Group, Inc.
     1 Citizens Plaza
     Providence, RI 02903
     Attention:  General Counsel

     With a copy to:

     Goodwin Procter LLP
     Exchange Place
     Boston, Massachusetts 02109-2881
     Attention: Regina M. Pisa, P.C.

or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been received as of three (3) Business Days after the date so mailed if sent by United States mail, one (1) Business Day after the date sent if sent by overnight delivery service, or on the date so delivered if delivered in person.

     17.3. Entire Agreement; Modifications; Waivers; Headings; Ambiguities. This Agreement, including all exhibits and schedules hereto, the Conversion Implementation Agreement, the Return Services Agreement, any and all side letters delivered in connection herewith and expressly referring hereto and the Confidentiality Agreement dated May 16, 2001 (the "Confidentiality Agreement") constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties, whether oral or written, in connection therewith. No modification of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Article, section, and subsection headings are not considered part of this Agreement, are solely for convenience of reference, and are not intended to be full or accurate descriptions of the contents of any section or subsection. Each party hereto has been represented by legal counsel in the review and revision of this Agreement and each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

     17.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Seller, Buyer and the Buyer Bank Subsidiaries any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     17.5. Successors and Assigns. All of the terms, obligations, and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other, and any such assignment or delegation shall be void and of no force or effect.

     Notwithstanding the foregoing, Buyer may at any time designate one or more of its affiliates including, without limitation, New Bank (whether now existing or hereafter organized) to acquire the Assets hereunder and assume the liabilities in lieu of Buyer; provided, however, that no such change shall adversely affect, in the commercially reasonable opinion of Seller, the tax treatment to Seller of the transactions contemplated hereby, or materially delay receipt of or require any different or additional regulatory approvals necessary for the consummation of the transactions contemplated hereby; provided, further, that no such change shall discharge Buyer from any obligations or liabilities to Seller hereunder.

     17.6. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one original instrument.

     17.7. Governing Law. This Agreement shall be governed by the law of the State of Delaware.

     17.8. Time is of the Essence . Time is of the essence with respect to the transactions contemplated by this Agreement.

     17.9. Remedies. Each party acknowledges that the other will have no adequate remedy at law if the first party fails to perform its obligations hereunder, and each party therefore confirms that the other's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other. Accordingly, in addition to any other remedies that the parties may have at law or in equity, each party shall have the right to have the other's obligations under this Agreement specifically performed by the other, and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

     17.10. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover commercially reasonable attorneys' fees from the other party, which fees shall be in addition to any other relief which may be awarded.

     17.11. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any

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

respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

     17.12.  Dispute Resolution; Waiver of Jury Trial.

            (a) In the event a dispute arises with respect to the provisions of this Agreement, Seller and Buyer agree to cooperate in an effort to resolve the matter in a mutually satisfactory manner within thirty (30) days without recourse to formal legal action. Upon the occurrence of a dispute, Seller and Buyer will each designate representatives who, with the assistance of counsel as they shall deem appropriate, will promptly meet and confer in an effort to resolve the matter. In the event that an agreement is not reached within a commercially reasonable period of time, the respective Chief Executive Officers of Seller and Buyer shall be apprised of the outstanding dispute and each Chief Executive Officer shall designate representatives who will be responsible for meeting in an effort to establish procedures and take all necessary steps to reach an agreeable settlement. If a settlement is not reached within thirty (30) days each party shall then have the right to pursue all available legal remedies.

            (b) EACH PARTY HERETO, ON BEHALF OF ITSELF AND ALL OF ITS AFFILIATES, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek, or permit any of its Affiliates to seek, a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek, or permit any of its Affiliates to seek, to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION 17.12(b) HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                           [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as under Seal as of the day and year first above written.

                                    MELLON FINANCIAL CORPORATION


                                    /s/ Martin G. McGuinn
                                    -------------------------------------
                                    Name:  Martin G. McGuinn
                                    Title: Chairman and Chief Executive
                                           Officer



ATTESTED:

/s/ Carl Krasik
----------------------------
Witness name:  Carl Krasik

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as under Seal as of the day and year first above written.

                                    CITIZENS FINANCIAL GROUP, INC.


                                    /s/ Lawrence K. Fish
                                    ---------------------------------
                                    Name:   Lawrence K. Fish
                                    Title:  Chairman, President and
                                            Chief Executive Officer



ATTESTED:

/s/ Joel J. Brickman
---------------------------------
Witness name:  Joel J. Brickman